Execution Version

* Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
i3 VERTICALS, LLC,
i3 HOLDINGS SUB, INC.,
PAYROC BUYER, LLC,
SOLELY FOR PURPOSES OF THE GUARANTEE TERMS SET FORTH HEREIN, PAYROC WORLDACCESS, LLC
AND, SOLELY FOR PURPOSES OF THE GUARANTEE TERMS SET FORTH HEREIN, i3 VERTICALS, INC.
DATED AS OF
JUNE 26, 2024

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.1	Definitions
Section 1.2	Cross-References to Other Defined Terms

ARTICLE II PURCHASE AND SALE
Section 2.1	Purchase and Sale
Section 2.2	Purchase Price; Payments by Buyer
Section 2.3	Closing
Section 2.4	Certain Closing Deliverables
Section 2.5	Adjustment of the Closing Consideration
Section 2.6	Chargebacks and Chargeback Recoveries
Section 2.7	Withholding

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 3.1	Organization; Capitalization
Section 3.2	Authorization; Enforceability
Section 3.3	Non-contravention
Section 3.4	Brokers’ Fees
Section 3.5	Financial Statements
Section 3.6	Indebtedness
Section 3.7	Absence of Certain Developments
Section 3.8	Absence of Undisclosed Liabilities
Section 3.9	Compliance with Laws and Payment Network Rules
Section 3.10	Assets and Properties
Section 3.11	Real Property
Section 3.12	Tax Matters
Section 3.13	Intellectual Property; Data Security
Section 3.14	Material Contracts
Section 3.15	Litigation
Section 3.16	Employees
Section 3.17	Employee Benefits
Section 3.18	Merchants, Suppliers, Referral Sources, Member Banks and Processors
Section 3.19	Governmental Permits
Section 3.20	Certain Business Practices
Section 3.21	Prior Acquisitions
Section 3.22	Bank Accounts
Section 3.23	Books and Records
Section 3.24	Officers, Directors and Managers
Section 3.25	Affiliate Transactions
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Section 3.26	Solvency
Section 3.27	Exclusivity of Representations and Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.1	Organization
Section 4.2	Authorization; Enforceability
Section 4.3	Non-contravention
Section 4.4	Brokers’ Fees
Section 4.5	Securities Matters
Section 4.6	Solvency; Financing
Section 4.7	Investigation; No Reliance

ARTICLE V COVENANTS
Section 5.1	Conduct of Business
Section 5.2	No Negotiation
Section 5.3	Pre-Closing Access to Information; Confidentiality
Section 5.4	Post-Closing Access to Information
Section 5.5	Confidentiality
Section 5.6	Further Actions; Regulatory Approvals; Required Actions
Section 5.7	Public Announcements
Section 5.8	Tax Matters
Section 5.9	Indemnification, Exculpation and Insurance
Section 5.10	Seller Names and Marks
Section 5.11	Insurance
Section 5.12	Transition Matters
Section 5.13	R&W Insurance Policy
Section 5.14	Employee Matters
Section 5.15	Record of Data Room
Section 5.16	Financing Efforts
Section 5.17	Forwarding of Collected Payment
Section 5.18	LLC Seller Guaranty of Real Property Lease
Section 5.19	Website Links
Section 5.20	Earnout Prior Acquisition Agreement
Section 5.21	Inventory
Section 5.22	Schedules to Contribution Agreement

ARTICLE VI CONDITIONS PRECEDENT
Section 6.1	Conditions to Each Party’s Obligation to Effect the Transactions
Section 6.2	Conditions to Obligations of Sellers
Section 6.3	Conditions to Obligations of Buyer

ARTICLE VII TERMINATION
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Section 7.1	Termination Rights; Termination Procedure
Section 7.2	Effect of Termination
Section 7.3	Reverse Termination Fee

ARTICLE VIII INDEMNIFICATION
Section 8.1	Survival of Representations and Warranties
Section 8.2	Indemnification
Section 8.3	Survival Period
Section 8.4	Limitations on Indemnification
Section 8.5	Indemnification Procedures
Section 8.6	Insurance
Section 8.7	Mitigation
Section 8.8	Adjustments
Section 8.9	Exclusive Remedy

ARTICLE IX MISCELLANEOUS
Section 9.1	Amendment and Waiver
Section 9.2	Notices
Section 9.3	Assignment
Section 9.4	Severability
Section 9.5	Construction
Section 9.6	Captions
Section 9.7	No Third-Party Beneficiaries
Section 9.8	Complete Agreement
Section 9.9	Counterparts
Section 9.10	Governing Law
Section 9.11	Expenses
Section 9.12	Specific Performance
Section 9.13	Dispute Resolution
Section 9.14	Incorporation of Appendices, Exhibits and Schedules
Section 9.15	Waiver of Conflicts
Section 9.16	Non-Recourse
Section 9.17	Disclosure Generally
Section 9.18	Buyer Parent Guarantee
Section 9.19	Seller Parent Guarantee

List of Annexes, Exhibits and Schedules
Annex I    Applicable Accounting Practices
Annex II    Sample Net Working Capital Calculation
Annex III    Purchase Price Allocation
Annex IV    LLC Entity Purchase Price Allocation Methodology
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Exhibit A    Form of Contribution Agreement
Exhibit B    Form of Restrictive Covenant Agreement
Exhibit C-1    Form of Stock/Unit Power
Exhibit C-2    Form of Equity Interest Assignment
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Processing Services Agreement
Exhibit F-1    Form of Seller Release
Exhibit F-2    Form of Buyer Release

Disclosure Schedules
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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 26, 2024, by and among (i) Payroc Buyer, LLC, a Delaware limited liability company (“Buyer”), (ii) i3 Verticals, LLC, a Delaware limited liability company (“LLC Seller”), (iii) i3 Holdings Sub, Inc., a Delaware corporation (“Corporation Seller,” and collectively with LLC Seller, the “Sellers”), (iv) solely for purposes of the applicable Guarantee Terms, Payroc WorldAccess, LLC, a Delaware limited liability company (“Buyer Parent”), and (v) solely for purposes of the applicable Guarantee Terms, i3 Verticals, Inc., a Delaware corporation (“Seller Parent”). Buyer, Sellers, and solely for purposes of the applicable Guarantee Terms, Buyer Parent and Seller Parent are sometimes individually referred to as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in ARTICLE I and elsewhere throughout this Agreement.
RECITALS
WHEREAS, LLC Seller owns all of the issued and outstanding Equity Interests of Passage HoldCo, LLC, a Delaware limited liability company (“LLC Holdco”);
WHEREAS, LLC Holdco owns all of the issued and outstanding Equity Interests of CP-PS, LLC, a Delaware limited liability company, i3-PBS, LLC, a Delaware limited liability company, i3-Infin, LLC, a Delaware limited liability company, i3-Axia, LLC, a Delaware limited liability company, i3-Randall, LLC, a Delaware limited liability company, i3-CSC, LLC, a Delaware limited liability company, Fairway Payments, LLC, a Virginia limited liability company, i3-EMS, LLC, a Delaware limited liability company, Monetra Technologies, LLC, a Delaware limited liability company, i3-Aero, LLC, a Delaware limited liability company and i3-One, LLC, a Delaware limited liability company (collectively, the “LLC Entities”);
WHEREAS, Corporation Seller owns all of the issued and outstanding Equity Interests of San Diego Cash Register Company, Inc., a California corporation, Pace Payment Systems, Inc., a Delaware corporation (“Pace Payment Systems”), and mobileAxept North America, Inc., a Minnesota corporation (collectively, the “Corporation Entities”);
WHEREAS, Pace Payment Systems owns all of the issued and outstanding Equity Interests of Pace Payments, Inc., a Delaware corporation (“Pace Payments,” and collectively with LLC Holdco, the LLC Entities and the Corporation Entities, the “Acquired Entities” and each, an “Acquired Entity”);
WHEREAS, subsequent to the date hereof and prior to the Closing, pursuant to a contribution and assignment agreement in substantially the form attached hereto as Exhibit A (the “Contribution Agreement”), LLC Seller shall assign and contribute the Contributed Assets and the Assumed Liabilities to LLC Holdco and/or its Subsidiaries in accordance with the terms of the Contribution Agreement (the “Contribution”);
WHEREAS, Buyer desires to purchase from LLC Seller, and LLC Seller desires to sell to Buyer, at the Closing, all of the issued and outstanding Equity Interests of LLC Holdco (the

“Purchased Units”) and Buyer desires to purchase from Corporation Seller, and Corporation Seller desires to sell to Buyer, at the Closing, all of the issued and outstanding Equity Interests of the Corporation Entities (the “Purchased Shares,” and collectively with the Purchased Units, the “Purchased Equity Interests”), in each case, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, simultaneous with the execution of this Agreement, Buyer has caused to be delivered to the Sellers the Financing Commitments, pursuant to which the financing for the Transaction is expected to be provided;
WHEREAS, in order to induce Buyer to enter into this Agreement, each of the Persons identified on Schedule 1.1(e), has entered into and delivered an employment agreement, of even date herewith, in the form mutually agreed to by Buyer and such individuals (collectively, the “Employment Agreements”); and
WHEREAS, Buyer and Sellers each expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“ACH Originator” means a Person that initiates or authorizes an ACH transaction either as a debit or credit.
“Acquired Entity Cash and Cash Equivalents” means, as of the Effective Time, the fair market value (expressed in United States dollars) of all of (A) the consolidated cash and (B) cash equivalents and marketable securities of the Acquired Entities (after giving effect to the Contribution), in each case for purposes of this clause (B), to the extent convertible into cash within 30 days (which, for the avoidance of doubt, shall (x) include checks, wires and drafts received by the Acquired Entities but not yet cashed or credited as of such time, and (y) be net of checks, wires and drafts issued by the Acquired Entities but not yet cashed or deducted as of such time); provided that Acquired Entity Cash and Cash Equivalents shall (i) exclude Restricted Cash, and (ii) include the portion of the cash and cash equivalents of the Acquired Entities (after giving effect to the Contribution) held as of the Effective Time as cash float with a Processor that is attributable to the Acquired PayFac Sub-Merchants that are included with the Business (such cash and cash equivalents held as cash float, the “Applicable Cash”).

“Acquired Entity Indebtedness” means, as of the Closing, the outstanding Indebtedness of the Acquired Entities. For the avoidance of doubt, Acquired Entity Indebtedness shall not include (i) any Indebtedness of the Acquired Entities arising solely as a result of guarantees provided by any such entities pursuant to the Credit Agreement, which will be released at or prior to Closing, or (ii) any Indebtedness of Sellers and their Affiliates that are not Acquired Entities so long as an Acquired Entity does not, and following the Closing will not, have any liability with respect to such Indebtedness of Sellers and Sellers’ Affiliates that are not Acquired Entities.
“Acquired Entity Transaction Expenses” means, to the extent not paid as of the Closing, without duplication (including any duplication with respect to Acquired Entity Indebtedness), the aggregate amount of all fees, costs and expenses incurred or payable by or on behalf of any of the Acquired Entities (excluding, for avoidance of doubt, Sellers and their Affiliates that are not Acquired Entities) at or prior to the Closing in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement and the process undertaken by or on behalf of the Sellers and the Acquired Entities which resulted in this Agreement, including (i) all investment banking, brokers’ or finders’ fees and related expenses, (ii) all fees, costs and expenses of, and similar amounts charged by, counsel, advisors, consultants, investment bankers, accountants, auditors and experts retained by or on behalf of the Sellers or any of the Acquired Entities, (iii) fees and expenses related to the Data Room, and (iv) any employee transaction, change in control, stay, retention, discretionary or similar bonuses, deferred compensation and severance payments that become payable by an Acquired Entity to any employee, officer or independent contractor as a result of the consummation of the Transactions (excluding, for purposes of clarification, any vacation and sick leave with respect to the Business Employees) including, in each case, the employer portion of any withholding Taxes with respect thereto; provided, however, that for the avoidance of doubt, the Acquired Entity Transaction Expenses shall not include any Retained Continuing Employee Liabilities. It is acknowledged and agreed that, if and to the extent that any amount becomes payable by any Acquired Entity to the employee set forth on Schedule 1.1(d) pursuant to the provisions of the employment agreement referenced on Schedule 1.1(d), then such amounts will constitute an “Acquired Entity Transaction Expense.”
“Acquired PayFac Sub-Merchants” means the sub-merchants under the PayFac Agreement that: (i) use any of the Divested Software Products identified on Schedule 1.1(j), (ii) are municipal sub-merchants that were converted from Infintech or (iii) are sub-merchants referred from the Deltek program, receiving ACH-only services. The Acquired PayFac Sub-Merchants as of the date hereof are identified on Schedule 1.1(f), and as of the Closing Date, will be identified on Schedule B-1 of the Processing Services Agreement (as supplemented pursuant to Section 5.6(g)(iv) hereof).
“Action” means any suit, litigation, arbitration, action, audit, investigation, charge, claim, complaint, demand, inquiry, notice of violation, subpoena, summons, grievance action or hearing, mediation, legal proceeding, administrative enforcement proceeding (in each case, whether civil, criminal or administrative) or other proceeding heard by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise. For the avoidance of doubt, any Person that is a direct or indirect Subsidiary of Seller Parent is an Affiliate of (i) Seller Parent, (ii) each Seller, and (iii) prior to the Closing, each Acquired Entity.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.
“Ancillary Agreements” means each of the Transition Services Agreement, the Processing Services Agreement, the Contribution Agreement, the Employment Agreements, the Restrictive Covenant Agreement, the Financing Commitments, and any other ancillary documents, agreements, certificates or other instruments delivered pursuant to or entered into in accordance with the terms of this Agreement.
“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery that are applicable to the Business, including the U.S. Foreign Corrupt Practices Act of 1977.
“Anti-Terrorism Laws” means all Laws applicable to the Business relating to terrorism or money laundering, including Executive Order No. 13224, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311 5330), the Trading With the Enemy Act (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.) and the USA Patriot Act of 2001.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Accounting Practices” means (i) GAAP, and (ii) to the extent consistent with GAAP, the accounting methods, policies, practices and procedures used by Sellers in the preparation of the Carve Out Financial Statements as of September 30, 2023, and (iii) the accounting methods, policies, practices and procedures, including classification and estimation methodology set forth on Annex I. For the avoidance of doubt, clause (ii) shall take precedence over clause (i) and clause (iii), and clause (iii) shall take precedence over clause (i).
“Applicable Acquired Entity Contribution Agreement Covenants” means any covenant or agreement made by any Acquired Entity (including LLC Holdco) in the Contribution Agreement; provided, however, that Applicable Acquired Entity Contribution Agreement Covenants will not include any failure of LLC Holdco to accept any contribution, transfer, assignment, conveyance and delivery of any Contributed Assets at the Contribution Effective Time (as defined in the Contribution Agreement) pursuant to the terms of the Contribution

Agreement; provided, further, that, for purposes of clarity, the foregoing proviso will not limit any claim that the Sellers or any Affiliates thereof may have under the Contribution Agreement or this Agreement in relation to whether any Contracts or other assets subject to the terms of the Contribution Agreement constitute Contributed Assets or Retained Assets, as applicable.
“Applicable Business Contribution Agreement Retained Liabilities” has the meaning given to such term in the Contribution Agreement.
“Associated Persons” means (a) Seller Parent and its Affiliates, including the Acquired Entities, (b) any officer, director, manager or employee of the Persons identified in clause (a) of this definition, and (c) any family member of a Person identified in clause (b) of this definition.
“Assumed Liabilities” has the meaning given to such term in the Contribution Agreement.
“Benefit Plan” of any Person means any “employee pension benefit plan” or “employee welfare benefit plan” (as such terms are defined in Sections 3(2) and 3(1) of ERISA, respectively), each material employment or consulting agreement or offer letter, each bonus, incentive, deferred compensation, retention, change in control, pension, retirement, welfare, life insurance, illness benefit, post-employment welfare, profit-sharing, severance, stock purchase, stock option or equity incentive, warrant or other material benefit plan, policy, agreement, arrangement or program, whether or not subject to ERISA and whether or not funded.
“Business” means the business of marketing, distributing, selling and providing support services for (A) MOR Processing Services, (B) Equipment Services, (C) Acquired PayFac Sub-Merchants, and (D) the Divested Software Products, in each case, to Merchants, as currently conducted by the Acquired Entities (after giving effect to the Contribution) and as conducted by a member of the Relevant Group in the three (3) months prior to the Contribution; provided that, notwithstanding the foregoing, the term “Business” does not include the Excluded Business.
“Business Data” means all confidential and/or proprietary business information and all Personal Information that is in the possession or control of the Acquired Entities (after giving effect to the Contribution) and is Processed by any of the Business Systems.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
“Business Employee Pro Rata Annual Bonus Amounts” means all amounts that would have been payable by Seller and its Affiliates to the Continuing Employees under the annual bonus program of Sellers and its Affiliates with respect to the portion of the annual bonus period through the Closing Date.
“Business Employees” means all Persons who (i) provide services primarily to or are primarily used in, the Business and are employed by a member of the Relevant Group (including i3 Verticals Management Services, Inc.), or (ii) are employed by an Acquired Entity.

“Business Intellectual Property” means the Owned IP and any other Intellectual Property used or held for use by the Acquired Entities (after giving effect to the Contribution) in connection with the Business.
“Business Material Adverse Effect” means any change, event (or series of events), effect, circumstance, condition, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business or results of operations of the Acquired Entities (after giving effect to the Contribution), taken as a whole, or (b) the ability of Sellers to perform their obligations under this Agreement or consummate the Transactions; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination, in determining whether a Business Material Adverse Effect has occurred: (i) conditions generally affecting the United States or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, or conditions generally affecting any industry or geographic region in which the Acquired Entities (after giving effect to the Contribution) operate, (ii) any national or international political or social conditions, including the threatening or engagement in and outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or jurisdiction in which the Acquired Entities and the Business operate or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, and any other geopolitical conditions, protests or public demonstrations (including civil unrest, vandalism or looting), acts of insurrection, or sabotage, (iii) changes or prospective changes in GAAP (or authoritative interpretations thereof), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority, (v) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies or any change resulting from weather events, conditions or circumstances or other force majeure events, (vi) any failure by the Acquired Entities or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying causes of such failure may be considered in determining whether a Business Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account), (vii) the execution and delivery of this Agreement or the public announcement of this Agreement or the Transactions or the identity of, or any facts or circumstances relating to, Buyer and its Affiliates, (viii) any change in the market price, credit rating or trading volume of shares of the Seller Parent Common Stock on the Nasdaq Global Select Market (it being understood that the underlying causes of such failure may be considered in determining whether a Business Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account), or (ix) any taking of any action at the written request of Buyer; provided, further that the events set forth in the foregoing clauses (i), (ii), (iii), or (iv) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent that such events have a disproportionate adverse effect on the Acquired Entities (after giving effect to the Contribution), taken as a whole, or its business relative to other participants in the industry in which the Acquired Entities (after giving effect to the Contribution) operate.
“Business Systems” means all Software (including Proprietary Software), computer hardware (whether general or special purpose), computing device, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, databases, and computer systems, including any outsourced systems and processes, owned or licensed by any Acquired Entity (after giving effect to the Contribution) or otherwise used by a member of the Relevant Group primarily in the Business.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.4 (Brokers’ Fees), and Section 4.7 (Investigation; No Reliance).
“Buyer Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.
“Buyer Related Parties” means (i) Buyer’s former, current and future direct or indirect equity holders, controlling persons, Representatives, Affiliates or successors or assignees, and (ii) any former, current or future direct or indirect equity holders, controlling persons, Representatives, Affiliates or successors or assignees of any of the foregoing. For the avoidance of doubt, the term “Buyer Related Parties” does not include Buyer.
“Cardholder” means any authorized user of a Payment Card.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, and any regulations promulgated thereunder.
“Chargeback” means a Merchant charge that is disputed by a Cardholder or a rejected Merchant sales draft (including Automated Clearing House (“ACH”) rejects) that is returned unpaid for any reason by the issuer of the Payment Card.
“Chargeback Losses” means all Losses from (i) Chargebacks, (ii) Merchant Losses, and (iii) any associated fines and fees as a result of Chargebacks or Merchant Losses.
“Closing Consideration” means the amount equal to (a) Four Hundred Forty Million Dollars ($440,000,000), minus (b) the Acquired Entity Indebtedness, plus (c) Acquired Entity Cash and Cash Equivalents, plus (d) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (e) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (f) the Acquired Entity Transaction Expenses.
“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contaminants” means disabling codes or faults, contaminants, or “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other similar malicious software routines or hardware components.
“Contracts” means any written or oral contracts, agreements, side letters, instruments, certificates, licenses (except government or regulatory licenses), sublicenses, leases, subleases, franchises, commitments, mortgages, security interests, understandings, undertakings, promises, obligations or guarantees together with any amendments, restatements, supplements or other modifications thereto.
“Contributed Assets” has the meaning given to the term “Contributed/Assigned Assets” in the Contribution Agreement.
“COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.
“COVID-19 Tax Measure” means any legislation or order enacted or issued by any U.S. federal Governmental Authority with respect to any Tax matter in response to COVID-19 (including the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including IRS Notice 2020-65).
“Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2023, among LLC Seller, each guarantor party thereto from time to time, each lender party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Data Agreement” means any Contract addressing the Processing of Business Data to which an Acquired Entity (after giving effect to the Contribution) is a party or by which any of them is bound, including any third-party privacy policies with which any Acquired Entity (after giving effect to the Contribution) has been or is contractually obligated to comply.
“Data Privacy Laws” means Laws governing the protection, privacy and security of, and/or breach notification relating to, the Processing of Personal Information, to the extent applicable to the Business, including: (a) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (b) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (c) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (d) the Telecommunications Act of 1996, as amended; (e) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (f) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, as amended; (g) the California Consumer Privacy Act (CCPA), (h) the Stop Hacks and Improve Electronic Data Security Act (SHIELD Act), (i) the General Data Protection Regulation (GDPR) (EU) (2016/679), and (j) data breach notification Laws and U.S. state Laws governing the use and disclosure of Personal Information.

“Data Room” means the virtual data room titled “Passage” hosted by Raymond James & Associates, Inc. on Datasite.
“Data Security Requirements” means, collectively after giving effect to the Contribution: (a) any Acquired Entity’s obligations under its Privacy Policies, (b) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required by applicable Data Privacy Laws or Data Agreements) provided by end users and other natural Persons relating to the Processing of Personal Information by an Acquired Entity, and (c) any applicable industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Information, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Network Rules) to which any member of the Relevant Group is bound or otherwise represents compliance.
“Debt Financing Source” means each Person (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide the Debt Financing or any Alternative Debt Financing in connection with the Transactions.
“Debt Financing Source Related Person” means any Affiliate of any Debt Financing Source and any officer, director, employee, partner, shareholder, member, controlling Person, advisor, attorney, agent and representative of any Debt Financing Source or any Affiliate of any Debt Financing Source and their respective successors and assigns; provided, however, that for purposes of clarity, in no event will the term “Debt Financing Source Related Person” include Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent that is a party to any Ancillary Agreement.
“Divested Software Products” means the Proprietary Software set forth on Schedule 1.1(a).
“Earnout Prior Acquisition Agreement” means the Prior Acquisition Agreement set forth on Schedule 3.21(b).
“Effective Time” means 11:59 p.m. (central time) on the Closing Date (or, if the Closing Date occurs on the first Business Day of a calendar month, 12:01 a.m. (central time) on the Closing Date).
“Equipment Services” means the sale, resale, provision and service of third-party hardware products, such as payment terminals and point of sale equipment.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Sec. 1001, et seq.).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Business” means (i) marketing, distributing, selling and providing (A) Retained PayFac Processing Services, (B) Equipment Services to Retained PayFac Sub-Merchants, and (C) Software products (other than Proprietary Software, including the Divested Software Products), and (ii) the exercise of any licenses or rights provided to Sellers or their Affiliates under the Transition Services Agreement or the Processing Services Agreement. For the avoidance of doubt, Transitioning MOR Merchants are part of the Excluded Business notwithstanding the fact that Transitioning MOR Merchants may be utilizing the Proprietary Software following the Closing.
“Ex-Im Law” means all U.S. and non-U.S. Laws applicable to the Business relating to export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce or the customs and import Laws administered by U.S. Customs and Border Protection.
“Final Judgment” means any final judgment or decree of a court of competent jurisdiction (the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined).
“Financial Statements” means, collectively, (i) the audited consolidated statements of operations, consolidated statement of changes in equity and consolidated statements of cash flows of Seller Parent and its Subsidiaries for the fiscal years ended September 30, 2023, September 30, 2022 and September 30, 2021, and the audited consolidated balance sheets of Seller Parent and its Subsidiaries as of September 30, 2023 and September 30, 2022, in any such case, included in the annual report on Form 10-K filed by Seller Parent with the Securities and Exchange Commission on November 22, 2023, (ii) the unaudited consolidated statements of operations, consolidated statement of changes in equity and consolidated statements of cash flows of Seller Parent and its Subsidiaries for the six months ended March 31, 2024, and the unaudited consolidated balance sheets of Seller Parent and its Subsidiaries as of March 31, 2024, in any such case, included in the quarterly report on Form 10-Q filed by Seller Parent with the Securities and Exchange Commission on May 10, 2024, and (iii) the Carve Out Financial Statements.
“Fraud” means, with respect to a Party to this Agreement, actual (but not constructive) fraud by such Party with respect to any representations or warranties set forth in, as applicable (a) ARTICLE III or ARTICLE IV of this Agreement, as applicable (as qualified by any Disclosure Schedule thereto), (b) the Buyer Officer’s Certificate, and/or (c) the Sellers Officer’s Certificate.
“GAAP” means generally accepted accounting principles applied in the United States.

“Governing Documents” means the (a) document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, limited liability company agreements, partnership agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any legally binding amendments, restatements, supplements or other modifications thereto. For the avoidance of doubt, the Reorganization Agreement is a Governing Document with respect to LLC Seller and each LLC Entity.
“Government Loans” means any amounts owed by with respect to obligations for borrowed money under the Paycheck Protection Program established by the CARES Act or any other loan or liquidity program authorized by the CARES Act or any other state or federal relief program.
“Governmental Authority” means any national, federal, state, provincial, county, municipal, local or other governmental body, agency, authority, arbitrator, department, board, bureau, agency, district, authority, ministry or any political subdivision of any of the foregoing or any body exercising executive, legislative, judicial, regulatory or administrative authority, and any court, administrative agency, instrumentality or commission of a governmental body.
“Group Employees” means all Persons who (i) (x) have in the past provided or provide services to or have been used or are used in, the Business and (y) are or have been employed by a member of the Relevant Group (including i3 Verticals Management Services, Inc.), or (ii) are or have been employed by an Acquired Entity. For the avoidance of doubt, each Business Employee is also a Group Employee.
“Guarantee Terms” means, (a) solely with respect to Buyer Parent, Section 9.18, and (b) solely with respect to Seller Parent, Section 9.19, and any other terms of this Agreement applicable to Buyer Parent and Seller Parent in relation to their obligations under Section 9.18 and Section 9.19, as applicable, where the context requires.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.
“Incidental License” means (1) non-exclusive licenses that are incidental to the provision of products or services to the Acquired Entities or by the Acquired Entities to any customers or vendors (e.g., a license grant to use an Acquired Entity’s name in a customer list for a third-party vendor), (2) Contracts for the assignment of Intellectual Property from employees or independent contractors in the Ordinary Course of Business, (3) rights granted under non-disclosure agreements, and (4) licenses to embedded Software, including in hardware devices.
“Income Tax” means any U.S. federal, state, local, or non-U.S. Tax based upon or measured by net income of the relevant one or more Acquired Entities, including franchise tax.

“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means, with respect to any Person, without duplication: (i) any outstanding indebtedness of such Person for borrowed money, including accrued interest, prepayment premium, penalties or fees, or costs or expenses related thereto, whether short-term or long-term, and whether secured or unsecured, (ii) any outstanding obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (iii) any obligations of such Person in respect of letters of credit (but excluding the undrawn portion thereof, if any); (iv) any reimbursement obligations of such Person with respect to performance bonds, customs bonds, surety bonds, bankers acceptances and fidelity bonds, in each case, to the extent drawn; (v) any liabilities of such Person arising from deferred employee compensation arrangements or any obligations for accrued and unpaid (or obligations that should be accrued under GAAP) bonuses (but excluding in any event, the Business Employee Pro Rata Annual Bonus Amounts), severance, including the employer portion of any withholding Taxes with respect thereto; (vi) any earnout or other deferred purchase price liabilities related to any past acquisitions of such Person (calculated based upon the maximum amount payable), (vii) any liability of such Person under conditional sale or title retention agreements; (viii) any liability of such Person arising out of interest rate swap arrangements and any other arrangements designed to provide protection against fluctuations in interest rates; (ix) all liabilities of such Person under any defined benefit plans or pension plans; (x) all lease obligations of such Person that are, or are required under GAAP to be, classified as capital lease obligations (excluding the effect of Accounting Standards Codification 842); (xi) all accrued and unpaid interest, prepayments penalties or premiums on, or fees of such Person related to any of the foregoing (assuming payment in full as of such time); (xii) in the case of the Acquired Entities, any liabilities or other amounts owed by any Acquired Entities to Seller Parent, Sellers and their respective Affiliates (excluding, for purposes of clarification, any amounts owed by the Acquired Entities under this Agreement or any Ancillary Agreements); (xiii) any liabilities secured by a Lien (other than Liens described in clauses (i), (ii) and (v) of the definition of Permitted Liens) upon any property or asset of such Person; (xiv) any payroll Taxes of or payable by such Person that were deferred pursuant to Section 2302 of the CARES Act and that remain unpaid; (xv) sixty percent (60%) of net customer deposits received for hardware or related goods or services to be delivered following the Closing; (xvi) any guaranty by such Person of any indebtedness described in clauses (i) through (xv); provided, however, that, (a) notwithstanding anything contained herein to the contrary, in no event will any obligations of any Person under any credit cards utilized in the business of such Person be considered Indebtedness of such Person (provided that, with respect to the Acquired Entity Indebtedness, such amount is included in the final calculation of the Final Net Working Capital Amount); and (b) for the avoidance of doubt, the Indebtedness of the Acquired Entities shall not include any Retained Continuing Employee Liabilities.
“Independent Accounting Firm” means an independent accounting firm mutually selected by Buyer and Sellers; provided, however, that any individuals at the Independent Accounting Firm who will be assisting in any engagement hereunder pursuant to the terms of Section 2.5 or Section 2.6 must not (unless otherwise mutually approved by Buyer and Sellers) have any preexisting relationship with Buyer or Sellers or their respective Representatives and Affiliates.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) Trademarks and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential and proprietary information, and (vii) rights of publicity.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, with respect to Sellers, (i) the actual knowledge after reasonable inquiry, of the individuals set forth on Schedule 1.1(b), and (ii) the knowledge that each of the individuals set forth on Schedule 1.1(b) would have had after a reasonable inquiry of such Person’s direct reports having responsibility for matters covered by the applicable representation or warranty in connection with such Person’s review of this Agreement; provided, that it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the Transactions solely by virtue of being named in this definition.
“Law” means any foreign, provincial, federal, state, local or other law (including common law), statute, ordinance, rule, ruling, act, constitution, code, treaty, regulation, judgment, injunction, executive order, order, administrative pronouncement or decree of any Governmental Authority.
“Liens” means any lien (statutory or consensual), encumbrance, pledge, mortgage, deed of trust, security interest, attachment, judgment, claim, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation whatsoever.
“Losses” means losses, liabilities, Taxes, damages, fines, costs and expenses (including reasonable attorneys’ and other professional fees).
“Member Bank” means any bank member of Visa and MasterCard which clears and settles Payment Transactions for any Acquired Entity (after giving effect to the Contribution) and sponsors any Acquired Entity (after giving effect to the Contribution) as an independent service organization of Visa and member service provider of MasterCard pursuant to the MOR Processing Agreements.
“Merchant” means any merchant (as such term is generally used in the payment processing industry) for whom the Acquired Entities (after giving effect to the Contribution) or a member of the Relevant Group directly or indirectly provide or enable MOR Processing Services and any Acquired PayFac Sub-Merchants.

“Merchant Loss” means any Loss attributable to fraudulent practices of a Merchant, uncollected Merchant ACH rejects, uncollected returns, uncollected refunds and other uncollected amounts due from Merchants.
“MOR Processing Agreements” means any Contract with a Processor, Payment Network or Member Bank, and/or any other Contract enabling participation by an Acquired Entity (after giving effect to the Contribution) in any Payment Network for the provision of the MOR Processing Services.
“MOR Processing Services” means the merchant of record Payment Processing Services as currently conducted by the Acquired Entities (after giving effect to the Contribution) and as conducted by a member of the Relevant Group.
“Net Chargeback/Chargeback Recovery Amount” means cash in an amount equal to (i) any Chargeback Losses that relate to or arise out of a transaction entered into interchange prior to the Effective Time, including any Chargeback Losses with respect to any prior period for which a Loss has been recognized (“Pre-Closing Event Chargebacks”) to the extent the merchant reserves for the relevant Merchant or independent sales organization (“ISO”) have been depleted for that particular Merchant or no longer exist (not including any amounts depleted as a result of Chargeback Losses that are received that arise out of a transaction entered into interchange after the Effective Time), less (ii) any amounts with respect to such Pre-Closing Event Chargebacks for which the relevant Merchant or ISO has reimbursed the Acquired Entities or their respective Subsidiaries following the Closing. For these purposes, merchant reserves for the relevant Merchant or ISO will be used to pay Chargeback Losses on a first in, first out basis so that merchant reserves are used to pay the Chargeback Loss that relates to the earliest occurring transaction first before paying Chargeback Losses that relate to later occurring transactions.
“Net Working Capital” means, as of any date:
(a)    without duplication, the sum of the current assets of the Acquired Entities (after the consummation of the Contribution and consisting solely of the line item current asset accounts specified on Annex II), excluding, to the extent otherwise includable as current assets, (i) Acquired Entity Cash and Cash Equivalents (provided that Restricted Cash will be included as a current asset in the calculation of Net Working Capital), (ii) any accounts receivable in respect of Pre-Closing Event Chargebacks, (iii) any inter-company receivables payable by Seller Parent and its controlled Affiliates (excluding the Acquired Entities) to the Acquired Entities, and (iv) any income or deferred Tax asset; minus
(b)    without duplication, the sum of the current liabilities of the Acquired Entities (after the consummation of the Contribution and consisting solely of the line item current liability accounts specified on Annex II), excluding, to the extent otherwise includable as current liabilities, (i) any Acquired Entity Indebtedness, (ii) any Acquired Entity Transaction Expenses, (iii) any liabilities in respect of Pre-Closing Event Chargebacks, (iv) any inter-company payables payable by the Acquired Entities to Seller Parent and its controlled Affiliates (excluding the Acquired Entities), (v) any Income Taxes or deferred Tax liabilities), (vi) any Business

Employee Pro Rata Annual Bonus Amounts, and (vii) Pre-Closing Health and Welfare Liabilities;
in each such case determined in accordance with the Applicable Accounting Practices.
The parties agree that (i) the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies that are inconsistent with the Applicable Accounting Practices, and (ii) the calculation of Net Working Capital shall exclude any purchase accounting adjustments or impacts. An example calculation of Net Working Capital as of March 31, 2024, solely for illustrative purposes, is attached hereto as Annex II.
“Open Source Software” means (i) any Software licensed or distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models, (ii) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (A) be disclosed or distributed in Source Code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge, and (iii) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, the Artistic License (e.g., PERL); BSD, MIT, the Mozilla Public License, the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Source License (SISL) and the Apache Software License.
“Ordinary Course of Business” means the ordinary course of business of the Acquired Entities consistent with past practice (including with respect to quantity and frequency), to the extent in compliance with all applicable Laws.
“Other Retained Liabilities” means the Retained Liabilities (as defined in the Contribution Agreement), other than the Applicable Business Contribution Agreement Retained Liabilities.
“Owned IP” means all Intellectual Property that is owned or purported to be owned by, or developed by or commissioned for development (and intended to be owned) by, the Acquired Entities (after giving effect to the Contribution).
“PayFac Agreement” means the agreement identified on Schedule 1.1(g), and any successor agreements thereof.
“PayFac Processing Services” means the payment facilitator processing services provided by LLC Seller or an Affiliate thereof pursuant to the PayFac Agreement, including for the avoidance of doubt, ACH processing services.
“Payment Card” means a credit card or debit card issued by a member of any Payment Network.

“Payment Network” means MasterCard, VISA, Discover Financial Services, American Express Company, National Automated Clearing House Association (“NACHA”) and any other card organization, debit network, electronic payments or funds transfer network, or similar organization or association having clearing or oversight responsibilities and any legal successor organizations or associations of any of them.
“Payment Network Rules” means the bylaws, regulations and/or requirements that are promulgated by the Payment Networks, Processors, Member Banks, NACHA, or Payment Card Industry Security Standards Council applicable to the Acquired Entities.
“Payment Processing Services” means transaction processing services performed for Merchants and other transaction related services which facilitate Merchants’ ability to accept Payment Cards and engage in Payment Transactions with their customers.
“Payment Transaction” means any sale of goods or services, or credit for such, from a Merchant for which the Cardholder or ACH Originator makes payment through the use of any Payment Network.
“PCI-DSS” means the Payment Card Industry Data Security Standards developed and published by the Payment Card Industry Security Standards Counsel.
“Permitted Liens” means (i) Liens for Taxes not yet delinquent or Taxes being contested in good faith by any appropriate proceeding and for which there are adequate reserves set forth on the face of the Latest Balance Sheet, (ii) statutory or consensual landlord’s, mechanic’s or other similar Liens arising or incurred in the Ordinary Course of Business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) Liens created in connection with capitalized lease obligations entered into in the Ordinary Course of Business, (iv) recorded easements, covenants and other restrictions of record, provided, that any such item described in this clause (iv) does not, and would not reasonably be expected to, materially impair the marketability, value, current use or occupancy, or enjoyment of the property subject thereto and provided same are not currently violated by the property subject thereto, and (v) Liens arising in the Ordinary Course of Business on assets held by the Acquired Entities for the account of Merchants.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
“Personal Information” means any information relating to, describing, reasonably linked to or reasonably capable of being associated, directly or indirectly, with an identified or reasonably identifiable natural Person or household or that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under one or more Data Privacy Laws.

“Pre-Closing Tax Period” means (i) any taxable year or period ending on or before the Closing Date; and (ii) for any Straddle Period, the portion through the end of the Closing Date.
“Pre-Closing Taxes” means, without duplication, (i) any Taxes owed by or imposed on the Acquired Entities or (to the extent that any Acquired Entity at any time has liability therefor) any member of the Relevant Group, in each case, for any Pre-Closing Tax Period; (ii) any Taxes of Sellers or any of their Affiliates (other than any Acquired Entity) for which any Acquired Entity is liable under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract; (iii) any Taxes that any Acquired Entity or (to the extent that any Acquired Entity at any time has liability therefor) any member of the Relevant Group was required to withhold from payments made to employees, service providers, independent contractors or any other third party for any Pre-Closing Tax Period with respect to any Pre-Closing Tax Period, and (iv) any transfer or similar Taxes in connection with, arising out of or relating to the Reorganization Agreement, the Reorganization, the Contribution Agreement or the Contribution.
“Privacy Policies” means, collectively after giving effect to the Contribution, (a) any and all of the Acquired Entities’ data privacy and security policies, procedures, and notices, whether applicable internally, or published on any Acquired Entity’s websites or otherwise made available by an Acquired Entity to any Person, and (b) public representations (including representations on any Acquired Entity’s website) made by or on behalf of any Acquired Entity with regard to the protection or Processing of Personal Information.
“Process,” “Processed” or “Processing” means the collection, use, receipt, import, export, processing, recording, erasure, storage, sharing, distribution, transfer, sharing, disclosure, safeguarding, adaption, alteration, compilation, combination, access, de-identification, enrichment, retrieval, dissemination or destruction of any Personal Information.
“Processors” means any processors utilized by any Acquired Entity or with whom any Acquired Entity is otherwise certified to provide Payment Processing Services (in each case, including after giving effect to the Contribution).
“Proprietary Software” means the Software owned or purported to be owned by, or developed by or commissioned for development on behalf of, the Acquired Entities (after giving effect to the Contribution).
“R&W Insurance Binder” means the agreement, dated as of or prior to the Closing, by and between Buyer and BlueChip Underwriting Services LLC (the “R&W Insurance Policy Carrier”), pursuant to which the R&W Insurance Policy is conditionally bound.
“R&W Insurance Policy” means the Buyer-side representations and warranties insurance policy, No.: BC-BS-2024-99825-1059, to be issued by the R&W Insurance Policy Carrier to be obtained by Buyer or any of its Affiliates in connection with the Transactions (as such policy may be amended, modified or supplemented from time to time in accordance with the terms hereof) providing for a retention amount of $2,074,500 and a limit of liability amount of $25,000,000 (the “R&W Insurance Policy Limit Amount”).

“R&W Insurance Policy Cost” means the premium for, and any fees, costs and expenses payable by Buyer to the underwriter and broker for the R&W Insurance Policy in connection with obtaining and binding the R&W Insurance Policy at or prior to the Closing, including any underwriting, broker or legal fees or expenses, due diligence costs, applicable surplus line or premium Tax or any similar Tax, fee or surcharge.
“Reciprocal License” means a “copyleft”, “viral”, or other license to Open Source Software that requires as a condition of its use, modification, or distribution such Open Source Software, or other Software incorporated into, derived from, or distributed with such Open Source Software, be: (i) disclosed or distributed in Source Code form; (ii) licensed to a third party for the purpose of making derivatives; or (iii) redistributable by such third party at no charge. Reciprocal Licenses include all versions of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero General Public License, Common Development and Distribution License, and Eclipse Public License.
“Referral Source” means any Person, other than employees, officers or directors of Seller Parent or its Affiliates, that is paid a portion of any compensation received in connection with Payment Processing Services.
“Registered Intellectual Property” means all Owned IP that is the subject of registration (or an application for registration) with any Governmental Authority, and any domain name that is the subject of any registration with any domain name registrar.
“Relevant Group” means the Acquired Entities and, to the extent related to the Business, Seller Parent and each of its Affiliates.
“Reorganization” means the transactions contemplated by the Reorganization Agreement.
“Reorganization Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between LLC Seller and LLC Holdco.
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners (including limited partners and general partners), managers, members, attorneys, accountants, agents, employees, consultants, financial advisors, potential financing sources or other authorized representatives.
“Restricted Cash” means cash and cash equivalents of any Acquired Entity that is (i) not usable by an Acquired Entity immediately following the Closing because such portion is subject to restriction or limitation on use or distribution, by Law or Contract, (ii) otherwise committed, held in escrow or held as collateral in respect of any obligation, and also includes any security deposits, earnest deposits, bid, performance, lease, utility and other deposits, or any other forms of deposit or security, placed by an Acquired Entity, or (iii) held in a jurisdiction other than the United States and would or could be subject to Tax upon repatriation to the United States; provided, however, that in no event will Restricted Cash include the Applicable Cash.

“Retained Assets” has the meaning given to such term in the Contribution Agreement.
“Retained PayFac Processing Services” means the provision of PayFac Processing Services to the Retained PayFac Sub-Merchants, new sub-merchants following the Closing, and as otherwise set forth in the Transition Services Agreement or Processing Services Agreement.
“Retained PayFac Sub-Merchants” means the sub-merchants under the PayFac Agreement as of Closing (but excluding the Acquired PayFac Sub-Merchants) and the Transitioning MOR Merchants after such Transitioning MOR Merchants have converted to PayFac Processing Services following the Closing. The Retained PayFac Sub-Merchants as of the date hereof are identified in Schedule 1.1(h), and as of the Closing Date, will be identified on Schedule B-2 of the Processing Services Agreement (as supplemented pursuant to Section 5.6(g)(iv) hereof).
“Sanctioned Country” means any country or region, or government regime that is the subject or target of a comprehensive embargo, or trade and economic restrictions, under Sanctions Laws (including Cuba, Iran, North Korea, Russia, Sudan, Syria, Venezuela, and the Crimea, Donbas, Luhansk and Sevastopol regions of Ukraine).
“Sanctioned Person” means any individual or entity that is officially designated or identified as the subject or target of sanctions or restrictions, under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. government sanctions- or export-related government restricted party list, or U.S. or non-U.S. government agency lists, including OFAC’s Specially Designated Nationals and Blocked Persons List (“SDN List”); (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, by a person or persons listed on the SDN List to the extent such entity is identifiable from such publicly available designation or list; (iii) any national of a Sanctioned Country if such nationality is actually known by any officer, director or employee of a member of the Relevant Group, or (iv) any individual or entity included on the U.S. Department of Commerce Bureau of Industry and Security’s Denied Persons List or Entity List.
“Sanctions Laws” means all Laws relating to economic or trade sanctions or restrictions applicable to any Acquired Entity, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), or the United Nations Security Council and the European Union.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Consolidated Group” means any Affiliated Group of which Corporation Seller is the common parent, that has elected, or is required, to file Tax Returns or pay Income Taxes on a joint, consolidated, combined or other group basis and that includes any Acquired Entity.
“Seller Consolidated Return” means any Tax Return filed by or with respect to a Seller Consolidated Group, including Tennessee Form FAE 183 to the extent any Acquired Entity is included in the applicable consolidated net worth election.

“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in (i) Section 3.1(a) (Organization), (ii) Section 3.1(c) (Capitalization), (iii) Section 3.1(d) (Capitalization), (iv) Section 3.1(e) (Capitalization), (v) Section 3.1(f) (Capitalization), (vi) Section 3.2 (Authorization; Enforceability), and (vii) Section 3.4 (Brokers’ Fees).
“Seller Group” means Sellers and their Affiliates (including the Acquired Entities).
“Seller Names and Marks” means, collectively, (i) any Trademark of Sellers or any Subsidiary of Sellers (other than any Acquired Entity, after giving effect to the Contribution), and any Trademark comprised or derived from or confusingly similar to any of the foregoing and (ii) the reputation or goodwill of Sellers or any of their Subsidiaries associated with any of the foregoing.
“Seller Parent” means i3 Verticals, Inc., a Delaware corporation,
“Seller Parent Common Stock” means the Class A common stock of Seller Parent, par value $0.0001 per share.
“Seller Parent Sale” means any of the following events: (A) an acquisition (other than directly from Seller Parent) of any voting securities of Seller Parent (the “Seller Parent Voting Securities”) or equity securities of LLC Seller (the “LLC Seller Equity Securities”) by any “Person” (as the term Person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Seller Parent Voting Securities or LLC Seller Equity Securities, as applicable; or (B) the consummation of (x) a merger, consolidation or other business combination transaction involving the Seller Parent or LLC Seller, unless the equity holders of Seller Parent or LLC Seller, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding equity securities of the surviving entity or parent immediately following such transaction or (y) the sale of all or substantially all of the assets (on a consolidated basis) of Seller Parent or LLC Seller to any Person (other than a transfer to an Affiliate of Seller Parent or LLC Seller) where, in the case of clause (y) such assets do not include any of (1) the Purchased Equity Interests, (2) any asset of an Acquired Entity, or (3) the Contributed Assets.
“Seller Tax Matter” means, except as required by Law, (a) filing, amending, re-filing or supplementing any Tax Return of any Acquired Entity with respect to any Pre-Closing Tax Period; (b) causing or permitting the change or adoption of any accounting method or convention or Tax position that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date; (c) initiating or entering into any voluntary disclosure, tax amnesty or similar procedure or program with any Governmental Authority or representative thereof regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of any Acquired Entity with respect to any Pre-Closing Tax Period; (d) extending or waiving any statute of limitations relating to any Tax or Tax Return of any Acquired Entity with respect to a Pre-Closing Tax Period; (e) seeking or requesting any private letter ruling of the IRS or comparable written rulings or guidance issued by another Governmental Authority with respect to any Acquired Entity with respect to any Pre-Closing Tax Period; or (f) taking any action not otherwise contemplated by this Agreement outside the Ordinary Course of Business following the Closing if such action would reasonably be expected to increase the Tax liability of a Seller or any of its Affiliates for any Pre-Closing Tax Period.
“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies (in object code or source code format), data and databases (whether machine readable or otherwise), and related documentation and materials.
“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.
“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.
“Target Net Working Capital” means $6,413,000.
“Tax” means any U.S. or non-U.S. federal, state, county, local, provincial or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, escheat, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, healthcare, alternative or add on minimum, estimated and other taxes and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including penalties, interest, additional amounts and other charges or fees attributable thereto).
“Tax Return” means any return, form, declaration, report, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.
“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.
“Transaction Tax Deductions” means, without duplication, for U.S. federal (and any related state, local and non-U.S.) Income Tax purposes, (a) the deductible portion of all Acquired Entity Transaction Expenses (provided, however, that for this purpose the Acquired Entities shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in IRS Revenue Procedure 2011-29 to the extent that IRS Revenue Procedure 2011-29 is applicable), including any amount that would have been an Acquired Entity Transaction Expense had such amount not been paid prior to Closing, (b) all deductions for compensation by (or deemed to be made by) the Acquired Entities on or prior to the Closing Date to any employee, former employee, service provider or board member resulting from or related to the Transactions, including any sale bonuses, change in control payments, synthetic equity payments, payments on account of equity awards or similar payments, (c) all deductions resulting from the repayment of any loans or other obligations in connection with the Transactions and economically borne by the Sellers, including all fees, expenses and interest (including amounts treated as interest for Income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Acquired Entities, (d) any deductible amounts included in the determination of Acquired Entity Indebtedness and Net Working Capital, in each case as finally determined, and (e) all deductions attributable to any other fees, costs and expenses incurred in connection with the Transactions or on behalf of the Acquired Entities that were taken into account in the final determination of the Purchase Price.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Contribution and the Reorganization.
“Transitioning MOR Merchants” means Merchants that receive MOR Processing Services and, following the Closing, are converting to receiving Retained PayFac Processing Services, in accordance with the Processing Services Agreement. The Transitioning MOR Merchants as of the date hereof are identified on Schedule 1.1(i), and as of the Closing Date, will be identified on Schedule E of the Processing Services Agreement (as supplemented pursuant to Section 5.6(g)(iv) hereof).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.
Section 1.2    Cross-References to Other Defined Terms
Term    Section
Acquired Entity(ies)    Recitals
Acquired Entity Indemnified Parties    Section 5.9(b)
Acquisition Proposal    Section 5.2
Actual Acquired Entity Cash and Cash
Equivalents    Section 2.5(a)
Actual Acquired Entity Indebtedness     Section 2.5(a)
Actual Net Working Capital Amount     Section 2.5(a)
Actual Acquired Entity Transaction Expenses    Section 2.5(a)
Agreement    Preamble
Allocation Statement    Section 5.8(h)
Alternative Debt Financing    Section 5.16(b)
Alternative Remedies    Section 7.3(b)
Applicable Cash    Section 1.1
Applicable Confidential Information    Section 5.5(b)
Applicable Period    Section 5.4(a)
Applicable Records    Section 5.4(a)
Asset Allocation Methodology    Section 5.8(h)
Assumed Continuing Employee Liabilities    Section 5.14(f)
Attorney Communications    Section 9.15
Assumed Liability Notice Date    Section 8.3
BBS    Section 9.15
Benefits Continuation Period    Section 5.14(a)
Business Employee    Section 3.16(a)
Buyer    Preamble
Buyer 401(k) Plan    Section 5.14(d)
Buyer Indemnitees    Section 8.2(a)
Buyer Officer’s Certificate    Section 6.2(c)
Buyer Parent Guaranteed Obligations    Section 9.18
Buyer Tax Return    Section 5.8(a)(ii)
Carve Out Financial Statements    Section 3.5(a)
Chargeback Dispute Notice    Section 2.6(b)
Chargeback Dispute Notification Period    Section 2.6(b)
Chargeback End Date    Section 2.6(a)
Chargeback Statement    Section 2.6(a)
Closing     Section 2.3
Closing Date    Section 2.3
Closing Statement    Section 2.2(b)
Confidentiality Agreements    Section 5.3(c)
Consents    Section 5.6(a)
Continuing Employees    Section 5.14(a)
Contribution    Recitals
Contribution Agreement    Recitals
Corporation Entities    Recitals
Corporation Seller    Preamble
Cryptocurrencies    Section 3.18(h)
D&O Tail    Section 5.9(a)
Debt Financing    Section 4.6(b)
Debt Financing Commitment    Section 4.6(b)
Debt Financing Documents    Section 5.16(a)
Deductible    Section 8.4(a)
Disclosure Schedules    Section 9.17
Dispute Notice    Section 2.5(b)
Dispute Notification Period    Section 2.5(b)
Employment Agreements    Recitals
Employment Matters    Section 3.16(f)
End Date    Section 7.1(b)(i)
Enforceability Exceptions    Section 3.2(b)
Equity Financing    Section 4.6(b)
Equity Financing Commitment    Section 4.6(b)
Equity Investor    Section 4.6(b)
ERISA Affiliate    Section 3.17(b)
Estimated Acquired Entity Cash and Cash Equivalents    Section 2.2(b)
Estimated Acquired Entity Indebtedness    Section 2.2(b)
Estimated Acquired Entity Transaction Expenses    Section 2.2(b)
Estimated Closing Consideration    Section 2.2(b)
Estimated Closing Net Working Capital    Section 2.2(b)
FBT    Section 9.15
Filings    Section 5.6(a)
Final Acquired Entity Cash and Cash
Equivalents    Section 2.5(d)
Final Acquired Entity Indebtedness    Section 2.5(d)
Final Closing Consideration    Section 2.5(d)

Final Net Working Capital Amount    Section 2.5(d)
Financing    Section 4.6(b)
Financing Commitment(s)    Section 4.6(b)
Financing Purposes    Section 4.6(b)
Financing Sources    Section 4.6(b)
Foreign Qualifications    Section 3.1(b)
Guaranteed Lease    Section 5.18
HSR Act    Section 3.3(b)
HSR Clearance    Section 6.1(a)
Included Account    Section 3.22(a)
Indemnitee    Section 8.5(a)
Indemnitor    Section 8.5(a)
Inventory    Section 5.21
Inventory Period    Section 5.21
IRCA    Section 3.16(e)
Legacy Websites    Section 5.19
Latest Balance Sheet    Section 3.5(a)(i)
Latest Balance Sheet Date    Section 3.5(a)(i)
Leased Real Property    Section 3.11(a)
Legal Restraint    Section 6.1(b)
Lenders    Section 4.6(b)
LLC Entities    Recitals
LLC Entity Purchase Price    Section 5.8(h)
LLC Holdco    Recitals
LLC Seller    Preamble
LLC Seller Equity Securities    Section 1.1
Material Contracts    Section 3.13(i)
Material Permits    Section 3.19
Merchant Agreement    Section 3.18(b)
MSP    Section 3.9(c)
Non-Recourse Party    Section 9.16
Offered Employees    Section 5.14(a)
Omitted Material Tangible Assets    Section 5.21
Pace Payment Systems    Recitals
Pace Payments    Recitals
Party(ies)    Preamble
Payoff Letters    Section 2.4(a)(viii)
Payroc Confidentiality Agreement    Section 5.3(c)
PCP Confidentiality Agreement    Section 5.3(c)
Plan(s)    Section 3.17(a)
Post-Closing Buyer Group    Section 9.15
Post-Closing Health and Welfare Liabilities    Section 5.14(i)
Pre-Closing Company Group    Section 9.15
Pre-Closing Event Chargebacks    Section 1.1
Pre-Closing Health and Welfare Liabilities    Section 5.14(i)
Pre-Closing Separate Tax Return    Section 5.8(a)(i)
Prior Acquisition    Section 3.21(a)
Prior Acquisition Agreements    Section 3.21(a)
Processing Services Agreement    Section 2.4(a)(iv)
Proposed Final Closing Statement    Section 2.5(a)
Purchase Price    Section 2.2(a)
Purchase Price Overage Amount    Section 2.5(e)
Purchase Price Underage Amount    Section 2.5(f)
Purchased Equity Interests    Recitals
Purchased Shares    Recitals
Purchased Units    Recitals
Real Property Leases    Section 3.11(a)
Records    Section 5.4(a)
Restrictive Covenant Agreement    Section 2.4(a)(i)
Retained Continuing Employee Liabilities    Section 5.14(g)
Retained Seller Insurance Policies    Section 5.11(b)
Reverse Termination Fee    Section 7.3(a)
Reverse Termination Fee Collection Amounts    Section 7.3(a)
RWI Determination    Section 8.6
RWI Reference Date    Section 8.6
R&W Insurance Policy Carrier    Section 1.1
R&W Insurance Policy Limit Amount    Section 1.1
SDN List    Section 1.1
SEC    Section 5.4(a)
Section 5.14(h) Payments    Section 5.14(h)
Section 8.2(a)(v) Indemnification Matter    Section 8.2(a)(v)
Section 8.2(a)(vi) Indemnification Matter    Section 8.2(a)(vi)
Section 8.2(a)(viii) Deductible    Section 8.4(i)
Section 8.2(a)(viii) RWI Claim    Section 8.6
Section 9.12(b)/Section 9.12 Remedies    Section 7.3(c)
Section 9.16 Seller Persons    Section 9.16(b)
Seller Indemnitees    Section 8.2(b)
Seller Information    Section 5.3(a)
Seller Legal Providers    Section 9.15
Seller Non-Fundamental Reps Cap    Section 8.4(b)
Sellers Officer’s Certificate    Section 6.3(e)
Seller Parent Guaranteed Obligations    Section 9.19
Seller Parent Voting Securities    Section 1.1
Seller Pass-Through Income Tax Return    Section 5.8(a)(i)
Seller Separate Income Tax Return    Section 5.8(g)
Seller Tax Refund    Section 5.8(g)
Sellers    Preamble
Settlement Report    Section 3.18(e)
Significant Merchants    Section 3.18(a)
Significant Suppliers    Section 3.18(f)

Specified Termination    Section 7.3(a)
Tangible Assets    Section 5.21
Tangible Personal Property List    Section 5.21
Tax Contest    Section 5.8(d)(i)
Third-Party Claim    Section 8.5(b)
Total Cap Amount    Section 8.4(f)
Trade Control Laws    Section 3.20(d)
Transfer Taxes    Section 5.8(e)
Transition Plan    Section 5.12(a)
Transition Services Agreement    Section 2.4(a)(iii)
Union    Section 3.16(d)
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) LLC Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase from LLC Seller, the Purchased Units, and (b) Corporation Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase from Corporation Seller, the Purchased Shares.
Section 2.2    Purchase Price; Payments by Buyer.
(a)The purchase price payable to Sellers by Buyer for the Purchased Equity Interests (the “Purchase Price”) shall be the Closing Consideration (allocated between the Purchased Units and the Purchased Shares as set forth in Annex III), subject to the adjustments provided in this ARTICLE II.
(b)At least three (3) Business Days prior to the Closing Date, Sellers will prepare and deliver to Buyer a closing statement (the “Closing Statement”), that sets forth, among other things, in reasonable detail, Sellers’ good faith estimate, as of the contemplated Closing Date, of the Closing Consideration (the “Estimated Closing Consideration”) (including estimates of any Acquired Entity Indebtedness (“Estimated Acquired Entity Indebtedness”), which shall, in the case of any Acquired Entity Indebtedness constituting indebtedness for borrowed money, be the amount reflected in any applicable Payoff Letters, the Acquired Entity Cash and Cash Equivalents (the “Estimated Acquired Entity Cash and Cash Equivalents”), any Acquired Entity Transaction Expenses (the “Estimated Acquired Entity Transaction Expenses”), which, to the extent that Sellers have received invoices therefor, shall be the amount reflected in the applicable invoices, and the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), in each case, together with reasonably detailed supporting documentation, including each component thereof). After the delivery of the Closing Statement and prior to the Closing Date, Sellers shall cause Buyer and its Representatives to be given prompt and reasonable access to the books and records of Sellers, the Acquired Entities and their respective Representatives (including final working papers, schedules and calculations) to the extent reasonably relating to the Estimated Acquired Entity Indebtedness, the Estimated Acquired Entity Cash and Cash Equivalents, the Estimated Acquired Entity Transaction Expenses and the Estimated Closing Net Working Capital and the calculation of each of the foregoing. Buyer and its Representatives may make inquiries of Sellers, the Acquired Entities and their respective Representatives regarding questions concerning, or disagreements with, the Estimated Acquired Entity Indebtedness, the Estimated Acquired Entity Cash and Cash Equivalents, the Estimated Acquired Entity Transaction Expenses and the Estimated Closing Net Working Capital arising in the course of their review thereof, and Sellers shall, and shall cause the Acquired Entities to, cooperate with and promptly respond to such inquiries. Sellers shall consider in good faith Buyer’s comments to such calculations and shall revise such calculations if, based on their good faith assessment of Buyer’s comments, Sellers determine such changes are appropriate, which revised calculation shall become the applicable Estimated Closing Consideration.
(c)At the Closing, Buyer shall pay:
(i)to any holder of Estimated Acquired Entity Indebtedness constituting indebtedness for borrowed money, an amount in cash set forth opposite such Person’s name in the Closing Statement to the account or accounts designated therein;
(ii)to any Person owed Estimated Acquired Entity Transaction Expenses (except to the extent within the scope of clause (iv) of the definition thereof), an amount in cash set forth opposite such Person’s name in the Closing Statement to the account or accounts designated therein;
(iii)to Sellers, an aggregate amount in cash equal to the Estimated Closing Consideration (allocated between the amount payable to LLC Seller in respect of the Purchased Units and the amount payable to Corporation Seller in respect of the Purchased Shares as set forth in Annex III), by wire transfer of immediately available funds to the account of such Seller set forth in the Closing Statement, as provided in the Closing Statement.
Section 2.3    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) will occur remotely via electronic exchange of documents, at 10:00 a.m. central time on a date that is no later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions to the Closing set forth in ARTICLE VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing and subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties (the date of the Closing, the “Closing Date”).
Section 2.4    Certain Closing Deliverables.
(a)Closing Deliverables of Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer each of the following:
(i)the Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), executed by Seller Parent and Sellers;
(ii)to the extent Purchased Equity Interests are certificated, certificates evidencing such Purchased Equity Interests, duly endorsed in blank (or with stock or unit powers in substantially the form attached hereto as Exhibit C-1, duly executed by the applicable Seller) and to the extent Purchased Equity Interests are uncertificated, an assignment of such Purchased Equity Interests in substantially the form attached hereto as Exhibit C-2, duly executed by the applicable Seller;
(iii)the transition services agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by LLC Seller;
(iv)the processing services agreement in substantially the form attached hereto as Exhibit E (the “Processing Services Agreement”), duly executed by LLC Seller;
(v)a completed IRS Form W-9 executed by each Seller and Seller Parent;
(vi)a letter of resignation duly executed by each current director, manager and/or officer of the Acquired Entities;
(vii)a certificate of the Secretary or other authorized officer of each Seller, evidencing (a) the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Sellers (or any Affiliate thereof) is a party, and (b) the authorization of the accelerated vesting of all outstanding stock options, restricted stock, restricted stock units or any other equity incentive award of Seller Parent held by Continuing Employees;
(viii)to the extent that any Acquired Entity Indebtedness constitutes indebtedness for borrowed money, payoff letters, in form and substance reasonably satisfactory to Buyer, evidencing the discharge or payment in full of the Acquired Entity Indebtedness, guarantees of such Acquired Entity Indebtedness and the release of all Liens securing such Acquired Entity Indebtedness or secured by any Contributed Assets (the “Payoff Letters”);
(ix)a release and discharge of all Liens, and a release and termination of all guarantees provided by, any Acquired Entity, pursuant to or relating to the Credit Agreement on or with respect to the securities or the assets of any Acquired Entity and authorization of the Sellers or any of their designees to file terminations evidencing such release and discharge;
(x)a release, duly executed by each Seller in substantially the form attached hereto as Exhibit F-1; and
(xi)the Tangible Personal Property List, prepared in accordance with Section 5.21.
(b)Closing Deliverables of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers each of the following:
(i)the Estimated Closing Consideration, payable to Sellers in accordance with Section 2.2(c) set forth above;

(ii)the Restrictive Covenant Agreement, duly executed by Buyer;
(iii)the Transition Services Agreement, duly executed by LLC Holdco;
(iv)the Processing Services Agreement, duly executed by Pace Payment Systems, Pace Payments and LLC Holdco;
(v)a copy of the R&W Insurance Binder, issued by the R&W Insurance Policy Carrier;
(vi)a certificate of the Secretary or other authorized officer of Buyer, evidencing the authorization of the execution, delivery and performance of this Agreement by Buyer and the Ancillary Agreements to which such Buyer (or any Affiliate thereof) is a party; and
(vii)a release, duly executed by Buyer, in substantially the form attached hereto as Exhibit F-2.
Section 2.5    Adjustment of the Closing Consideration.
(a)Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Proposed Final Closing Statement”) setting forth Buyer’s good-faith calculation of (i) the Closing Net Working Capital (the “Actual Net Working Capital Amount”), (ii) the Acquired Entity Indebtedness (the “Actual Acquired Entity Indebtedness”), (iii) the Acquired Entity Cash and Cash Equivalents as of the Effective Time (the “Actual Acquired Entity Cash and Cash Equivalents”), and (iv) the Acquired Entity Transaction Expenses (the “Actual Acquired Entity Transaction Expenses”), in each case, together with reasonable detailed supporting documentation, including each component thereof. Following the Closing (including during the Dispute Notification Period (as defined below)), Buyer shall cause Sellers and their Representatives to be given prompt and reasonable access to the books and records of the Acquired Entities and their respective Representatives (including final working papers, schedules and calculations) to the extent reasonably relating to the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, the Actual Acquired Entity Cash and Cash Equivalents and the Actual Acquired Entity Transaction Expenses. Sellers and their Representatives may make reasonable inquiries of Buyer, the Acquired Entities and their respective Representatives regarding questions concerning, or disagreements with, the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, the Actual Acquired Entity Cash and Cash Equivalents and the Actual Acquired Entity Transaction Expenses arising in the course of their review thereof, and Buyer shall, and shall cause the Acquired Entities to, reasonably cooperate with and promptly respond to such inquiries.
(b)Unless Sellers notify Buyer in writing (including by email) (the “Dispute Notice”) within sixty (60) days after receipt by Sellers of the Proposed Final Closing Statement (the “Dispute Notification Period”), of any objections thereto (including a description in reasonable detail of any such objection and attaching written support for Sellers’ position), the Proposed Final Closing Statement shall be final and binding for all purposes hereunder. If Sellers notify Buyer of any such objection during the Dispute Notification Period, Buyer and Sellers shall attempt in good faith to reach an agreement as to the matter in dispute. If such Parties shall have failed to resolve any such dispute within twenty (20) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by Buyer and Sellers), then any such disputed matter shall be submitted to and determined by the Independent Accounting Firm.
(c)The Independent Accounting Firm shall be given reasonable access to all of the records of Sellers and the Acquired Entities (provided, that neither Buyer nor Sellers shall, and shall each cause their respective Representatives not to, engage in any ex parte communications with the Independent Accounting Firm during the term of its engagement) to resolve any dispute regarding the Proposed Final Closing Statement, which determination with respect to any disputed matters in the Proposed Final Closing Statement shall be submitted to Buyer and Sellers within twenty (20) Business Days after the Parties’ engagement of the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with Section 2.5(b). The Independent Accounting Firm shall make its determination as to any disputed items with respect to the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, the Actual Acquired Entity Cash and Cash Equivalents and the Actual Acquired Entity Transaction Expenses, as applicable, within the dollar ranges set forth in the Proposed Final Closing Statement delivered by Buyer and the Dispute Notice delivered by Sellers. The fees and expenses of such Independent Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the Proposed Final Closing Statement or Dispute Notice, as applicable. For example, if Buyer submits a Proposed Final Closing Statement claiming $1,000, and if Sellers contest only $500 of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300/500) to Sellers and 40% (i.e., 200/500) to Buyer. The Final Net Working Capital Amount, the Final Acquired Entity Indebtedness, the Final Acquired Entity Cash and Cash Equivalents, the Final Acquired Entity Transaction Expenses and the resulting Final Closing Consideration calculated with reference to such amounts shall become final and binding on the Parties hereto (absent manifest error) on the date the Independent Accounting Firm delivers its final resolution in writing to Buyer and Sellers and be non-appealable and treated as an arbitration award; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
(d)Following the final determination (as determined in accordance with this Section 2.5) of the Actual Net Working Capital Amount (such amount as so finally determined, the “Final Net Working Capital Amount”), the Actual Acquired Entity Indebtedness (such amount as so finally determined, the “Final Acquired Entity Indebtedness”), the Actual Acquired Entity Cash and Cash Equivalents (such amount as so finally determined, the “Final Acquired Entity Cash and Cash Equivalents”) and the Actual Acquired Entity Transaction Expenses (such amount as so finally determined, the “Final Acquired Entity Transaction Expenses”), the Closing

Consideration shall be recalculated by (i) substituting the Final Acquired Entity Indebtedness for the Estimated Acquired Entity Indebtedness, the Final Acquired Entity Cash and Cash Equivalents for the Estimated Acquired Entity Cash and Cash Equivalents and the Final Acquired Entity Transaction Expenses for the Estimated Acquired Entity Transaction Expenses and (ii) increasing the Closing Consideration by the amount, if any, by which the Final Net Working Capital Amount exceeds the Target Net Working Capital, or decreasing the Closing Consideration by the amount, if any, by which the Target Net Working Capital exceeds the Final Net Working Capital Amount (the “Final Closing Consideration”).
(e)If the Final Closing Consideration, as finally determined hereunder, is greater than the Estimated Closing Consideration (the amount of such excess, if any, the “Purchase Price Overage Amount”), then, within five (5) Business Days after the final determination of the Final Closing Consideration, Buyer shall pay Sellers, via wire transfer of immediately available funds, the Purchase Price Overage Amount.
(f)If the Final Closing Consideration, as finally determined hereunder, is less than the Estimated Closing Consideration (the amount of such shortfall, if any, the “Purchase Price Underage Amount”), then, within five (5) Business Days after the final determination of the Final Closing Consideration, Sellers shall pay Buyer, via wire transfer of immediately available funds, the Purchase Price Underage Amount.
(g)The Parties shall treat any adjustment payment made pursuant to this Section 2.5 as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law, and any such increase or decrease to the Purchase Price will be allocated on a proportionate basis with respect to the Purchased Units and the Purchased Shares in accordance with the percentage set forth on Annex III).
(h)The Parties agree that any payments required to be made under this Section 2.5 shall not be subject to offset; provided, however, that a Party shall be entitled to exercise a right of offset (i) as provided in any written agreement between Buyer and Sellers providing for such right of offset, or (ii) to the extent that a Party is owed an amount from such other Party pursuant to a final judgment or decree of any court of competent jurisdiction (the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined).
Section 2.6    Chargebacks and Chargeback Recoveries.
(a)Within forty-five (45) days after the Chargeback End Date, Buyer shall deliver a statement (the “Chargeback Statement”) to Sellers setting forth the Net Chargeback/Chargeback Recovery Amount for the period beginning at the Effective Time and ending at 11:59 p.m. (central time) on the day that is one hundred eighty (180) days following the Closing Date (the “Chargeback End Date”), and whether the Net Chargeback/Chargeback Recovery Amount is payable by or to Buyer. No Party shall have any liabilities or obligations to any other Party under this Agreement for any Net Chargeback/Chargeback Recovery Amounts which arise after the Chargeback End Date.

(b)Sellers shall be entitled to review the Chargeback Statement and any documents relating to and used in the calculation of the Net Chargeback/Chargeback Recovery Amount shown thereon. Such Chargeback Statement and additional documentation shall include sufficient information to allow for Sellers to identify on a transaction-by-transaction basis the Merchant involved in such Chargeback and the related Processor or Member Bank and underlying agreements related to such Merchant relationship. Following the Closing (including during the Chargeback Dispute Notification Period (as defined below)), Buyer shall cause Sellers and their Representatives to be given prompt and reasonable access to the books and records of the Acquired Entities and their respective Representatives (including final working papers, schedules and calculations) to the extent reasonably necessary to determine the Net Chargeback/Chargeback Recovery Amount. Sellers and their Representatives may make reasonable inquiries of Buyer, the Acquired Entities and their respective Representatives regarding questions concerning, or disagreements with, the Net Chargeback/Chargeback Recovery Amount arising in the course of their review thereof, and Buyer shall, and shall cause the Acquired Entities to, reasonably cooperate with and promptly respond to such inquiries. Unless Sellers notify Buyer in writing (including by email) (the “Chargeback Dispute Notice”) within thirty (30) days after receipt by Sellers of the proposed Net Chargeback/Chargeback Recovery Amount (the “Chargeback Dispute Notification Period”), of any objections thereto (including a description in reasonable detail of any such objection and attaching written support for Sellers’ position), the proposed Net Chargeback/Chargeback Recovery Amount shall be final and binding for all purposes hereunder. If Sellers notify Buyer of any such objection during the Chargeback Dispute Notification Period, Buyer and Sellers shall attempt in good faith to reach an agreement as to the matter in dispute. If such Parties shall have failed to resolve any such dispute within twenty (20) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by Buyer and Sellers), then any such disputed matter shall be submitted to and determined by the Independent Accounting Firm. Section 2.5(c) shall apply mutatis mutandis to any matter submitted to the Independent Accounting Firm under this Section 2.6(b). Notwithstanding anything to the contrary, including in this Section 2.6(b), the determination of a Payment Network with respect to a Chargeback Loss shall be final and binding for all purpose hereunder and not subject to objection, including in a Chargeback Dispute Notice.
(c)In the event that the Net Chargeback/Chargeback Recovery Amount, as finally determined pursuant to Section 2.6(b), is a negative number and is therefore payable in such amount by Buyer, Buyer shall pay Sellers, the amount of such Net Chargeback/Chargeback Recovery Amount payable by Buyer within five (5) Business Days of the final determination of such Net Chargeback/Chargeback Recovery Amount pursuant to Section 2.6(b). In the event that the Net Chargeback/Chargeback Recovery Amount, as finally determined pursuant to Section 2.6(b), is a positive number and is therefore is payable in such amount to Buyer, Sellers shall pay to Buyer, the amount of such Net Chargeback/Chargeback Recovery Amount payable by Sellers within five (5) Business Days of the final determination of such Net Chargeback/Chargeback Recovery Amount pursuant to Section 2.6(b).
(d)The Parties agree that any payments required to be made under this Section 2.6 shall not be subject to offset; provided, however, that a Party shall be entitled to exercise a right of offset (i) as provided in any written agreement between Buyer and Sellers providing for such right of offset, or (ii) to the extent that a Party is owed an amount from such other Party pursuant to a final judgment or decree of any court of competent jurisdiction (the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined).
(e)From the Closing Date until the Chargeback End Date, Buyer shall, and shall cause its Affiliates (including the Acquired Entities) to use commercially reasonable efforts to recover amounts from applicable Merchants and ISOs with respect to Pre-Closing Event Chargebacks that would be taken into account in connection with the calculation of the Net Chargeback/Chargeback Recovery Amount.
Section 2.7    Withholding
. Notwithstanding any other provision of this Agreement, Buyer (or any agent of Buyer) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. If Buyer determines that any such deduction or withholding is required in respect of any payment payable pursuant to this Agreement (other than compensatory amounts paid to employees of (or other service providers to) the Acquired Entities), Buyer shall (i) provide Sellers with written notice (which such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding) of its intention to deduct or withhold at least five (5) days prior to the date of the applicable payment, and (ii) reasonably cooperate in good faith with Sellers to mitigate the amount required to be deducted and withheld to the extent permitted by Law. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
As a material inducement to Buyer to enter into this Agreement, Sellers, jointly and severally, hereby make the representations and warranties set forth in this ARTICLE III to Buyer.
Section 3.1    Organization; Capitalization.
(a)Seller Parent, each Seller and each Acquired Entity is duly incorporated or organized, as applicable, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of formation. Seller Parent, each Seller and each Acquired Entity has the requisite corporate or limited liability company power and authority to own, operate or lease all of the properties and assets that each owns, operates or leases to carry on its respective business as it is being conducted or as currently proposed to be conducted and to execute, deliver and perform this Agreement and the other Ancillary Agreements to which Seller Parent, each Seller or each Acquired Entity is a party and to consummate the Transactions. The

Reorganization was consummated on June 26, 2024, in accordance with the terms of the Reorganization Agreement. Other than the Reorganization Agreement, there are no Contracts to which a member of the Relevant Group, including Sellers and the Acquired Entities, is a party relating to the Reorganization.
(b)Seller Parent, each Seller and each Acquired Entity is also duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the ownership of properties or the conduct of its business requires it to be so qualified (such jurisdiction, the “Foreign Qualifications”), except where failure to be so licensed, qualified or in good standing would not result or reasonably be expected to result in a Business Material Adverse Effect. A true, correct and complete list of the Foreign Qualifications for each Acquired Entity is set forth on Schedule 3.1(b).
(c)Schedule 3.1(c) sets forth the total number of issued and outstanding Equity Interests of the Acquired Entities.
(d)(i) LLC Seller owns all of the issued and outstanding Equity Interests of LLC Holdco, (ii) LLC Holdco owns all of the issued and outstanding Equity Interests of the LLC Entities, (iii) Corporation Seller owns all of the issued and outstanding Equity Interests of the Corporation Entities, and (iv) Pace Payment Systems owns all of the issued and outstanding Equity Interests of Pace Payments, in any such case, free of all Liens (other than Liens (x) under applicable securities Laws or (y) in connection with any guarantees provided by any such entities pursuant to the Credit Agreement, which will be released at or prior to Closing). Upon the sale, transfer and delivery of the Purchased Equity Interests by Sellers as provided in this Agreement, Sellers will convey to Buyer good, marketable and exclusive title to all of the Purchased Equity Interests, free and clear of all Liens (excluding Liens (x) under applicable securities Laws or (y) that are created by Buyer or Buyer Parent). Except for this Agreement, there are no outstanding options, warrants or rights of conversion or other rights, agreements (with respect to agreements, other than the Governing Documents of the Acquired Entities), arrangements or commitments of any kind relating to the Equity Interests of the Acquired Entities, or securities convertible into or exchangeable for any Equity Interests of the Acquired Entities.
(e)All of the Equity Interests of the Acquired Entities have been duly authorized and are validly issued, and are not subject to any preemptive right or right of first refusal. Except as may be set forth in the Acquired Entities’ Governing Documents, there are no voting trusts, proxies or any other Contracts with respect to the voting of the Equity Interests of the Acquired Entities. Except as set forth on Schedule 3.1(e), the Acquired Entities (other than LLC Holdco) do not have any Subsidiaries, and do not otherwise hold any Equity Interest in any Person or any right (contingent or otherwise) to acquire the same. None of the outstanding Equity Interests of the Acquired Entities were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Acquired Entities.
(f)All of the Equity Interests of the Acquired Entities have been issued and granted in compliance with (i) all applicable state and federal securities Laws and all other applicable Laws, and (ii) all Governing Documents and requirements set forth in any Contracts applicable to the Equity Interests of the Acquired Entities. Sellers have made available to Buyer copies of the Governing Documents of the Acquired Entities, in each case, as currently in effect. None of the Acquired Entities is in violation in any material respect of any terms of its Governing Documents.
Section 3.2    Authorization; Enforceability.
(a)The execution, delivery and performance by Seller Parent and each Seller of this Agreement and each Ancillary Agreement to which any Seller is a party, and the consummation of the Transactions, have been duly and validly authorized by Seller Parent and each Seller, as applicable, and no other act or proceeding on the part of Seller Parent or a Seller is necessary to authorize the execution, delivery or performance by Seller Parent or a Seller of this Agreement or each Ancillary Agreement to which any Seller is a party, or the consummation of the Transactions. This Agreement has been duly executed and delivered by Seller Parent and Sellers and, upon execution and delivery thereof, the Ancillary Agreements will be duly and executed by any Seller and/or Affiliate thereof that is a party thereto.
(b)This Agreement and each Ancillary Agreement to which any Seller or one of its Affiliates is a party constitute valid and binding obligations of the applicable Seller or such Affiliate of such Seller, enforceable against such Seller or its applicable Affiliate in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).
Section 3.3    Non-contravention.
(a)Neither the execution and delivery of this Agreement or any Ancillary Agreement to which any Seller or Affiliate thereof is a party, nor the consummation of the Transactions (which, for the avoidance of doubt, includes the Contribution), will (whether with or without notice, the passage of time or both), including, in each case, after giving effect to the Contribution, (i) breach, conflict with or violate any Law applicable to Sellers or the Acquired Entities or by which their material assets or material properties are bound or subject, (ii) conflict with or violate any provision of the Governing Documents of Sellers or the Acquired Entities, (iii) except as set forth on Schedule 3.3(a), conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a material default), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any material Contract or material Permit, or (iv) or result in the imposition of any Lien (other than Permitted Liens) upon any of the material assets or material properties of the Acquired Entities.
(b)Other than in connection with or in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no consent, license, authorization or approval or other action by, and no notice to or filing, registration or declaration with, any Governmental Authority is required to be obtained or made by Sellers or any Acquired Entity in connection with the due execution, delivery and performance by Sellers of this Agreement or the Ancillary Agreements or the consummation by Sellers of the Transactions.
Section 3.4    Brokers’ Fees. Other than amounts payable to Raymond James & Associates, Inc., neither Seller Parent nor any Seller have any obligation to pay any fees, finder’s fees or commissions to any broker, finder or agent with respect to the Transactions. The Acquired Entities have no obligation to pay any fees, finder’s fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 3.5    Financial Statements.
(a)Attached to Schedule 3.5(a) are copies of the following financial statements (collectively, the “Carve Out Financial Statements”):
(i)the unaudited balance sheet of the Business (the “Latest Balance Sheet”) as of March 31, 2024 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations for the six-month period then ended; and
(ii)the unaudited balance sheets of the Business as of September 30, 2023 and September 30, 2022, and the related unaudited consolidated statements of operations for the fiscal years then ended.
(b)Except as set forth in Schedule 3.5(b), the Financial Statements (i) are accurate and complete in all material respects, (ii) fairly present the consolidated financial position of the Business as of the respective dates thereof and the consolidated results of operations of the Business for the respective periods covered thereby, in all material respects, (iii) are based upon and consistent with the books and records of the Seller Parent and its Affiliates and the Business (which books and records are accurate and complete in all material respects) and represent bona fide transactions of the Business, and (iv) were prepared in accordance with GAAP (except for, in the case of the Carve Out Financial Statements, allocations of certain corporate overhead expenses and other items that would have been reflected in stand-alone financial statements, and subject, in the case of the unaudited interim Financial Statements, to normal year-end adjustments); provided, however, that, notwithstanding anything contained herein to the contrary, the representations set forth in this Section 3.5(b) above are being made with respect to the Financial Statements referenced in clauses (i) and (ii) of the definition of “Financial Statements” only to the extent related to the Business.
(c)Schedule 3.5(c) sets forth an accurate and complete list of all expenses (but without quantification) of Seller Parent and its Affiliates (including the Relevant Group) with respect to the Business that are not included in the Carve Out Financial Statements, in any such case, in respect of which Seller Parent and its Affiliates (including the Relevant Group) had expenses in excess of $50,000 during the eighteen (18) months ended March 31, 2024.
(d)Seller Parent and its Affiliates (including the Acquired Entities) have established, maintained and complied with, and currently maintain and comply with, a system of internal accounting controls sufficient to provide reasonable assurances that (in any such case, with respect to the Acquired Entities or the Business) (i) transactions of the Business and the Acquired Entities are executed in accordance with management’s general or specific authorizations and fairly reflect such authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to material assets of the Business or the Acquired Entities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets of the Business and the Acquired Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Seller Parent or its Affiliates, to the extent related to the Business or the Acquired Entities (including after giving effect to the Contribution), has had any material weaknesses in the design or operation of their respective internal controls which would materially adversely affect their respective ability to record, process, summarize and report financial data. Since October 1, 2020, neither Seller Parent nor any of its Affiliates (including the Acquired Entities) have received any written complaint or allegation regarding deficient accounting practices, procedures or methods or their respective internal accounting controls or regarding fraud with respect to the internal controls or the financial statements of Seller Parent or its Affiliates (including the Acquired Entities). Since October 1, 2020, no employee, agent or Affiliate of the Seller Parent or its Affiliates (including the Acquired Entities) has with respect to the Business or any Acquired Entity (x) circumvented the internal accounting controls of Seller Parent or its Affiliates (including the Acquired Entities), (y) intentionally falsified any of the books, records or accounts of the Seller Parent or its Affiliates (including the Acquired Entities), or (z) intentionally made false or misleading statements to, or attempted to fraudulently influence, an accountant in connection with any audit, review or examination of the Financial Statements.
(e)All accounts receivable and work-in-progress of the Business and Acquired Entities (in each case, after giving effect to the Contribution) that are reflected on the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Sellers have made available to Buyer a complete and accurate aging of all accounts receivable reflected on, and notes receivable included in, the Financial Statements to the extent related to the Business and the Acquired Entities (in each case, after giving effect to the Contribution).
Section 3.6    Indebtedness. Except as set forth in Schedule 3.6, there is no outstanding Acquired Entity Indebtedness. Except for guarantees provided under the Credit Agreement (which will be released at or prior to Closing), the Acquired Entities do not have any outstanding guarantees of Indebtedness of any other Person.
Section 3.7    Absence of Certain Developments. Since September 30, 2023, (x) there has not been any Business Material Adverse Effect, and (y) except as set forth on Schedule 3.7, no member of the Relevant Group, including, as applicable the Acquired Entities (after giving effect to the Contribution), have taken any action or omitted to take any action which would be required to be disclosed on Schedule 5.1(b) (other than Section 5.1(b)(v) and Section 5.1(b)(xiv) if taken between the date of this Agreement and the Closing.

Section 3.8    Absence of Undisclosed Liabilities. The Acquired Entities (after giving effect to the Contribution) do not have any liabilities or obligations other than: (i) liabilities or obligations reflected, reserved against or otherwise disclosed in the Latest Balance Sheet, (ii) liabilities or obligations arising in the Ordinary Course of Business (after giving effect to the Contribution) after the Latest Balance Sheet Date and none of which relate to any breach of Contract, breach of warranty, tort, infringement or violation of Law or an Action, (iii) contingent liabilities that are not required by GAAP to be reflected on the face of, or described in the notes to, the Latest Balance Sheet, (iv) liabilities or obligations that arise pursuant to the terms of this Agreement or any Ancillary Agreement, (v) liabilities or obligations set forth in Schedule 3.8, or (vi) liabilities or obligations of the Acquired Entities under any Contracts of the Acquired Entities (after giving effect to the Contribution) which are executory (and not with respect to any breach thereof). None of the Acquired Entities has (x) any “off-balance sheet arrangements” (as such term is contemplated by Item 303 of Regulation S-K promulgated under the Securities Exchange Act of 1934), or (y) any Contract to become a party to such an arrangement.
Section 3.9    Compliance with Laws and Payment Network Rules.
(a)Each member of the Relevant Group is, and has been since January 1, 2021, in compliance in all material respects with all Laws and Payment Network Rules applicable to such Person. Since January 1, 2021, neither Seller Parent nor any of its Affiliates (including each Acquired Entity) has received any written notice regarding any actual or alleged material violation of, or material failure to comply with, any Law or Payment Network Rule applicable to an Acquired Entity or the Business. Since January 1, 2021, there have not been, and there are currently no pending, adverse inspections, findings, fines, penalty assessments or other Actions by a Governmental Authority, any Member Bank, or any Payment Network or its applicable agent pertaining to an Acquired Entity’s actual or alleged non-compliance in any material respect with any such Law or Payment Network Rule. No examination, inquiry or investigation of a member of the Relevant Group by any Governmental Authority, Member Bank or Payment Network or its applicable Representative has resulted in outstanding findings, requests, orders or consent decrees from any Governmental Authority, Member Bank or Payment Network. To the Knowledge of Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any claim against any Acquired Entity (after giving effect to the Contribution) of a failure of any Acquired Entity (after giving effect to the Contribution) to comply with any Law or Payment Network Rule.
(b)Each member of the Relevant Group is, and since January 1, 2021 has been, in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the PCI-DSS.
(c)LLC Seller is registered as an ISO with Visa and as a merchant service provider (“MSP”) with Mastercard for each Member Bank for which an Acquired Entity markets card processing services. LLC Seller is in good standing as an ISO and MSP with the Payment Networks with regard to each such relationship.
Section 3.10    Assets and Properties.

(a)Schedule 3.10(a) sets forth a correct and complete list of all material computer hardware and material computer devices used in the Business (i) that are located at the corporate headquarters of Seller Parent, or (ii) in respect of which the corporate IT department of Seller Parent otherwise maintains a list in the Ordinary Course of Business. The Acquired Entities (after giving effect to the Contribution) have good and marketable title, free and clear of all Liens (other than Permitted Liens), to, or a leasehold interest in or a right to use, all of the material properties and assets (including Owned IP), tangible or intangible, that are (a) reflected on the Latest Balance Sheet or (b) used or held for use in the conduct of the Business. The tangible assets and properties of the Acquired Entities are in good operating condition (normal wear and tear excepted) in all material respects and are fit in all material respects for use in the Ordinary Course of Business. As of the date of the Contribution and prior to giving effect to the Contribution, LLC Seller, Seller Parent and its Affiliates have good and marketable title, free and clear of all Liens (other than Permitted Liens) to, or a leasehold interest in or a right to use, all of the Contributed Assets. As of the date of the Contribution and after to giving effect to the Contribution, LLC Holdco has good and marketable title, free and clear of all Liens (other than Permitted Liens) to, or a leasehold interest in or a right to use, all of the Contributed Assets.
(b)Except (i) for the services to be provided by Sellers and their Affiliates pursuant to the Transition Services Agreement, which are set forth on Schedule 3.10(b)(i) and (ii) as set forth on Schedule 3.10(b)(ii), the assets and property of the Acquired Entities (after giving effect to the Contribution) constitute all of the rights, assets and properties necessary to conduct the Business immediately following the Closing as currently conducted and as conducted in the three (3) months prior to the date hereof. Except as set forth on Schedule 3.10(b)(iii), there are no rights, assets or properties used in or held for use for the operation of the Excluded Business (but not the operation of the Business) that are owned or licensed by an Acquired Entity or will be owned or licensed by the Acquired Entities immediately following the Closing, except for the services provided pursuant to, and the rights under, the Processing Services Agreement and the Transition Services Agreement.
Section 3.11    Real Property.
(a)None of the Acquired Entities (including after giving effect to the Contribution) owns or has owned, any interest in any real property. Schedule 3.11(a) sets forth, as of the date hereof, the address of each real property leased, subleased, or licensed, or for which a right to use or occupy has been granted to, or by any Acquired Entity (after giving effect to the Contribution) (the “Leased Real Property”), and a true and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such lease document) (the “Real Property Leases”). The Sellers have provided to Buyer true, correct and complete copies of all Real Property Leases and other leases, subleases and other agreements under which any Acquired Entity uses or occupies or has the right to use or occupy any real property or facility, including all modifications, amendments and supplements thereto.
(b)Each member of the Relevant Group’s use of the Leased Real Property (including after giving effect to the Contribution) is, and since January 1, 2021 has been, in material compliance with all applicable building, zoning, subdivision, and other applicable land use Laws. With respect to each parcel of Leased Real Property, and after giving effect to the Contribution, an Acquired Entity has a valid and enforceable (subject to the Enforceability Exceptions) leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens other than Permitted Liens. After giving effect to the Contribution, there are no parties in possession of or using the Leased Real Property other than an Acquired Entity (including with respect to the Excluded Business), and none of the Real Property Leases have been assigned in whole or in part, nor has the Leased Real Property (or any portion thereof) been subleased. Except for amounts not yet due in the Ordinary Course of Business, each Acquired Entity has paid all outstanding base rents, deposits, and additional rents due with respect to each Real Property Lease. No portion of any security deposit has been applied in respect of a breach of any Real Property Lease that has not been redeposited in full.
(c)Except as set forth on Schedule 3.11(c), no Leased Real Property has been damaged by fire or other casualty since occupancy by Seller Parent or one of its Affiliates. To the Knowledge of Sellers, there is no pending or threatened takings, condemnation, or eminent domain proceeding pending with respect to the Leased Real Property. All of the buildings subject to the Real Property Leases are in good condition and repair, ordinary wear and tear excepted, and there are no unsatisfied requests for any repairs, restorations or improvements, which would have a material impact on operations, to the Leased Real Property under any Real Property Lease.
(d)Sellers have made available to Buyer all environmental reports, assessments, audits, studies, investigations, data, notices of violations, and other written environmental information and documents in its custody concerning the Leased Real Property, business operations or compliance with applicable Laws concerning the environment, public health and safety and employee health and safety.
Section 3.12    Tax Matters. Except as set forth on Schedule 3.12:
(a)All income and other material Tax Returns required to have been filed by the Acquired Entities have been filed, and each such Tax Return is correct and complete in all material respects. None of the Acquired Entities is the current beneficiary of any extension of time within which to file any Tax Return.
(b)All material amounts of Taxes required to be paid by the Acquired Entities have been paid. All Taxes that are not yet due and payable have been properly accrued for on the books and records of the Acquired Entities (including after giving effect to the Contribution).
(c)Each Acquired Entity has withheld and paid all material amounts of Taxes required under applicable Law to have been withheld and paid over by it to an applicable Governmental Authority in connection with amounts paid to any employee, contractor, equityholder, creditor or other third party and complied with all related information reporting requirements in all material respects.

(d)None of the Acquired Entities has waived any statute of limitations in respect of Taxes or has agreed to any extension of time within which any Tax assessment or deficiency must be asserted, which waiver or extension will continue to be in effect after the Closing.
(e)No Action with respect to any Taxes of the Acquired Entities is pending or being threatened in writing.
(f)There are no Liens for Taxes on any of the assets of the Acquired Entities (other than Permitted Liens) (including after giving effect to the Contribution).
(g)Since January 1, 2021, no claim has been made in writing by a Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to tax in that jurisdiction.
(h)None of the Acquired Entities has any liability for the Taxes of any Person as a transferee or successor, by Contract (other than any customary commercial Contract entered into in the Ordinary Course of Business not primarily related to Taxes) or pursuant to any Law. Other than with respect to the Seller Consolidated Group or any other group of which LLC Seller is a member, none of the Acquired Entities has ever been a member of an Affiliated Group or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or non-U.S. Law).
(i)Each of the LLC Entities and LLC Holdco are disregarded as an entity separate from its owner for U.S. federal income tax purposes and has been since the date of their formation. Each of the Corporation Entities is classified as a corporation for U.S. federal income tax purposes.
(j)None of the Corporation Entities has constituted a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code since the date two (2) years prior to the date of this Agreement.
(k)None of the Acquired Entities has engaged in a listed transaction as defined in Treas. Reg. Section 1.6011-4(b)(2).
(l)None of the Acquired Entities or Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount or other amounts received on or prior to the Closing Date, or (vii) an election pursuant to Section 965(h) of the Code.
(m)None of the Acquired Entities is a party to any agreement or arrangement with any director, officer, employee (including any Group Employee), independent contractor or other service provider that would result in an “excess parachute payment” within the meaning of Section 280G of the Code in connection with the Transactions.
(n)Each Acquired Entity has complied in all material respects with applicable Laws relating to the accounting for and paying over of unclaimed or abandoned funds or other property.
(o)No member of the Relevant Group (including after giving effect to the Contribution) has (i) deferred payment of any employer, payroll or other Tax pursuant to a COVID-19 Tax Measure, (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or Section 3134 of the Code, (iii) obtained a Government Loan, (iv) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (v) during the COVID-19 Quarantine Period, had employees teleworking from a state other than the employee’s regular work location, or (vi) had an employee continue to telework (other than employees that regularly teleworked before the COVID-19 Quarantine Period) following the end of the COVID-19 Quarantine Period applicable to such employee’s work location from a jurisdiction other than the employee’s regular work location.
Section 3.13    Intellectual Property; Data Security.
(a)Schedule 3.13(a) contains, as of the date hereof, a list of all of the following Registered Intellectual Property: (i) issued patents and patent applications (published or unpublished); (ii) Trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names, including for each, the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number. All Registered Intellectual Property is subsisting, valid, and, to the Knowledge of Sellers, enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Intellectual Property have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws.
(b)Each of the Acquired Entities (after giving effect to the Contribution) exclusively owns and possesses, all right, title and interest in and to all of its respective Owned IP, free and clear of all Liens (other than Permitted Liens) and has sufficient rights to use the Business Intellectual Property as necessary for the conduct of the Business. Except as set forth on Schedule 3.13(b), the Owned IP together with the Intellectual Property validly licensed to an Acquired Entity (after giving effect to the Contribution) constitute all Intellectual Property used in or necessary for the operation of the Business immediately following the Closing as currently conducted.

(c)The operation of the Business and the business of the Acquired Entities (after giving effect to the Contribution) as currently conducted, does not infringe, misappropriate or otherwise violate or since January 1, 2018 has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and neither Seller Parent nor any of its Affiliates (including each Acquired Entity), has received any written notices, or to the Knowledge of Sellers, threats from any third party, related to the foregoing. To the Knowledge of Sellers, no third party is infringing, misappropriating or otherwise violating the Owned IP.
(d)Schedule 3.13(d)(i) contains a list of all Proprietary Software. Except as set forth on Schedule 3.13(d)(ii), the Proprietary Software do not use or incorporate any Open Source Software in a manner that would (x) grant or purport to grant to any Person any rights to or immunities under any of the Proprietary Software, or (y) cause any Proprietary Software to be subject to any Reciprocal License. Each of the Acquired Entities (after giving effect to the Contribution) is in and has been in, and to the extent a Relevant Group member owned or purported to own the Proprietary Software prior to the Contribution, such Relevant Group member is in and has been in, material compliance with the terms and conditions of all licenses for all Open Source Software used with any Proprietary Software.
(e)The Acquired Entities (after giving effect to the Contribution) possess all source code and other documentation and materials reasonably necessary or useful to compile and operate the Proprietary Software. Except as set forth on Schedule 3.13(e), (i) no source code of any Proprietary Software has been disclosed or made available to any Person (including any escrow agent) other than to employees or independent contractors involved in the development or maintenance of any Proprietary Software and bound by written confidentiality obligations to protect the source code of such Proprietary Software from unauthorized use or disclosure, (ii) there has been no release of any such source code from escrow to any Person, and (iii) no event has occurred that would require, and the consummation of the Transactions shall not result in, the release of any such source code to any Person.
(f)Each member of the Relevant Group has taken reasonably necessary actions designed to maintain and protect all confidential information of the Business, and no confidential information of the Business or any confidential Business Intellectual Property has been disclosed to any third party by members of the Relevant Group, and to the Knowledge of the Sellers by any other Person, other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. Except as set forth on Schedule 3.13(f), the Relevant Group has obtained a written confidentiality agreement from its current and former employees and any contractors or other individuals with access to any confidential information of the Business pursuant to which such individual agrees to protect such confidential information.
(g)All employees, contractors, and consultants, employed or engaged by Sellers or an Affiliate of Sellers who have contributed, developed or conceived in any material respect, any Intellectual Property on behalf of the Business or a member of the Relevant Group or an Acquired Entity have done so pursuant to a valid Contract that grants the Relevant Group or an Acquired Entity (after giving effect to the Contribution) exclusive ownership in the Intellectual Property rights developed by such Person.
(h)No Acquired Entity (after giving effect to the Contribution) is under any obligation set forth in a Contract, to develop any Intellectual Property that will be owned by any third party, including any customer or end user.
(i)Each member of the Relevant Group’s data, privacy and security practices conform, and since January 1, 2020, have conformed, in all material respects to applicable Data Privacy Laws, Data Security Requirements and Data Agreements. Neither the execution, delivery and performance of this Agreement nor any Ancillary Agreement, will cause, constitute or result in any material breach or violation of any applicable Data Security Requirements, Data Privacy Laws, or Data Agreements. The Sellers have made available to Buyer true, correct and complete copies of all current and, except as set forth in Schedule 3.13(i), prior, public-facing Privacy Policies. No member of the Relevant Group (for the avoidance of doubt, with respect to the Business) or the Acquired Entities (after giving effect to the Contribution) have, since May 1, 2018, Processed or accessed “protected health information” (as defined at 45 C.F.R. § 160.103) and are not, and since May 1, 2018 have not been, subject to HIPAA as a matter of Law or, except as set forth on Schedule 3.13(i), Contract. Each member of the Relevant Group’s data, privacy and security practices conform, and since May 1, 2018, have conformed, in all material respects to any and all applicable contractual HIPAA obligations and requirements set forth in such Contracts referenced in Schedule 3.13(i).
(j)Each member of the Relevant Group and, after giving effect to the Contribution, each Acquired Entity has all rights legally necessary to collect and Process Personal Information used in the Business. There are no valid, unsatisfied requests from data subjects or any third party on behalf of a data subject to any Acquired Entity (after giving effect to the Contribution) to exercise rights granted to such data subject under applicable Data Privacy Laws, such as rights to access, rectify, or delete Personal Information, to restrict or object to processing of Personal Information, or relating to data portability.
(k)To the Knowledge of Sellers, none of the Relevant Group’s data processors and, after giving effect to the Contribution, each Acquired Entity’s data processors, are in breach of any Data Agreements pertaining to Personal Information Processed by such Persons on behalf of any member of the Relevant Group.
(l)The Acquired Entities (after giving effect to the Contribution) own or have a valid right to access and use the Business Systems. Such Business Systems are reasonably sufficient and in good working condition in all material respects for the current needs of the Business (after giving effect to the Contribution), including as to capacity, scalability, and ability to process current and reasonably anticipated peak volumes in a timely manner. The Business Systems: (i) have not materially malfunctioned or failed since January 1, 2018, and (ii) do not contain any Contaminants that (A) materially disrupt or adversely affect the functionality of any Business System or (B) enable or assist any Person to access without authorization any Business System. Each member of the Relevant Group has developed and maintains reasonable and appropriate backup, business continuity and disaster recovery plans and procedures for the business of the applicable member of the Relevant Group. Since January 1, 2020, no member of the Relevant Group received written notice that a third Person providing services to an Acquired Entity (after giving effect to the Contribution) with respect to the Business Systems has or had failed to meet any material service obligations with respect to the Business Systems. Since January 1, 2020 each member of the Relevant Group has established and maintained commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in compliance in all material respects with any applicable Data Security Requirements, Data Privacy Laws, and Data Agreements.
(m)Except as set forth on Schedule 3.13(m), no breach, security incident or material violation of any Data Security Requirements, Data Privacy Laws or Data Agreements in relation to Business Data has occurred or is threatened, and (ii) there has been no actual or threatened unauthorized or illegal Processing of, or unlawful destruction, loss or alteration of, any such Business Data. No circumstance has arisen or exists in which any applicable Data Security Requirements, Data Privacy Laws, and Data Agreements would require any member of the Relevant Group, including any Acquired Entity (after giving effect to the Contribution) to notify a Governmental Authority or a Person of a data security breach or security incident. No member of the Relevant Group, nor any Person acting on behalf of or at the direction of any member of the Relevant Group, has (x) paid any perpetrator of (or any third party on such perpetrator’s behalf), or party making a threat regarding, any breach, incident or cyber-attack or (y) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
(n)No member of the Relevant Group has received and, to the Knowledge of the Sellers, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Action, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person: (i) alleging or confirming non-compliance with a relevant requirement of any Data Privacy Laws, Data Agreements related to the Processing of Personal Information, or Data Security Requirements, (ii) requiring or requesting any member of the Relevant Group to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Business Data (other than pursuant to a valid data subject request in the ordinary course of business), (iii) permitting or mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of, any member of the Relevant Group, or (iv) claiming compensation owed or payment of a penalty from any member of the Relevant Group with respect to violations of Data Privacy Laws, Data Agreements related to the Processing of Personal Information, or Data Security Requirements.
Section 3.14    Material Contracts.
(a)Schedule 3.14(a) lists, as of the date hereof, each material Contract described below to which any Acquired Entity is party, including after giving effect to the Contribution, or that a member of the Relevant Group is party that are primarily related to, used in or affecting the Business (the Reorganization Agreement, together with such material Contracts responsive to any of the following subsections, the “Material Contracts”):
(i)Contract with any (x) Significant Merchant or (y) Significant Supplier;
(ii)Contract relating to, creating, incurring, assuming, guaranteeing or evidencing Indebtedness or otherwise placing a Lien on any asset of any Acquired Entity or the Business;
(iii)Real Property Lease;
(iv)Contract under which an Acquired Entity is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than (x) non-exclusive licenses of (or agreements to provide Software on a nonexclusive, hosted basis) commercially-available Software for a cost of less than $250,000 during the twelve months ended March 31, 2024, or (y) Incidental Licenses);
(v)Contract under which an Acquired Entity is a licensor of, or otherwise grants to a third party any rights to use, any Owned IP (other than (x) any Contract with a customer or Merchant for Divested Software Products licensed or provided on a non-exclusive basis in the Ordinary Course of Business, or (y) Incidental Licenses);
(vi)Contract with a Person other than an employee of Seller Parent or its Affiliates relating to the development of material Intellectual Property;
(vii)Contract that is a joint venture, strategic alliance or partnership agreement, or a similar agreement that involves a sharing of revenues (other than Contracts with Referral Sources, the primary purpose of which Contracts are for the Referral Source to refer Merchants to a member of the Relevant Group), profits, losses, costs or liabilities by any Acquired Entity with any other Person;
(viii)Contract granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any Equity Interests or assets or properties;
(ix)collective bargaining agreement or other Contract with any Union;
(x)Contract with any Governmental Authority;
(xi)Contract that requires (or permits the counterparty to such Contract to require) an Acquired Entity to obtain or post a letter of credit, surety bond, letter of guaranty or similar instrument;
(xii)Contract involving the settlement or compromise of any Action with obligations that remain outstanding;

(xiii)Contract related to any disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business, material assets or Equity Interests of any other Person constituting a product line, service offering, line of business or ongoing business that was entered into since January 1, 2020, or pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding;
(xiv)Contract (x) pursuant to which a member of the Relevant Group received aggregate payments in excess of $1,000,000 during the fiscal year ended September 30, 2023, or (y) that the Relevant Group reasonably expects, including based on fiscal year to date amounts as of execution of this Agreement, to involve aggregate payments to a member of the Relevant Group in excess of $1,000,000 during the fiscal year ending September 30, 2024;
(xv)Contract (x) pursuant to which any member of the Relevant Group made aggregate payments in excess of $1,000,000 during the fiscal year ended September 30, 2023, or (y) that the Relevant Group reasonably expects, including based on fiscal year to date amounts as of execution of this Agreement, to involve aggregate payments by an Acquired Entity in excess of $1,000,000 during the fiscal year ending September 30, 2024;
(xvi)Contract providing for capital expenditures in excess of $100,000 individually, or in excess of $500,000 in the aggregate;
(xvii)Contract under which any Acquired Entity has made, or that obligates any Acquired Entity to make, a loan or capital contribution to, or investment in, any Person;
(xviii)Contract that requires an Acquired Entity to (x) use any supplier or third party for all or substantially all of such Acquired Entities’ requirements or needs for any product or service or (y) unless terminable upon less than 60 days’ notice without penalty to such Acquired Entity, make minimum volume or fixed volume purchases;
(xix)Contract (x) containing a covenant that limits the right of the Acquired Entities to compete in any line of business or with any Person in any geographical area, (y) containing any exclusivity or exclusive dealing provisions for the benefit of the counterparty to such Contract or (z) limiting an Acquired Entity’s ability to freedom to operate in any line of business, including any Contract containing non-competition or non-solicitation clauses;
(xx)Contract with “most favored nation” provisions (or similar provisions in which pricing, discounts or benefits are based on those provided to another Person) for the benefit of the counterparty to such Contract;
(xxi)Contract for the employment of or provision of individual services by any officer, member, manager, employee, independent contractor or sales representative providing for compensation in excess of $100,000 per annum (other than (x) offer letters that provide for at-will employment without severance obligations, and (y) the Relevant Group’s standard restrictive covenants agreement) and any Contract providing for severance or loans to officers, members, managers, employees, independent contractors or affiliates, other than advances in the Ordinary Course of Business;
(xxii)Contract with a Processor, Payment Network or Member Bank, and/or any other Contract enabling an Acquired Entity’s participation in any Payment Network; or
(xxiii)Any MOR Processing Agreement.
(b)Except as set forth on Schedule 3.14(b), each Material Contract is in full force and effect, is the legal, valid and binding obligation of the applicable Acquired Entity (after giving effect to the Contribution), and is enforceable in accordance with its terms against the applicable Acquired Entity and, to the Knowledge of Sellers, each other party thereto, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.14(b), (i) since January 1, 2023, each of the Acquired Entities (or, prior to the Contribution, other Affiliate of Seller Parent, as applicable) has performed and complied, in all material respects, with all of its obligations under each Material Contract; and (ii) none of the Acquired Entities (or other Subsidiary of Seller Parent, as applicable) or, to the Knowledge of Sellers, any other party thereto, is in material violation or material breach of or material default under, any Material Contract or has, since January 1, 2023, received or given, notice, either orally or written, of any material violation of or material default under, or the cancellation, termination, material modification or acceleration of any Material Contract. To the Knowledge of Sellers, no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would constitute by any party to such Material Contract a material breach of or material default under, such Material Contract. No member of the Relevant Group is currently in a dispute, and since January 1, 2021 has not been in a dispute, regarding, under, pursuant to or in connection with such Material Contract. Sellers have delivered to Buyer true and complete copies of each written Material Contract.
(c)(i) The terms and conditions of the Contracts listed in Schedule 3.14(a)(xxii), (ii) the arrangements between the parties contemplated in the Contracts listed in Schedule 3.14(a)(xxii), (iii) an Acquired Entity’s membership, sponsorship into, or participation in, the Payment Networks contemplated thereby, and (iv) the services to be performed by the Acquired Entities thereunder, are conducted in accordance with the Payment Network Rules. None of the Payment Networks, Member Banks, or Processors has (x) provided written notice of its intent to prohibit, or otherwise limit or impose additional restrictions applicable to, such arrangements, or (y) to the Knowledge of Sellers, prohibited, or otherwise limited or imposed additional restrictions applicable to, such arrangements.
(d)No member of the Relevant Group is currently, or has been since becoming an Affiliate of LLC Seller, party to a Contract premised upon such Person’s or their respective Affiliates’ or Representatives’, actual or asserted small business status, minority business enterprise status, small disadvantaged business status, protégé status or other preferential status, nor, to the Knowledge of Sellers, did any Person rely upon such preferential status of any member of the Relevant Group or any of their respective Affiliates or Representatives in evaluating or awarding any Contract.
(e)All Contracts related to, in connection with or used in the Business that are both (x) not Contributed Assets, and (y) will not be, following the Contribution, Contracts to which an Acquired Entity is party, (i) are terminable by the applicable member of the Relevant Group without penalty, fee, cost or expense, or (ii) will not be terminated following the Closing in a manner that would subject an Acquired Entity to any liability or Action.
Section 3.15    Litigation. Except as set forth on Schedule 3.15, there are no material Actions pending or, to the Knowledge of Sellers, threatened in writing, against or affecting any member of the Relevant Group relating to or affecting the Business or the Contributed Assets or, with respect to the Acquired Entities, any of their assets or properties (in any such case, after giving effect to the Contribution) or any current or former Representative of an Acquired Entity, in their capacity as such, or before or by any Governmental Authority or Payment Network with respect to the Acquired Entities (after giving effect to the Contribution). To the Sellers’ Knowledge, no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would give rise to an Action against or affecting any member of the Relevant Group relating to or affecting the Business or the Contributed Assets or, with respect to the Acquired Entities, any of their assets or properties (in any such case, after giving effect to the Contribution) or any current or former Representative of an Acquired Entity, in their capacity as such, or before or by any Governmental Authority or Payment Network with respect to the Acquired Entities (after giving effect to the Contribution). There are no material Actions by any of the Acquired Entities (after giving effect to the Contribution) pending or threatened in writing against any other Person. There are no Actions pending or, to the Knowledge of Sellers, threatened in writing, against Sellers, the Acquired Entities or any Affiliates thereof which would materially adversely impact Sellers’ performance under this Agreement or the Ancillary Agreements, or Sellers’ ability to consummate the Transactions. There are no unsatisfied judgments, penalties or awards affecting an Acquired Entity or any of its properties, rights or assets (in each case, including after giving effect to the Contribution) with respect to any past or current Action. No current or former direct or indirect holder of any Equity Interests of an Acquired Entity has any claim or rights against any Sellers that remain unresolved or to which an Acquired Entity or any Sellers has or may have any material liability and to the Knowledge of Sellers, no such claim is threatened.
Section 3.16    Employees.
(a)Schedule 3.16(a)(i) sets forth, as of the date hereof, each Business Employee’s name; title; hire date; status (full-time/part-time/seasonal/temporary); current or anticipated leave status; principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act; current year annual base salary or hourly wage; and accrued and unused vacation or other paid time off, in each case, as of the date hereof. True and correct copies of commission plans for the Business Employees as of the date of this Agreement have been made available to Buyer prior to the date of this Agreement. Except for services provided under the Transition Services Agreement or as set forth on Schedule 3.16(a)(ii), the Business

Employees are all of the employees necessary to operate the Business immediately following the Closing in the manner that the Business is operated by the Relevant Group as of the date hereof.
(b)Schedule 3.16(b) sets forth, as of the date hereof, the following for each individual independent contractor (excluding independent sales agents, Referral Sources or other similar sales channels) who primarily services the Business as of the date hereof: name; primary location of the provision of services; date when the independent contractor began providing services; annual compensation.
(c)Each Business Employee is terminable at will, and there are no Contracts between any member of the Relevant Group and any Business Employee that their employment or services will be for any particular period.
(d)With respect to the Group Employees and the Business, no member of the Relevant Group is, and since January 1, 2021 has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since January 1, 2021, any Union representing or purporting to represent any Group Employee. Since January 1, 2021, there has not been, nor, to the Knowledge of Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute any Group Employee with respect to their work for any member of the Relevant Group. With respect to the Group Employees, no member of the Relevant Group is, and since January 1, 2021 has not been, the subject of any actual or threatened (in writing) Action asserting any member of the Relevant Group has committed an unfair labor practice, nor is or has there been any organizing effort or demand for recognition or certification or, to the Knowledge of Sellers, any attempt to organize Group Employees by any Union since January 1, 2021.
(e)Except as set forth on Schedule 3.16(e), each Business Employee is residing and/or working in the United States and is: (i) free of any restrictions or limitations on their ability to accept and maintain employment lawfully in the United States, and (ii) in material compliance with all applicable Laws relating to immigration and naturalization. Since January 1, 2021, with respect to the Business Employees, each member of the Relevant Group has complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) and similar Laws with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) and similar employee verification forms for all Business Employees and the re-verification of the employment status of any and all Business Employees whose employment authorization documents indicated a limited period of employment authorization. In addition, since January 1, 2021, with respect to the Business Employees, (i) no member of the Relevant Group has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of applicable immigration Laws, and (ii) no member of the Relevant Group has been fined or otherwise penalized by reason of any failure to comply with applicable immigration Laws.
(f)With respect to the Group Employees and the Business, each member of the Relevant Group is, and since January 1, 2021 has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime, classification, hours, meal and rest breaks, occupational safety and health, workplace safety and insurance, human rights, labor relations, pay equity, plant closings, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, affirmative action and other employment-related obligations on federal contractors and subcontractors, classification of employees, consultants, or independent contractors, labor relations, collective bargaining, unemployment insurance, the collection and payment of withholding or social security Taxes and any similar Tax, employee benefits and workers’ compensation (collectively, “Employment Matters”).
(g)There are no, and since January 1, 2021 there have been no, pending, or to the Knowledge of Sellers, threatened Actions against any member of the Relevant Group relating to Employment Matters. To the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such Action by or against any member of the Relevant Group in respect of Employment Matters. No member of the Relevant Group is party to or otherwise bound by any order from any Governmental Authority or settlement agreement relating to any Employment Matters, except settlement agreements under which no member of the Relevant Group has any further obligations or liability.
(h)To the Knowledge of Sellers, no Business Employee who is at the level of director or higher has indicated to any member of the Relevant Group or any of their respective Representatives that he or she intends to resign, retire or terminate his or her employment with the applicable member of the Relevant Group.
(i)All compensation (including wages, commissions and bonuses) payable to Group Employees (or independent contractors who primarily service the Business) for services performed on or prior to the date hereof have been paid in full (other than amounts not yet due and payable in the Ordinary Course of Business), and there are no outstanding agreements, understandings or commitments of any member of the Relevant Group with respect to any such compensation.
(j)All Business Employees are and since January 1, 2021 have been correctly classified as exempt or non-exempt (as applicable) under the Fair Labor Standards Act and similar applicable state Laws, and all independent contractors servicing the Business have been properly classified as independent contractors under federal and applicable state Tax Laws and other applicable Laws, and no member of the Relevant Group has received any notice from any individual or Governmental Authority disputing the classification of any Business Employee as exempt under the Fair Labor Standards Act and similar applicable state Laws, or the classification of any independent contractor servicing the Business under federal and applicable state Tax Laws and other applicable Laws.

(k)With respect to the Business, no member of the Relevant Group is a government contractor or subcontractor with any affirmative action obligations under state or federal Law.
(l)Since January 1, 2021, no member of the Relevant Group has engaged in any plant closing or employee mass layoff activities without complying in all material respects with the WARN Act.
(m)Since January 1, 2021, with respect to the Business or any Group Employee, no member of the Relevant Group nor, to the Knowledge of the Sellers, any current or former officer, employee or independent contractor of a member of the Relevant Group has entered into a settlement agreement that involves allegations relating to harassment or discrimination of any kind, including sexual harassment. With respect to the Business and each Group Employee, a member of the Relevant Group has investigated all employment discrimination and sexual harassment allegations of, or against, any Group Employee of which a member of the Relevant Group has been made aware since January 1, 2021. With respect to each such allegation which a member of the Relevant Group reasonably believed had or has potential merit, such member of the Relevant Group has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment, and no member of the Relevant Group reasonably expects to incur any material liability with respect to any such allegations.
(n)Since March 12, 2020, no member of the Relevant Group has received any written notice from any Person alleging a violation of applicable Laws relating to occupational safety or health standards.
Section 3.17    Employee Benefits.
(a)Schedule 3.17(a) contains, as of the date hereof, an accurate and complete list of each Benefit Plan maintained or contributed to or sponsored by the Acquired Entities (including after giving effect to the Contribution) or under which any Business Employees participate as of the date of this Agreement (individually referred to herein as a “Plan” and collectively, the “Plans”).
(b)No member of the Relevant Group nor any Person that, together with an member of the Relevant Group would be treated as a single employer under Section 414 of the Code (each, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has any liability under or with respect to, a plan that is or was subject to Title IV of ERISA or Code Section 412 or 430, any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(c)No Plan provides (or could require an Acquired Entity (including after giving effect to the Contribution) to provide) post-employment welfare benefits with respect to any Business Employees other than (i) a limited period through the end of the month following separation from service as set forth in any applicable insurance policy, (ii) coverage mandated by

Section 4980B of the Code or (iii) other applicable state continuation coverage Law for which the covered individual pays the full cost of coverage.
(d)Each Plan has been funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all applicable laws and regulations, including ERISA and the Code. Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and its related trust is exempt from Tax under Code Section 501(a). Each such Plan has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service to the effect that such Plan meets the requirements of Code Section 401(a).
(e)There are no pending or, to the Knowledge of Sellers, threatened (in writing), Actions, claims (other than routine undisputed claims for benefits), suits, disputes, audits or investigations with respect to any Plan. Neither a member of the Relevant Group, nor, to the Knowledge of Sellers, any other Person, has engaged in any transaction with respect to any Plan that would be reasonably likely to subject the Acquired Entities to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(f)Except as set forth on Schedule 3.17(f), the consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of compensation or benefits under any Plan with respect to any Business Employees.
(g)Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code and the guidance thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan, and no Business Employee is entitled to any gross-up or otherwise entitled to indemnification by an Acquired Entity, any Subsidiary of an Acquired Entity or any ERISA Affiliate for any violation of Section 409A of the Code.
Section 3.18    Merchants, Suppliers, Referral Sources, Member Banks and Processors.
(a)Schedule 3.18(a) sets forth a list of the top twenty five (25) Merchants of the Acquired Entities (after giving effect to the Contribution) based on the dollar value of annual sales volume to such Merchant during each of the six-month period ended March 31, 2024, the fiscal year ended September 30, 2023 and the fiscal year ended September 30, 2022 (collectively, the “Significant Merchants”). Since January 1, 2023, no member of the Relevant Group has received any written communication or, to the Knowledge of Sellers oral communication, from any Significant Merchant that such Significant Merchant intends to terminate, cancel, modify in a material manner, cease doing business with, disengage, not renew, let lapse upon the expiration of its terms or materially reduce its relationship with any such Acquired Entity. To the Knowledge of Sellers, no Significant Merchant intends to terminate, cancel, modify in a material manner, cease doing business with, disengage, not renew, let lapse upon the expiration of its terms or materially reduce its business with the applicable member of the Relevant Group, including as a result of the Transactions.

(b)None of the Merchants are considered “prohibited” Merchants under any applicable Law or by the Member Banks or Processors. Based on the information provided to a member of the Relevant Group by the Merchants, all Merchants (including those designated as “high risk”), as of the date on which such Merchants entered into merchant agreements with the applicable Member Bank or Processor (each, a “Merchant Agreement”), satisfied the underwriting standards, credit policies and other requirements of the applicable Processor, Payment Network or Member Bank made generally available or otherwise known to the Relevant Group for Payment Processing Services. A member of the Relevant Group conducted diligence on each Merchant as required by the applicable MOR Processing Agreement and in conformity with payment industry standards. No Acquired Entity (after giving effect to the Contribution) processes or facilitates the processing of credit or debit card transactions or electronic payments transactions for any Person that is not a party to a Merchant Agreement. Copies of the Acquired Entities’ current standard form(s) of Merchant Agreements (after giving effect to the Contribution) have been made available to Buyer.
(c)Since January 1, 2021, no member of the Relevant Group has received, with respect to any Merchant, any written notice from any Governmental Authority or Payment Network (i) that any such Merchant is not in compliance with the Payment Network Rules, other than routine notices or compliance issues that have been resolved; (ii) that any Merchant is subject to any Action before, or is subject to an order with, the U.S. Federal Trade Commission, the Consumer Financial Protection Bureau or other Governmental Authority with regard to such Merchant’s business practices, other than Actions, inquiries or orders that have been resolved; (iii) that any such Merchant is required to participate in any “Risk Monitoring Service,” or “Excessive Chargeback Monitoring” programs or are “Chargeback Monitored Merchants” as defined in the Payment Network Rules or has been placed on the “MATCH” (Merchant Alert to Control High-Risk) File or its equivalent, other than any such issues that have been resolved; or (iv) that any such Merchant has had any unauthorized acquisition, unauthorized disclosure or theft of any Personal Information.
(d)To the extent set forth in the applicable Merchant Agreement, an Acquired Entity (after giving effect to the Contribution) or the applicable Member Bank has a security interest in the collateral set forth in the applicable Merchant Agreement (including any reserve account established by such Merchant Agreement). Each member of the Relevant Group has handled Merchant reserves and held funds or Merchant liability accounts in the Ordinary Course of Business consistent with (i) the Payment Network Rules in all material respects, and (ii) commercially reasonable practices. Each member of the Relevant Group has handled and processed all Chargebacks in the Ordinary Course of Business consistent with the Payment Network Rules in all material respects.
(e)A true, correct and complete copy of the most recent residual/settlement report provided to a member of the Relevant Group (the “Settlement Report”) and issued by each Processor prior to the date of this Agreement has been provided by Sellers to Buyer.
(f) Schedule 3.18(f) sets forth a list of the (a) top twenty five (25) Referral Sources of the Business, and (b) top twenty five (25) other suppliers, vendors or service providers, of the Acquired Entities (after giving effect to the Contribution) based on the dollar value of net purchases from such suppliers during each of the six-month period ended March 31, 2024, the fiscal year ended September 30, 2023 and the fiscal year ended September 30, 2022 (collectively, such top twenty five Referral Sources and top twenty five other suppliers, the “Significant Suppliers”), including the amount paid to each Significant Supplier over such periods. Since January 1, 2023, no member of the Relevant Group has received any written communication or, to the Knowledge of Sellers oral communication, from any Significant Supplier that such Significant Supplier intends to terminate, cancel, modify in a material manner, cease doing business with, disengage, not renew, let lapse upon the expiration of its terms or materially reduce its relationship with any such Acquired Entity. To the Knowledge of Sellers, no Significant Supplier intends to terminate, cancel, modify in a material manner, cease doing business with, disengage, not renew, let lapse upon the expiration of its terms or materially reduce its business with the applicable member of the Relevant Group, including as a result of the Transactions. To the Knowledge of Sellers, each Referral Source is compliant with the Payment Network Rules.
(g)Schedule 3.18(g) sets forth a list of all Processors and Member Banks that process credit and debit card transactions and electronic payments or ACH transactions for the Merchants. To the Knowledge of Sellers, each such Processor and Member Bank maintains all necessary qualifications to process credit and debit card transactions or electronic payments or ACH transactions, as applicable. Since January 1, 2021, no Processor or Member Bank has notified a member of the Relevant Group in writing of such Processor’s or Member Bank’s desire to materially modify the terms of or to terminate such Processor’s or member Bank’s agreement with an Acquired Entity, any Merchant or any acquiring member bank (as applicable) through which such Processor or Member Bank currently processes credit or debit card transactions or electronic payments or ACH transactions.
(h)No Acquired Entity (after giving effect to the Contribution) (i) owns any Bitcoin, Ether or other cryptocurrencies (collectively, “Cryptocurrencies”), (ii) processes Cryptocurrencies on behalf of any Merchants, or (iii) is party to any Contracts with any Processor, exchange or wallet of or for Cryptocurrencies.
Section 3.19    Governmental Permits. The Acquired Entities (after giving effect to the Contribution) hold all material permits, licenses, approvals, certificates, registrations, accreditations, and other authorizations necessary for the operation of the Business (collectively, the “Material Permits”). No member of the Relevant Group is in violation of the terms of any such Material Permit in any material respect. There is no Action pending or, to the Knowledge of Sellers, threatened in writing to revoke, modify or otherwise fail to renew any such Material Permit.
Section 3.20    Certain Business Practices.
(a)No member of the Relevant Group has, in any such case in violation of applicable Law, made, given, promised, offered or otherwise provided any sum, contribution, gift, entertainment or other item of value to any past, then-current, current or campaigning Governmental Authority, government officials or employees or political parties or campaigns, and none of the foregoing have been committed to, directly or indirectly. No member of the Relevant Group has committed or been committed, directly or indirectly, orally or in writing, to make, give or otherwise provide any sum, contribution, gift, entertainment or other item of value on or after the date of this Agreement to any past, then-current, current or campaigning Governmental Authority, government officials or employees or political parties or campaigns.
(b)No member of the Relevant Group nor any of their respective directors, officers, or employees, or consultants or agents has since January 1, 2018, directly or indirectly, within the scope of engagement or employment with a member of the Relevant Group or with respect to a member of the Relevant Group (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any Governmental Authority, government officials or employees or to political parties or campaigns or to any other Person who was, is or may be in a position to help or hinder a member of the Relevant Group, (iii) made any contributions, payments or gifts constituting criminal bribery, (iv) accepted or received any illegal contributions, payments or gifts, (v) established or maintained any unrecorded fund or asset or knowingly made any false or misleading entries on any books or records for any purpose, (vi) engaged in price fixing, bid rigging or any other anticompetitive activity, or (vii) made, offered, received, or solicited any unlawful payments.
(c)No member of the Relevant Group nor any of their respective directors, officers, or employees, or consultants or agents has, directly or, knowingly, indirectly (i) solicited or received any rebates, payments, commissions, promotional allowances or any other economic benefits from any customer or vendor of a member of the Relevant Group which would constitute a violation of any Law, including any Anti-Corruption Law, or policy maintained by a member of the Relevant Group to which a member of the Relevant Group was then-subject, in each case, by a member of the Relevant Group or (ii) given, promised, authorized or agreed to give, promise or authorize any money, gift, bribe, kickback or similar benefit to any Person which would constitute a violation of any Anti-Corruption Laws by a member of the Relevant Group.
(d)No member of the Relevant Group nor any of their respective directors, officers, or employees, or consultants or agents is currently or has been (solely with respect to employees, consultants and agents of a member of the Relevant Group but specifically including directors and officers of each member of the Relevant Group), while employed by or representing the Relevant Group, since January 1, 2018: (i) a Sanctioned Person or organized, residing in or located in a Sanctioned Country, (ii) engaging in or facilitating any unlawful dealings or transactions with any Sanctioned Person or in any Sanctioned Country (as defined at the time of such dealings or transactions), or, within the scope of their employment or in connection with or related to their relationship with a member of the Relevant Group, (x) engaged in or facilitated any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, (y) engaged in or facilitated any imports into the United States in violation of any Ex-Im Laws, including those regulating the classification and valuation or imported items and payment of applicable antidumping or countervailing duties, or (z) otherwise engaged in, facilitated or provided material support for activities in violation of applicable Sanctions Laws, Ex-Im Laws, Anti-Terrorism Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).
(e)Since January 1, 2018, no member of the Relevant Group has (i) received from any Governmental Authority any written notice, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority, except for a situation in which such Governmental Authority was (x) a party to a Contract with a member of the Relevant Group, and (y) corresponding with a member of the Relevant Group, in the Ordinary Course of Business with respect to such Contract; or (ii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
Section 3.21    Prior Acquisitions.
(a)Except as set forth on Schedule 3.21(a), since January 1, 2014, no Acquired Entity or other member of the Relevant Group (with respect to the Business) has acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (each, a “Prior Acquisition”). The Sellers have made available to Buyer true, correct and complete copies of all definitive purchase agreements, disclosure schedules and all material ancillary Contracts executed and delivered in connection with the Prior Acquisitions (collectively, the “Prior Acquisition Agreements”).
(b)Except as set forth on Schedule 3.21(b), all consideration, payments, deferred consideration, installment payment, working capital adjustment, earn-out or similar payments required under any of the Prior Acquisition Agreements have been fully and completely paid or satisfied. Since January 1, 2014, there have been no indemnity claims made by any Person under any Prior Acquisition Agreement. To the Knowledge of Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any indemnity claim by any Person under any Prior Acquisition Agreement.
Section 3.22    Bank Accounts.
(a)Schedule 3.22(a) sets forth (i) the identity of each bank or financial institution in which an Acquired Entity (after giving effect to the Contribution) has an account, safe deposit box or lockbox (such accounts, safe deposits or lockboxes, the “Included Accounts”), (ii) the Acquired Entity (after giving effect to the Contribution) that is or will be the account owner, (iii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement, and (iv) any outstanding banking-related powers of attorney executed by or on behalf of the Acquired Entities.
(b)Schedule 3.22(b) sets forth (i) the identity of each bank or financial institution in which any member of the Relevant Group) has an account, safe deposit box or lockbox (excluding, in any event, the Included Accounts) used in the Business, and (ii) the member of the Relevant Group that is the account owner in connection therewith.
Section 3.23    Books and Records. The Sellers have made available to Buyer the minute books and stock record books of the Acquired Entities for the period of time that such Acquired Entity has been an Affiliate of Sellers, which are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors or managers, and any committees of the board of directors or managers of the Acquired Entities, and no meeting, or action taken by written consent, of any such shareholders, the board of directors or managers, and any committees of the board of directors or managers has been held for which minutes have not been prepared and are not contained in such minute books, in each case in all material respects.
Section 3.24    Officers, Directors and Managers. Schedule 3.24 sets forth a correct and complete list of the current officers, directors and managers (or Persons holding similar positions) of each Acquired Entity.
Section 3.25    Affiliate Transactions. Except as set forth on Schedule 3.25: (a) there are no Contracts (other than employment or consulting Contracts) between an Acquired Entity, on the one hand, and any Associated Person, on the other hand; and (b) no Associated Person (i) has any ownership or leasehold interest in any property or asset used by an Acquired Entity (after giving effect to the Contribution); (ii) has any direct or indirect material ownership interest in any material client, customer, vendor, supplier, lessor or lessee of an Acquired Entity (after giving effect to the Contribution) (for the avoidance of doubt, ownership of five percent (5%) or less of any class of securities of a company whose securities are publicly traded shall not be deemed to be a material ownership interest for purposes of this Section 3.25); (iii) provides services (other than employment services) to an Acquired Entity (after giving effect to the Contribution); (iv) has any contractual or other claims, express or implied, of any kind whatsoever against an Acquired Entity (after giving effect to the Contribution).
Section 3.26    Solvency. Upon consummation of the Transactions, assuming the accuracy of the representations and warranties of Buyer in ARTICLE IV, each Seller and each of its Affiliates (excluding the Acquired Entities) will not, as of immediately following the Closing, (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature in the ordinary course of business, or (c) have liabilities in excess of the reasonable market value of its assets (measured on a going concern basis).
Section 3.27    Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY ANCILLARY AGREEMENT, NEITHER SELLERS NOR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IS MAKING OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER RELATING TO THE ACQUIRED ENTITIES, THE BUSINESS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, AND SELLERS HEREBY DISCLAIM ANY

AND ALL SUCH REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY ANCILLARY AGREEMENT, NEITHER SELLERS NOR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IS MAKING OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER RELATING TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE ACQUIRED ENTITIES OR THE BUSINESS OR (II) ANY ORAL OR WRITTEN INFORMATION FURNISHED OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE ACQUIRED ENTITIES AND THE BUSINESS (INCLUDING ANY SUCH INFORMATION INCLUDED IN THE DATA ROOM), THE NEGOTIATION OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE ACCURACY, COMPLETENESS OR CURRENCY THEREOF, AND SELLERS, AND THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES WILL NOT HAVE ANY LIABILITY TO BUYER OR ANY OTHER PERSON IN RESPECT OF SUCH INFORMATION, INCLUDING ANY SUBSEQUENT USE OF SUCH INFORMATION.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
As a material inducement to Sellers to enter into this Agreement, Buyer hereby makes the representations and warranties set forth in this ARTICLE IV to Sellers:
Section 4.1    Organization. Each of Buyer Parent and Buyer is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of formation, and is also duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the ownership of properties or the conduct of its business requires it to be so qualified, except where failure to be so licensed, qualified or in good standing, would not result or reasonably be expected to result in a Buyer Material Adverse Effect.
Section 4.2    Authorization; Enforceability.
(a)The execution, delivery and performance by Buyer Parent and Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation of the Transactions, have been duly and validly authorized by Buyer Parent and Buyer and no other act or proceeding on the part of Buyer Parent or Buyer, their respective managers, or their respective equity holders is necessary to authorize the execution, delivery or performance by Buyer Parent and Buyer of this Agreement or each Ancillary Agreements to which Buyer is a party, or the consummation of the Transactions.
(b)This Agreement has been duly executed and delivered by Buyer Parent and Buyer, and, upon execution and delivery thereof, the Ancillary Agreements will be duly executed by Buyer and/or Affiliate thereof that is party thereto. This Agreement and each

Ancillary Agreement to which Buyer or one of its Affiliates is a party constitute valid and binding obligations of Buyer Parent, Buyer or one of Buyer’s Affiliates, enforceable against Buyer Parent, Buyer or an Affiliate of Buyer, as applicable, in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 4.3    Non-contravention.
(a)Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions (including the consummation of the Financing) will (whether with or without notice, the passage of time or both) (i) conflict with, breach or materially violate any Law applicable to Buyer or by which its assets or properties is bound or subject, (ii) conflict with, breach or violate any provision of the Governing Documents of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any material Contract or material permit to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which it or any of its properties or assets are bound or affected, except in each case of clause (i) or (ii) where such matter would not result or reasonably be expected to result in a Buyer Material Adverse Effect.
(b)Other than in connection with or in compliance with the HSR Act, no consent, license, authorization or approval or other action by, and no notice to or filing, registration or declaration with, any Governmental Authority is required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the consummation by Buyer of the Transactions (including the consummation of the Financing).
Section 4.4    Brokers’ Fees. Buyer has no obligation to pay any fees, finder’s fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 4.5    Securities Matters. The Purchased Equity Interests are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Purchased Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Equity Interests. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Equity Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act.
Section 4.6    Solvency; Financing.
(a)Upon the consummation of the Transactions (including the incurrence of the Financing and payment of all amounts payable under ARTICLE II and the payment of all related fees and expenses), assuming the accuracy of the representations and warranties of Sellers in ARTICLE III, Buyer Parent and its Subsidiaries, on a consolidated basis, will not, as of immediately following the Closing, (a) be insolvent or left with unreasonably small capital, (b)

have incurred debts beyond its ability to pay such debts as they mature in the Ordinary Course of Business, or (c) have liabilities in excess of the reasonable market value of its assets (measured on a going concern basis).
(b)As of the date of this Agreement, Buyer has delivered to Sellers complete and correct copies of: (i) one or more executed debt commitment letters dated as of the date hereof, including all annexes, exhibits and schedules thereto (collectively, the “Debt Financing Commitment”) pursuant to which the Debt Financing Sources party thereto have committed, subject only to the terms and conditions set forth therein, to provide the amount of the debt financing set forth therein (the “Debt Financing”) to Buyer for purposes (among others) of consummating the Transactions; (ii) each fee letter referred to in any Debt Financing Commitment (collectively, the “Fee Letter”) (with fee amounts, any market flex provisions and customary threshold amounts provided therein, or any other provision thereof as may be required by the Debt Financing Sources party thereto, customarily redacted, but in any event, not redacted with respect to any condition precedent to the funding of the Debt Financing or any term thereof that would adversely affect the enforceability, availability, termination or aggregate principal amount of the Debt Financing); and (iii) an executed equity commitment letter dated as of the date hereof, including all annexes, exhibits and schedules thereto (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, collectively, the “Financing Commitments”, and each, individually, a “Financing Commitment”), pursuant to which Parthenon Investors VI, L.P. (the “Equity Investor”, and together with the Debt Financing Sources, collectively, the “Financing Sources”) has committed to provide equity financing to Buyer in the aggregate amount as set forth on Schedule 4.6(b) in accordance with the terms of such equity commitment letter for purposes of consummating the Transactions (the “Equity Financing” and, together with the Debt Financing, collectively, the “Financing”).
(c)As of the date of this Agreement, none of the Financing Commitments have been amended or modified and the respective commitments contained therein have not been withdrawn, terminated or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute legal, valid and binding obligations of Buyer and any of its Affiliates that are party thereto and, to the knowledge of Buyer, each other party thereto and are enforceable against each of them in accordance with their respective terms and conditions, subject to the Enforceability Exceptions. As of the date of this Agreement, there are no conditions precedent to the funding of the Financing in the aggregate amount contemplated by the Financing Commitments other than as expressly set forth in the Financing Commitments. There are no other Contracts, agreements, side letters or arrangements to which Buyer or any of its Affiliates is a party relating to the terms and conditions of the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments and the Fee Letter.
(d)As of the date of this Agreement: (i) assuming that the conditions set forth in Section 6.1 and Section 6.3 are satisfied, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a breach or default of the Financing Commitments on the part of Buyer or any of its Affiliates (or, in the case of the Equity Financing Commitment, the Equity Investor) or, to the knowledge of Buyer, any other Person thereunder; and (ii) assuming that the conditions set forth in Section 6.1 and Section 6.3 are satisfied, Buyer has no reason to believe that any of the conditions to be satisfied by it or any of its Affiliates in the Financing Commitments will fail to be timely satisfied, nor does Buyer have any knowledge that the full amount of the Financing will not be funded at the Closing.
(e)Buyer has fully paid any and all commitment fees and other fees required by the terms of the Financing Commitments and the Fee Letter to be paid on or before the date of this Agreement, and will pay any and all such fees due on or before the Closing Date.
(f)Assuming the satisfaction of the conditions to Closing set forth in Section 6.1 and Section 6.3, the Financing, assuming the Financing is funded in accordance with the Financing Commitments, will be sufficient, together with available cash and cash equivalents of the Buyer and its Affiliates to satisfy the obligations of Buyer under this Agreement, including the payment of the Closing Consideration and payment of any related fees and expenses payable by Buyer hereunder (collectively, the “Financing Purposes”).
(g)In no event shall the receipt or availability of any funds or financing by Buyer or any other financing or other transactions be a condition to any of Buyer’s obligations hereunder.
Section 4.7    Investigation; No Reliance. Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Equity Interests, the Acquired Entities, the Business, the Transactions, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto. Buyer has been furnished with, or given adequate access to, such information about the Purchased Equity Interests, the Acquired Entities, the Business and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, as it has requested. Buyer acknowledges and agrees that (a) the only representations and warranties made by Sellers or their respective Representatives and Affiliates of any nature whatsoever relating to the Acquired Entities, the Business or otherwise in connection with this Agreement and the Transactions are the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules) or in the Ancillary Agreements, (b) other than the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules) or in the Ancillary Agreements, neither Sellers nor their respective Representatives and Affiliates is making or has made any express or implied representation or warranty of any nature whatsoever relating to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Acquired Entities or the Business or (ii) any oral or written information furnished or made available to Buyer, its Affiliates or their respective Representatives in the course of their due diligence investigation of the Acquired Entities and the Business (including any such information included in the Data Room), the negotiation of this Agreement or the consummation of the Transactions, including the accuracy, completeness or currency thereof, (c) Buyer will not have any right or remedy arising out of, and expressly disclaims reliance on, any other representations of any nature whatsoever or other information made or supplied by or on behalf of Sellers or their respective Representatives and Affiliates relating to the Acquired Entities, the Business or otherwise in connection with this Agreement and the Transactions, including information provided in management presentations, the Data Room or other due diligence information, except for the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules) or any Ancillary Agreement, and (d) any Actions that Buyer may have for breach of a representation or warranty of any nature whatsoever relating to the Acquired Entities, the Business or otherwise in connection with this Agreement and the Transactions shall be based solely on the representations and warranties set forth in ARTICLE III hereof (in each case, as modified by the Disclosure Schedules) or in any Ancillary Agreement.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business.
(a)Conduct of Business by Sellers. Except (i) as otherwise permitted, contemplated or required by this Agreement (including in connection with the Contribution), (ii) as required (and only to the extent required) by a Governmental Authority or by applicable Law and if, when not prohibited by such Governmental Authority or applicable Law, Sellers provide advance written notice to Buyer of a proposed action or inaction and, following such notice, consults with Buyer regarding Sellers’ and the Acquired Entities’, as applicable, proposed action or inaction in response to such Governmental Authority or applicable Law and considers in good faith Buyer’s comments to such action or inaction, or (iii) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, Sellers shall, and shall cause each Acquired Entity to, use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to, and Sellers shall, and shall cause each Acquired Entity to, use commercially reasonable efforts to preserve substantially intact the goodwill and current significant business relationships of the Business, including relationships with employees, customers, Merchants, Processors, suppliers, referral sources and other key Persons; provided, however, that the failure to take any action prohibited by Section 5.1(b) shall not constitute a breach of this Section 5.1(a).
(b)Certain Prohibited Actions. Without limiting the generality of Section 5.1(a), except (x) as set forth on Schedule 5.1(b) or as otherwise permitted, contemplated or required by this Agreement (including in connection with the Contribution), or (y) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, Sellers:
(i)shall not permit any Acquired Entity to amend any of its Governing Documents;
(ii)shall not permit any Acquired Entity to split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;
(iii)shall not permit any Acquired Entity, and shall cause each other member of the Relevant Group not, to issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any Contributed Asset or Equity Interests of any Acquired Entity;
(iv)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group not to, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, or other benefits payable to any Business Employee, including any increase or change pursuant to any Plan or (B) establish or increase or promise to increase any benefits under any Plan applicable to the Business Employees, in either case except as required by Law, any Contract or involving Ordinary Course of Business increases, including any changes to benefits that are applicable to the other covered employees of Seller Parent and its Affiliates generally;
(v)shall not permit any Acquired Entity, and shall cause each other member of the Relevant Group not, to hire or fire (other than for cause) any Business Employees, except to the extent in the Ordinary Course of Business consistent with the Relevant Group’s employment or other applicable policies;
(vi)shall not, and shall cause each member of the Relevant Group not to, make any material change in financial accounting methods, principles or practices of the Acquired Entities, except to the extent as may be required by (or, in the reasonable good faith judgment of Sellers, advisable under) a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board);
(vii)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group (in connection with the Business) not to, make any acquisition of (including by merger, consolidation or acquisition of stock or assets), directly or indirectly, any material assets, securities, properties, interests or businesses, except in any such case for acquisitions of inventory, equipment and other assets in the Ordinary Course of Business;
(viii)shall not permit any Acquired Entity to incur any Indebtedness in excess of $3,000,000 in the aggregate, except for, in each case, (1) Indebtedness incurred in the Ordinary Course of Business, (2) Indebtedness to be paid off at or prior to the Closing, and (3) guarantees of Indebtedness incurred under the Credit Agreement, which will be released at or prior to the Closing;
(ix)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group with respect to the Business not to, sell, transfer or convey, or create or incur any Lien (other than Permitted Liens) on, any of the assets or properties of the Acquired Entities, other than (1) any such actions taken in the Ordinary

Course of Business, (2) any sale, transfer or conveyance of assets to an Acquired Entity, or (3) dispositions of obsolete equipment in the Ordinary Course of Business, or (4) any Lien pursuant to the Credit Agreement to be released prior to Closing;
(x)shall not permit any Acquired Entity to forgive, cancel, compromise, waive or release any indebtedness for borrowed money owed to it or any right or claim thereto, in each case, other than in the Ordinary Course of Business;
(xi)shall not permit any Acquired Entity to (i) make or incur capital expenditures, other than in the Ordinary Course of Business, or (ii) fail to timely make any capital expenditures that would otherwise be made in the Ordinary Course of Business;
(xii)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group with respect to the Business not to, cancel, compromise or settle any Action (A) for an amount in excess of $50,000 individually or $100,000 in the aggregate or (B) that involves injunctive relief against an Acquired Entity;
(xiii)shall not permit any Acquired Entity to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xiv)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group with respect to the Business not to, enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement, other than in the Ordinary Course of Business;
(xv)shall not permit any Acquired Entity to, and shall cause each other member of the Relevant Group with respect to the Business not to, terminate, materially amend or supplement, exercise deconversion or portability rights, accelerate or fail to renew any Material Contract (or any Contract that would be a Material Contract if entered into prior to the date of this Agreement), other than in the Ordinary Course of Business or the expiration of any Material Contract in accordance with its terms;
(xvi)shall not permit any Acquired Entity to enter into any material new line of business;
(xvii)shall not permit any Acquired Entity to declare any non-cash dividend or distribution in respect of such Acquired Entity’s Equity Interests;
(xviii)shall not permit any Acquired Entity to create or liquidate any Subsidiary; and
(xix)shall not enter into any commitment, shall not permit any Acquired Entity to enter into any commitment and shall cause each other member of the Relevant

Group not to enter into any commitment, in each case, with respect to any of the foregoing.
(c)No Control of the Business. Buyer acknowledges and agrees that (i) nothing in this Agreement, including Section 5.1(a) and Section 5.1(b), is intended to give Buyer, directly or indirectly, the right to control or direct the operations of Sellers or any Acquired Entity prior to the Closing, and (ii) prior to the Closing, subject to the terms and conditions of this Agreement, Sellers and the Acquired Entities shall exercise complete control and supervision over their respective operations, including the Business.
(d)Advice of Changes. Each Party shall promptly advise the other Party in writing of any change or event that would be reasonably expected to prevent or materially delay any of the conditions precedent described in ARTICLE VI from being satisfied.
Section 5.2    No Negotiation. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to ARTICLE VII, the Sellers shall not (and shall cause its Affiliates, including the Acquired Entities, and Representatives acting on Sellers’ behalf not to) directly or indirectly, (a) solicit, initiate, continue, knowingly encourage or engage in discussions or negotiations with, (b) solicit or knowingly encourage the making, submission or announcement of any proposal by, (c) execute, enter into or become bound by any letter of intent, definitive agreement or other Contract or understanding with, or (d) except in the Ordinary Course of Business and not otherwise relating to any Acquisition Proposal, provide, disclose or furnish any non-public information to, in each case, any Person (other than the Buyer and its Affiliates or Governmental Authorities with respect to the Transactions) concerning the Acquired Entities and their respective businesses, assets, liabilities or employees (in each case, including after giving effect to the Contribution), or any purchase of any Contributed Assets or purchase of equity interests of the Acquired Entities (including after giving effect to the Contribution), any merger involving the Acquired Entities, any sale of all or a substantial portion of the Contributed Assets or assets of the Acquired Entities (including after giving effect to the Contribution) or any consolidation, combination, equity exchange, liquidation, dissolution or any similar transaction or series of related transactions involving any of the Acquired Entities (including by way of providing or continuing to provide access to the Data Room or to management of the Acquired Entities in connection therewith) (each, an “Acquisition Proposal”). No later than one Business Day after the date of this Agreement (or, in the case of actions required pursuant to clause (iii) below, no later than three Business Days after the date of this Agreement), Sellers shall (and each shall cause its Affiliates, including the Acquired Entities, and Representatives to) immediately (i) cease and cause to be terminated any and all existing discussions and negotiations with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Proposal, (ii) cause access to the Data Room and management of the Acquired Entities to be terminated for all Persons other than Buyer and its Representatives, and (iii) request each Person that has heretofore executed a confidentiality agreement as a prospective bidder in connection with the process that resulted in this Agreement, including any such Person who submitted a bid to Sellers or its Representatives in connection with its consideration of an Acquisition Proposal, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Acquired

Entities in accordance with the terms of their confidentiality agreement; provided, however, that, for the avoidance of doubt, nothing in this Section 5.2 shall restrict any of the foregoing actions related to any Seller Parent Sale.
Section 5.3    Pre-Closing Access to Information; Confidentiality.
(a)Subject to applicable Law and the Confidentiality Agreements, Sellers shall, and shall cause each of the Acquired Entities to, provide Buyer and its Representatives reasonable access, during regular business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the business of Seller Parent, Sellers or any of their respective Subsidiaries, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, to Sellers’ (but solely to the extent related to the Business) and the Acquired Entities’ material properties, books, contracts, commitments, and records (and, shall be provided access to the Business Employees as requested by Buyer, at such time and in such manner, as reasonably agreed to by Buyer and Sellers) (the information provided by Sellers, excluding the information that is withheld in accordance with in the provisos set forth below, the “Seller Information”); provided, however, that Sellers or the Acquired Entities may withhold from Buyer or its Representatives any document or information to the extent that Sellers determine that (i) such documents or information are subject to any attorney–client privilege (provided that Sellers shall use its commercially reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (ii) disclosure of such document or information would contravene or violate any of its obligations with respect to any applicable Law or order, or (iii) such documents or information relates to the negotiation and execution of this Agreement or the process that led to the negotiation and execution of this Agreement; and, provided, further, that, in the event that any Seller Information is subject to the terms of a confidentiality agreement with a third party, Sellers may implement reasonable procedures to enable the disclosure or provision of reasonable access to such Seller Information. All requests for access or information made pursuant to this Section 5.3(a) shall be directed to any employee or Representative of Sellers who has been designated by Sellers. If so reasonably requested by the Sellers, the Sellers, the Buyer or their Affiliates, as applicable, shall enter into a customary joint defense agreement with the other party and their Affiliates with respect to any information to be provided pursuant to this Section 5.3.
(b)Buyer agrees that it shall not, and shall cause its Affiliates and its and their respective Representatives not to, prior to the Closing, use any information obtained pursuant to this Section 5.3 for any competitive or similar purpose unrelated to the negotiation or consummation of the Transactions or integration of the Acquired Entities following the Closing.
(c)All documents and information exchanged pursuant to this Section 5.3 shall be subject to (i) the agreement, dated as of January 30, 2024, between Seller Parent and Payroc WorldAccess, LLC (the “Payroc Confidentiality Agreement”), and (ii) the agreement, dated as of January 30, 2024, between Seller Parent and PCP Managers II, LP (the “PCP Confidentiality Agreement” and, together with the Payroc Confidentiality Agreement, the “Confidentiality Agreements”), as if Buyer were subject to the obligations of Payroc

WorldAccess, LLC and PCP Managers II, LP, respectively, under such Confidentiality Agreements.
(d)No rights under this Section 5.3 can be exercised by Buyer or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement, for which the rules of discovery shall apply.
Section 5.4    Post-Closing Access to Information.
(a)From and after the Closing, the Sellers and the Buyer shall preserve and keep, or cause to be preserved and kept, all pre-Closing books and records (collectively, “Records”) (i) in the case of Sellers, held by Sellers and related to the Business, the Business Employees and any independent contractors primarily providing services to the Business, and (ii) in the case of Buyer, included in the assets of any Acquired Entities (after giving effect to the Contribution), in each case, for a period of at least six (6) years from the Closing Date (the “Applicable Period”). During the Applicable Period, subject to Section 5.8(c), Buyer and Sellers and their respective Representatives shall, upon reasonable notice, have access (except to the extent such access would (i) be likely to result in the loss of any attorney-client privilege of the disclosing party, except to the extent that such privilege may be preserved by the disclosing party’s use of commercially reasonable efforts to allow the disclosure of such Records, (ii) contravene or violate any of the disclosing party’s obligations with respect to any applicable Law or order, or (iii) include access to Records that relate to the negotiation and execution of this Agreement by the disclosing party or the process that led to the negotiation and execution of this Agreement by the disclosing party), during regular business hours and on reasonable advance notice, at the sole cost of the requesting party, to examine, inspect and copy such Records (such Records, excluding the Records that are withheld in accordance with clauses (i), (ii) and (iii) set forth above, the “Applicable Records”) in connection with (A) subject to Section 5.8(c), the preparation of Tax Returns or responding to or disputing any Tax inquiry, audit or assessment, (B) preparing required reports to any Governmental Authorities (including the U.S. Securities and Exchange Commission (“SEC”)), (C) any Action to which the requesting party or its Affiliates are parties (unless such Action is between the Parties or their Affiliates, in which case the rules of discovery shall apply), or (D) the requirements of any Law, or the rules and regulations of any national securities exchange or national securities quotation system, applicable to the requesting party or its Affiliates; provided, however, that, in the event that any Applicable Records are subject to the terms of a confidentiality agreement with a third party, the disclosing Party may implement reasonable procedures to enable the disclosure or provision of reasonable access to such Applicable Records by the requesting Party. If so reasonably requested by the disclosing party, the Sellers, the Buyer or their Affiliates, as applicable, shall enter into a customary joint defense agreement with the other party and their Affiliates with respect to any information to be provided pursuant to this Section 5.4.
(b)Each Party shall, and shall cause its controlled Affiliates and Representatives to, (i) keep all Records accessed pursuant to this Section 5.4 confidential, (ii) not publicly disclose or divulge such information to any third party (except for Representatives of any such Party); provided, however, that notwithstanding the foregoing, such requesting Party may furnish any such information as the requesting Party reasonably determines it is legally obligated to disclose (and only to the extent that it is legally obligated to disclose) if (x) the requesting Party receives a request to disclose all or any part of the information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (y) to the extent practicable and not inconsistent with such request, the requesting Party notifies the disclosing Party of the existence, terms and circumstances surrounding such request and consults with the disclosing Parties on the advisability of taking steps available under applicable Law to resist or narrow such request; and (z) upon the disclosing Party’s request, the requesting Party exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information; provided, that the disclosing Party shall promptly reimburse the requesting Party for all reasonable costs incurred in connection with the requesting Party’s compliance with this clause (z), and (iii) not use such information other than for the express purposes set forth in this Section 5.4.
Section 5.5    Confidentiality.
(a)The Confidentiality Agreements are incorporated into this Agreement by reference and shall continue in full force and effect as if Buyer were subject to the obligations of Payroc WorldAccess, LLC and PCP Managers II, LP, respectively, under such Confidentiality Agreements; provided, however, that, at and after the Closing, the confidentiality, non-use and similar obligations of Buyer, Payroc WorldAccess, LLC and PCP Managers II, LP, or any of their Affiliates or Representatives, set forth in the Confidentiality Agreements shall terminate and be of no further force or effect in respect of the Applicable Confidential Information (as defined below).
(b)For purposes of this Agreement, “Applicable Confidential Information” means all Information (as defined in the Confidentiality Agreements) other than Information to the extent related to (i) any business of a member of the Relevant Group other than the Business, including the Excluded Business, or (ii) any member of the Relevant Group other than the Acquired Entities (in each case, after giving effect to the Contribution).
Section 5.6    Further Actions; Regulatory Approvals; Required Actions.
(a)Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in ARTICLE VI to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making all necessary registrations, declarations, notices or filings (“Filings”) with Governmental Authorities or third parties and (ii) requesting early termination of the waiting period under the HSR Act applicable to the Transactions and obtaining the HSR Clearance and all other consents, waivers and permits (“Consents”) of Governmental Authorities that are necessary to consummate the Transactions as promptly as reasonably practicable. Buyer shall be responsible for 100% of the filing fees associated with any Filings or Consents contemplated by this Section 5.6 (including filing fees under the HSR Act).

(b)In connection with and without limiting the generality of Section 5.6(a), each Party shall:
(i)file or cause to be filed with the Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than June 28, 2024, an appropriate “Notification and Report Form” pursuant to the HSR Act relating to the Transactions;
(ii)furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 5.6;
(iii)unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the Transactions (including with respect to any of the actions referred to in this Section 5.6(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;
(iv)respond as promptly as practicable to any inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Authority or other authorities not to consummate the Transactions, except with the prior written consent of the other Party; and
(v)unless prohibited by applicable Law or a Governmental Authority, (1) not participate in or attend any meeting (whether in person or via telephone) with any Governmental Authority in respect of the Transactions without the other Party, (2) keep the other Party apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the Transactions, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Ancillary Agreements, or the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement, the Ancillary Agreements, or the Transactions; provided, however, that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

For the avoidance of doubt, this Section 5.6(b) and Section 5.6(e) shall not apply with respect to Tax matters.
(c)Buyer shall not, and shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 5.6 or the timely receipt thereof. In furtherance of and without limiting any of Buyer’s covenants and agreements under this Section 5.6, Buyer shall take actions reasonably necessary, proper or advisable to avoid or eliminate each and every impediment that may be asserted by a Governmental Authority with respect to the Transactions, including pursuant to any Antitrust Law, so as to enable the Closing to occur as soon as reasonably possible.
(d)Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Buyer nor Sellers shall have any obligation to litigate or contest any administrative or judicial Action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Buyer nor Sellers shall be under any obligation to make any proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (x) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, Sellers or any of their respective Affiliates, (y) the imposition of any limitation or regulation on the ability of Buyer, Sellers or any of their respective Affiliates to freely conduct their business or own such assets, or (z) the holding separate of any shares or assets.
(e)The Parties shall (i) promptly notify the other prior to the making or commencement of any request, inquiry, investigation, Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, Action and (iii) promptly inform the other Parties of any communication to or from any Governmental Authority regarding the Transactions, and (iv) promptly notify the other of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Transactions.
(f)Prior to the Closing, Sellers shall use their commercially reasonable efforts to obtain the written consent of or provide notice to any third party (other than a Governmental Authority) that is disclosed in Schedule 5.6(f); provided, however, that Sellers shall not be required to expend material amounts of money or offer or grant any material accommodation (financial or otherwise) to any such third party or any other Person. Buyer shall use its commercially reasonable efforts to assist Sellers in obtaining each such consent. Notwithstanding the foregoing, and without limiting Section 6.3(g), the receipt of any consent identified on Schedule 5.6(f) shall not be a condition to any Party’s obligation to effect the Closing.
(g)Post-Closing Further Assurances.
(i)In case at any time after the Closing any further actions may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request. Each Party shall bear its own costs and expenses in compliance with this Section 5.6(g).
(ii)Sellers acknowledge that, following the Closing, Buyer may have bona fide business needs that require Buyer to produce certain audited financial statements with respect to the Business for pre-Closing periods. To assist Buyer in preparing such audited financial statements, upon Buyer’s reasonable written request, the Sellers agree to, and to cause their respective Affiliates and Representatives to, reasonably cooperate with Buyer in connection therewith by, among other things, providing Buyer with reasonable access to Sellers’ and their Affiliates’ respective accounting books and records. The Buyer shall reimburse Sellers for all reasonable and documented out-of-pocket fees and expenses incurred by the Sellers and their Affiliates in connection with performing its obligations under this Section 5.6(g)(ii).
(iii)Buyer acknowledges that, following the Closing, Seller Parent and its Affiliates may have bona fide business or legal needs that require Seller Parent and its Affiliates to prepare certain audited or unaudited financial statements with respect to the Business for pre-Closing periods. To assist Seller Parent and its Affiliates in preparing such financial statements, upon Sellers’ reasonable written request, Buyer agree to, and to cause its Affiliates and Representatives to, reasonably cooperate with Seller Parent and its Affiliates in connection therewith by, among other things, providing Seller Parent and its Affiliates with reasonable access to Buyer’s and its Affiliates (including, following the Closing, the Acquired Entities) respective accounting books and records. The Sellers shall reimburse Buyer for all reasonable and documented out-of-pocket fees and expenses incurred by Buyer and its Affiliates in connection with performing its obligations under this Section 5.6(g)(iii).
(iv)Following the Closing, to the extent that the Parties discover that a sub-merchant under the PayFac Agreement as of the Closing has not been correctly identified as an Acquired PayFac Sub-Merchant or Retained PayFac Sub-Merchant on Exhibit B-1 and/or Exhibit B-2 of the Processing Services Agreement, as applicable, the Parties shall, by mutual agreement, designate such sub-merchant as an Acquired PayFac Sub-Merchant or a Retained PayFac Sub-Merchant, as the case may be, and such sub-merchant shall be an Acquired PayFac Sub-Merchant or a Retained PayFac Sub-Merchant, as so designated, for all purposes of this Agreement. Following the Closing, to the extent that the Parties discover that a Merchant as of Closing has not been correctly identified as a Transitioning MOR Merchant on Schedule E of the Processing Services Agreement, the Parties shall, by mutual agreement, designate such Merchant as a Transitioning MOR Merchant, and such Merchant shall be a Transitioning MOR Merchant for all purposes of this Agreement.
Section 5.7    Public Announcements. The Parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form agreed to by the

Parties. Except with respect to any press release or other public statement that is accurate at the time it is made and (i) is consistent in all material respects with previous public disclosures or public statements made by a Party in accordance with this Agreement or (ii) is immaterial in substance, each of the Parties agrees that no public release or announcement concerning the Transactions, this Agreement or any Ancillary Agreement shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or by the rules and regulations of any national securities exchange or national securities quotation system, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, provide prior written notice to the other Parties of the contents of such release or announcement and allow the other Parties a reasonable opportunity to comment on such release or announcement in advance of such issuance
Section 5.8    Tax Matters.
(a)Tax Returns.
(i)LLC Seller shall prepare or cause to be prepared (i) any Income Tax Return of LLC Seller on which the items of income, gain, deduction, loss and credit of any Acquired Entity with respect to a Pre-Closing Tax Period are reported (a “Seller Pass-Through Income Tax Return”), (ii) any Seller Consolidated Return with respect to which any Acquired Entity is an “includible corporation” (or similarly includible), (iii) any Income Tax Return of an Acquired Entity for a Pre-Closing Tax Period (other than a Straddle Period) that is not a Seller Pass-Through Income Tax Return (a “Seller Separate Income Tax Return”), and (iv) any Tax Return (other than any Seller Pass-Through Income Tax Return, Seller Consolidated Return, or Seller Separate Income Tax Return) that is required to be filed by or with respect to any of the Acquired Entities for any Pre-Closing Tax Period (other than any Straddle Period) (an “Other Pre-Closing Separate Tax Return”). LLC Seller shall file or cause to be filed any Seller Pass-Through Income Tax Returns, any Seller Consolidated Returns and any Seller Separate Income Tax Returns that are required to be filed. LLC Seller shall file or cause to be filed any Other Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions validly obtained). LLC Seller shall deliver, or cause to be delivered, to Buyer all Other Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least thirty (30) days (or in the case of non-Income Tax Returns or Tax Returns that are due within thirty (30) days of Closing, such period as is reasonable under the circumstances) prior to the due date for filing such Tax Returns (taking into account any extensions validly obtained) for Buyer’s review and approval. If Buyer approves of the Tax Return so delivered, LLC Seller shall timely file or cause to be timely filed such Tax Returns. If Buyer does not approve of the Tax Return and notifies the LLC Seller within fifteen (15) days (or in the case of non-Income Tax Returns or Tax Returns that are due within thirty (30) days of Closing, such period as is reasonable under the circumstances) of the receipt of the Tax Return, the Parties will negotiate in good faith to resolve any such items of disagreement. If a resolution is not reached the items of disagreement will be submitted to the Independent Accounting Firm for resolution using the same procedures as in Section 2.5, provided that the Independent Accounting Firm will not take a position that is not more likely than not to be sustained if challenged. Buyer shall promptly provide (or cause to be provided) to LLC Seller information reasonably requested by LLC Seller to facilitate the preparation and filing of any Tax Returns described in this Section 5.8(a)(i), and Buyer shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline reasonably requested by LLC Seller. Items of income, gain, loss, deduction and credit included on any Seller Pass-Through Income Tax Return shall be reflected on the applicable Forms K-1 issued to the equityholders of LLC Seller, and LLC Seller shall remit, or cause to be remitted, all Taxes shown as due and owing on any Seller Consolidated Return, Seller Separate Income Tax Return or Other Pre-Closing Separate Tax Return that are required to be filed by LLC Seller pursuant to this Section.
(ii)Except for any Tax Return required to be prepared by LLC Seller pursuant to Section 5.8(a)(i), Buyer shall prepare and timely file or cause to be prepared and timely filed any other Tax Return of the Acquired Entities with respect to any Straddle Period (a “Buyer Tax Return”). Buyer shall prepare or cause to be prepared any Buyer Tax Return in a manner consistent with past practice of the Acquired Entities and any pro forma materials provided by LLC Seller in respect to the relevant Seller Pass-Through Income Tax Return, Seller Consolidated Return or Seller Separate Income Tax Return unless otherwise required by Law or by this Agreement. Buyer shall submit a draft of any Buyer Tax Return to LLC Seller at least thirty (30) days prior to the due date for filing such Buyer Tax Return (taking into account any extensions validly obtained) for LLC Seller’s review and approval. If LLC Seller approves of the Tax Return so delivered, Buyer shall timely file or cause to be timely filed such Tax Returns. If LLC Seller does not approve of the Tax Return and notifies Buyer within fifteen (15) days (or in the case of non-Income Tax Returns or Tax Returns that are due within thirty (30) days of Closing, such period as is reasonable under the circumstances) of the receipt of the Tax Return, the Parties will negotiate in good faith to resolve any such items of disagreement. If a resolution is not reached the items of disagreement will be submitted to the Independent Accounting Firm for resolution using the same procedures as in Section 2.5, provided that the Independent Accounting Firm will not take a position that is not more likely than not to be sustained if challenged.
(iii)Notwithstanding any provision to the contrary in this Agreement or any Ancillary Agreement, all Transaction Tax Deductions shall be deducted on the applicable Seller Pass-Through Income Tax Return, Seller Consolidated Return or Other Pre-Closing Separate Tax Return with respect to the relevant Pre-Closing Tax Period to the maximum extent permitted by applicable Law provided that the deductions are more likely than not to be sustained if challenged.
(b)Straddle Period. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Entities for any Straddle Period, the determination of Taxes for the portion of the Straddle Period through the end of the Closing Date shall be determined as follows:

(i)In the case of any real property, personal property and any similar ad valorem Tax, such Tax shall be equal to the total amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period that are in the period ending on and including the Closing Date, and the denominator of which is the total number of calendar days in the Straddle Period; and
(ii)In the case of either (i) Income Taxes or (ii) Taxes that are based on or measured by withholding, payroll, sales, transfers or assignments or any deemed sales, transfers or assignments of property (real or personal, tangible or intangible), on a “closing of the books” basis by assuming the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date; provided, that any Transaction Tax Deductions that are properly deductible in a Straddle Period pursuant to the standards described in Section 5.8(a)(iii) shall be allocated to the Pre-Closing Tax Period prior to the deemed closing of the books.
(iii)In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.8(b) shall be computed by reference to the level of such items on the Closing Date. The Parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of the Closing Date.
(c)Cooperation.
(i)Buyers and Sellers shall (and shall cause their respective Affiliates and Representatives to), as reasonably requested, (i) assist in the preparation and timely filing of any Tax Return of the Acquired Entities in accordance with Section 5.8(a); (ii) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Acquired Entities (whether or not a Tax Contest) for a Pre-Closing Tax Period or a Straddle Period (other than any such legal proceeding between the Parties hereto); (iii) as reasonably requested, make available any information, records, or other documents relating to any Taxes or Tax Returns of the Acquired Entities (including copies of Tax Returns and related work papers that are readily available) for a Pre-Closing Tax Period or a Straddle Period; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Taxes that could otherwise be imposed with respect to a taxable period or portion thereof ending on or before the Closing Date; provided, however, that Buyer shall not be requested to actively participate in any audit or other Action with respect to any Seller Consolidated Return.
(ii)Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, (i) Corporation Seller shall have the exclusive right to control all matters relating to any Seller Consolidated Return and LLC Seller shall have the exclusive right to control all matters relating to any Seller Pass-Through Income Tax Return (including, in each case, the preparation and filing of any such Tax Return and any Tax Contests related thereto), and (ii) nothing in this Agreement shall prevent LLC Seller, Corporation Seller or any of their Affiliates from filing any Seller Pass-Through Income Tax Return or Seller Consolidated Returns or shall be construed to require LLC Seller, Corporation Seller or any of their Affiliates to provide any Person with any Seller Pass-Through Income Tax Return, Seller Consolidated Return or any copies of such Tax Returns, including any supporting workpapers.
(d)Tax Contests.
(i)If any Governmental Authority asserts an Action in respect of Taxes with respect to a Pre-Closing Tax Period (including any Straddle Period) against any Acquired Entity (a “Tax Contest”) after the Closing, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Parties to this Agreement; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Section 5.8(d), except to the extent that the other Party is prejudiced by such failure (as determined by a court of competent jurisdiction). Such written notice shall specify in reasonable detail the basis for such Tax Contest and shall be accompanied by a copy of the relevant portion of any notice or other correspondence received from the Governmental Authority with respect to such Tax Contest.
(ii)LLC Seller, at its expense, shall have the right to control the conduct of any Tax Contest that relates to a Pre-Closing Tax Period of an Acquired Entity that could adversely impact any Seller or any of such Seller’s Affiliates or increase any Seller’s liability for Taxes or indemnification obligations for Taxes pursuant to ARTICLE VIII; provided, that subject to Section 5.8(c)(ii), (A) Buyer shall have the right to participate, at its sole cost and expense, in such Tax Contest, (B) LLC Seller shall keep Buyer reasonably apprised of the status of such Tax Contest, (C) LLC Seller shall provide to Buyer copies of all material correspondence received from the applicable Governmental Authority in connection with such Tax Contest, and (D) LLC Sellers shall not settle, compromise or abandon such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), if such settlement of such Tax Contest could reasonably be expected to materially and adversely affect the Tax liabilities of Buyer.
(iii)Subject to Section 5.8(c)(ii), Buyer, at its expense, shall have the right to control the conduct of any Tax Contest not controlled by LLC Seller pursuant to Section 5.8(d)(ii); provided, that (A) LLC Seller shall have the right to participate, at its sole cost and expense, in such Tax Contest, (B) Buyer shall keep LLC Seller reasonably apprised of the status of such Tax Contest, (C) Buyer shall provide to LLC Seller copies of all material correspondence received from the applicable Governmental Authority in connection with such Tax Contest, and (D) Buyer shall not settle, compromise or abandon such Tax Contest without the prior written consent of LLC Seller (which consent shall not be unreasonably withheld, delayed or conditioned), if such settlement of such Tax Contest could adversely impact any Seller or any of such Seller’s Affiliates or increase any Seller’s liability for Taxes or indemnification obligations for Taxes pursuant to ARTICLE VIII.
(iv)The provisions of this Section 5.8(d) (and insofar as it relates to Tax Contests) shall exclusively govern Tax Contests, and the provisions of Section 8.5 shall not apply to any Tax Contest.
(e)Transfer Taxes. All U.S. federal, state, local, and non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (including any interest and penalties with respect thereto) applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and the Ancillary Agreements, excluding for the avoidance of doubt and for purposes of this Section 5.8(e) the Reorganization and the Contribution (collectively, “Transfer Taxes”), shall be paid by Buyer. Buyer shall prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Sellers shall join in the execution of any such Tax Returns to the extent required by applicable Law. Sellers and Buyer will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
(f)Seller Tax Matters. Buyer shall not (and shall not cause or permit any Affiliate, including after the Closing Date, any Acquired Entity, to) (i) except as expressly permitted under Section 5.8(a) or Section 5.8(i), take, cause, agree to or otherwise initiate any Seller Tax Matter without the prior written consent of Sellers (which consent, subject to Section 5.8(c)(ii), shall not be unreasonably withheld, conditioned or delayed) or (ii) make any election pursuant to Section 338(g) of the Code (or any similar election pursuant to state, local or non-U.S. Law) with respect to any Acquired Entity.
(g)Tax Refunds. LLC Seller or Corporation Seller, as the case may be, shall be entitled to any refunds or credits of or against any Pre-Closing Taxes that are received or applied by Buyer or any Acquired Entity in, or that reduce Taxes otherwise payable by Buyer or any Acquired Entity in respect of, a taxable period (or portion thereof) beginning after the Closing Date, net of reasonable out-of-pocket costs incurred by Buyer in connection with obtaining such refunds or credits (any such amount, a “Seller Tax Refund”). Buyer shall use commercially reasonable efforts to cause the Acquired Entities to make all filings prepared by Sellers and take all actions as reasonably directed by Sellers to secure any such Seller Tax Refunds as promptly as possible and to pay to Sellers any such amount within fifteen (15) days after the actual receipt of or entitlement to such refund or overpayment.
(h)Allocation of Purchase Price. Within thirty (30) days after the determination of the Final Closing Consideration, Buyer shall provide to LLC Seller a draft allocation (the “Allocation Statement”) of the Purchase Price for the Purchased Units as set forth on Annex III (the “LLC Entity Purchase Price”) among the assets of the LLC Entities for U.S. federal income tax purposes in accordance with the principles set forth on Annex IV attached hereto (the “Asset Allocation Methodology”). If LLC Seller disputes any items reflected on Buyer’s draft Allocation Statement, LLC Seller shall notify Buyer in writing of the disputed items within thirty (30) days following its receipt of such draft Allocation Statement. Buyer and LLC Seller shall negotiate in good faith to resolve any disputed items in the draft Allocation Statement. If Buyer and Sellers are unable to resolve any such dispute within ten (10) days after LLC Seller provided its notice to Buyer, the disputed items shall be resolved by the Independent Accounting Firm pursuant to the procedures set forth in Section 2.5(b) and by applying the Asset Allocation Methodology. Any such determination of the Independent Accounting Firm with respect to the Allocation Statement in a manner consistent with the Asset Allocation Methodology shall be final, binding, and conclusive on the Parties. Buyer and LLC Seller shall prepare and file all Tax Returns (including IRS Form 8594) consistent with the Allocation Statement, as finally determined. None of Buyer, LLC Seller nor any of their respective Affiliates shall take any position in any Tax-related filing, proceeding, audit, examination or similar matter that is inconsistent with the Allocation Statement, as finally determined, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local, or non-U.S. Law). The Parties agree that, for applicable Tax purposes, Buyer or any of its Affiliates shall not be treated as receiving any payment from LLC Seller or any of its Affiliates as a result of its assumption of any deferred revenue or similar liability in connection with the Transactions.
(i)The Parties acknowledge and agree that, notwithstanding anything to the contrary, including Section 5.8(f), following the Closing, Buyer may cause the Acquired Entities, or their owner, to file gross receipts Tax Returns and sales Tax Returns for taxable periods ending after the Closing Date in jurisdictions where the Acquired Entities, or their current and former owners, have not filed such Tax Returns.
Section 5.9    Indemnification, Exculpation and Insurance.
(a)Prior to the Closing Date, Sellers shall, at Buyer’s expense, purchase “tail” coverage for the six (6) year period following the Closing under the directors’ and officers’ liability insurance policies of the Acquired Entities to be in place prior to the Closing Date (the “D&O Tail”) with respect to the matters set forth in this Section 5.9 that provides coverage no less favorable in scope and amount to the coverage provided by such policies prior to the Closing Date.
(b)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions, other than fraud and criminal activity, occurring at or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Acquired Entities (the “Acquired Entity Indemnified Parties”) as provided in their respective Governing Documents and any indemnification or other similar Contracts of any Acquired Entity, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Buyer shall cause the Acquired Entities to perform their respective obligations thereunder. Buyer shall not permit any such indemnification, advancement of expenses or exculpation provision to be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights of the Acquired Entity Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law.

(c)In the event that Buyer or any Acquired Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case in which such assumption has not already occurred by operation of law, Buyer or such Acquired Entity, as applicable, shall use their commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of Buyer or such Acquired Entity, as applicable, assume the covenants and agreements set forth in this Section 5.9.
(d)The provisions of this Section 5.9 (i) shall survive the Closing indefinitely, and (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Acquired Entity Indemnified Parties), his or her heirs and his or her Representatives, all of which, are express third-party beneficiaries of this Section 5.9.
Section 5.10    Seller Names and Marks.
(a)Except as set forth in this Section 5.10, from and after the Closing, Buyer shall not use, or permit any of its Affiliates to use, any Seller Names and Marks in the operation or ownership of the Acquired Entities and Buyer shall, as soon as practicable, and in any event within ninety (90) days following the Closing Date, remove, strike over or otherwise obliterate all the Seller Names and Marks from all materials, including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, software or other materials in Buyer’s possession through Buyer’s ownership of the Acquired Entities, provided Buyer shall not be required to cease using, or be required to remove, strike over, or otherwise obliterate any Seller Names and Marks from existing materials that are used solely for internal purposes. However, for clarity, the foregoing sentence does not require Buyer or its Affiliates to remove any Seller Names and Marks solely to the extent they are included as of the Closing Date in any Source Code, internal programmer help files, internal build materials, or internal product development materials to the extent not publicly displayed. Furthermore, without limiting either Party’s obligations regarding confidentiality, public statements or other matters under this Agreement, this Section 5.10 shall not be construed to prohibit Buyer or its Affiliates from referring to the Seller Names and Marks in factual descriptions of Sellers’ prior ownership of the Business for historical or informational purposes, provided that such marks are not used as a Trademark, or in any manner that would constitute “fair use” or otherwise would not be prohibited under applicable Law if such use were made by a third party. From and after the Closing until such removal occurs (and in any event no later than ninety (90) days following the Closing Date), subject to the terms and conditions hereof, Sellers hereby grant Buyer and its Affiliates a limited, personal, non-assignable and non-sublicensable, non-exclusive license to use the Seller Names and Marks solely in connection with transitioning to new names and marks in accordance with this Section 5.10. Any use by Buyer or any of its Affiliates of any of the Seller Names and Marks as permitted in this Section 5.10 is subject to their use of the Seller Names and Marks in a form and manner, and with standards of quality, of that in effect for the Seller Names and Marks as of the Closing Date. Buyer and its Affiliates shall not use the Seller Names and Marks in a manner that may reflect negatively on such name and marks or on Sellers or their respective Affiliates.

(b)The license granted under this Section 5.10 may be terminated by written notice if Buyer or any of its Affiliates materially breaches this Section 5.10 and does not cure such breach within thirty (30) days after written notice thereof from Sellers. Upon such termination of the license granted hereunder, Buyer shall not use, and shall cause its Affiliates not to use, any of the Seller Names and Marks.
(c)Promptly after the Closing, and in any event, no later than thirty (30) days following the Closing Date, Buyer shall cause amendments to be filed to the certificates of incorporation or formation or other organizational documents of the Acquired Entities, as applicable, by which the Acquired Entities shall change their respective entity name to a name that does not include the phrase “i3” or any variation or derivative thereof.
(d)Except as otherwise expressly permitted under Section 5.10(a), Buyer shall not use, or permit any of its Affiliates to use, the “i3” logo or name, including in connection with Buyer’s use of the registered Trademark for the Bill & Pay logo (Registration Number 7055437), for any purpose whatsoever, including in the operation or ownership of the Acquired Entities.
Section 5.11    Insurance.
(a)Subject to and except as set forth in Section 5.11(b) and Section 5.11(c), from and after the Closing, (i) the operations, assets and liabilities of the Acquired Entities shall cease to be insured by any of Seller Parent’s, Sellers’ or their respective Affiliates’ insurance policies or by any of their self-insured programs, (ii) neither Buyer nor any of its Affiliates (including, for the avoidance of doubt, the Acquired Entities) shall have any access, right, title or interest in or to any such insurance policies or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover the business, the operations, assets or liabilities of the Acquired Entities in respect thereof, and (iii) Buyer shall be responsible for securing all insurance it considers appropriate for the business, operations, assets or liabilities of the Acquired Entities.
(b)With respect to occurrences, acts, omissions, claims, or circumstances prior to the Closing relating to the Business that are covered by Sellers’ and their Affiliates’ occurrence-based insurance policies or other occurrence-based insurance policies to which Sellers and their Affiliates may have access (the “Retained Seller Insurance Policies”), following the Closing, Buyer may submit to Sellers and Sellers will, on behalf of the Acquired Entities or the Business, as applicable, make claims or otherwise exercise rights under such Retained Seller Insurance Policies subject to the terms and conditions of such Retained Seller Insurance Policies (or any contractual rights or obligations relating thereto), reasonably cooperate with Buyer in the prosecution of such claims (at Buyer’s expense), and promptly pay to Buyer the amounts actually received by Sellers or their Affiliates in respect of such claims under such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such policies and programs less any out-of-pocket expenses reasonably incurred in connection therewith, it being agreed that (i) no such payments will be made in respect of any self-insurance provided by Sellers or any of their Affiliates (or any other Person that holds any such Retained Seller Insurance Policy) or in respect of any deductibles or retention included in or that apply to any such Retained Seller Insurance Policy, and (ii) in no event will Sellers or any of their Affiliates be required to commence, or threaten to commence, any Action in connection with the foregoing; provided, however, that Buyer will pay to Sellers and their Affiliates, in the aggregate, the amount of any reasonable and documented out-of-pocket fees and expenses incurred by Sellers and their Affiliates or other relevant Persons in connection with or as a result of the making of any such claims. For the purpose of making a claim under such Retained Seller Insurance Policy, and upon the reasonable written request of Buyer, Sellers will, and will cause their Affiliates to, provide a copy of such Retained Seller Insurance Policy and other information reasonably requested by Buyer regarding such Retained Seller Insurance Policy.
(c)For a period of three (3) years following Closing, Sellers shall, and shall cause their Affiliates to, not amend any coverage under any Retained Seller Insurance Policies in respect of events or occurrences taking place on or prior to the Closing Date in a manner that materially and adversely effects the Acquired Entities or the Business disproportionately as compared to Sellers and their Affiliates or the Excluded Business.
Section 5.12    Transition Matters.
(a)During the period between the date of this Agreement and the Closing, in furtherance of the Transactions, the Parties shall, and shall cause their Affiliates to, reasonably cooperate in good faith and use their commercially reasonable efforts to develop and begin implementing a mutually acceptable transition plan for the migration and integration of the business of the Acquired Entities into the business of Buyer after giving effect to the consummation of the Transactions, in each case, as set forth in this Section 5.12 and pursuant to the Transition Services Agreement and the Processing Services Agreement, in each case, subject to compliance with applicable Law (the “Transition Plan”). The Transition Plan shall address the matters mutually agreed to by the Parties. Such cooperation shall include each Party using commercially reasonable efforts to take the following actions:
(i)promptly after the date of this Agreement, appointing a transition manager whose primary responsibility would be to plan and execute such transition and manage such Party’s transition team;
(ii)promptly after the date of this Agreement, reviewing the technology, business operations and administration capabilities to be so transitioned or migrated, taking into account any issues of separation arising from the Transition Plan;
(iii)establishing transition teams;
(iv)setting regular meetings of such transition teams during the period between the date of this Agreement and the Closing; and
(v)making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning;

provided that all such activities shall be in compliance with applicable Law.
(b)During the period between the date of this Agreement and the Closing, upon the reasonable written request of any Party, each Party shall (i) through their respective transition teams, reasonably cooperate in good faith with the other Party and use commercially reasonable efforts to review the schedules to the Transition Services Agreement and (ii) negotiate in good faith any amendment, update or supplement to the schedules to the Transition Services Agreement that is proposed in writing by the other Party. Notwithstanding the foregoing, no Party’s obligation to effect the Closing shall be subject to any such amendment, supplement or update being agreed to or entered into prior to or at the Closing.
Section 5.13    R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be issued, in the form included in the R&W Insurance Binder, promptly following the Closing and, upon the issuance of the R&W Insurance Policy by the R&W Insurance Policy Carrier, Buyer shall promptly deliver to Sellers a true and complete copy of the R&W Insurance Policy as issued. Buyer shall pay 100% of the R&W Insurance Policy Cost.
Section 5.14    Employee Matters.
(a)At least one (1) week prior to the anticipated Closing Date, the Business Employees listed on Schedule 5.14 who are then-employed by Sellers or one of their Affiliates (the “Offered Employees”) shall be offered employment with Buyer or one of its Affiliates with a substantially similar job title or position in which such Offered Employee is employed immediately prior to the Closing. The Offered Employees who accept employment with Buyer or one of its Affiliates shall be referred to herein as “Continuing Employees.” Except as set forth in an employment agreement or similar Contract duly executed by the applicable employer, such employment shall be “at will.” No Seller shall, and each Seller shall cause each of its Affiliates not to, after the execution of this Agreement and prior to the Closing, (i) attempt to retain in employ with a Seller or one of its Affiliates for any period following the Closing any such Offered Employee, (ii) discourage any Offered Employee from accepting employment with Buyer or one of its Affiliates, or (iii) otherwise interfere with Buyer’s or its Affiliates’ or Representatives’ discussions, in each case, conducted in accordance with this Agreement (including that discussions pursuant to clause (iii) of this Section 5.14(a) of this Agreement do not unreasonably interfere with the business of Seller Parent, Sellers or any of their respective Subsidiaries), with any Offered Employee.
(b)From the Closing Date until the first anniversary of the Closing Date (the “Benefits Continuation Period”), Buyer shall provide, or cause to be provided, to each Continuing Employee, while such Continuing Employee is employed by Buyer or one of its Affiliates, (i) aggregate cash compensation (including base salary, wages, bonus and commissions opportunities, but excluding any equity-based compensation, transaction bonus, retention bonus and long-term incentive compensation arrangements) that is no less favorable than the aggregate cash compensation provided by Sellers and their Affiliates to such Continuing Employee immediately prior to the Closing Date and (ii) employee health and welfare, retirement benefits and other benefits (excluding any equity or equity-based incentives and perquisites) provided by Buyer to similarly situated employees immediately prior to the Closing Date.
(c)Buyer shall use its commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare or fringe benefit plan of Buyer or any of its Affiliates in which a Continuing Employee is eligible to participate following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing Date under the analogous Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date (to the same extent such credit was given under the analogous Plan prior to the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Closing Date with Sellers or their Affiliates (including the Acquired Entities) for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by Sellers or their Affiliates (including the Acquired Entities) under the analogous Plan in which such Continuing Employee participated immediately prior to the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.
(d)Buyer shall take the necessary actions, including any necessary plan amendments, to cause the tax-qualified defined contribution retirement plan maintained by Buyer or its Affiliates in which the Continuing Employees are eligible to participate (the “Buyer 401(k) Plan”) to permit each Continuing Employees to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, excluding loans), in the form of cash, in an amount equal to the full account balance distributable to such Continuing Employees from the applicable defined contribution plan of Sellers and their Affiliates in which such Continuing Employees participated to the applicable Buyer 401(k) Plan.
(e)Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Plan, (ii) shall require Buyer or any of its Affiliates, including, following the Closing, each Acquired Entity, to continue the employment of any Continuing Employee for any specific length of time, or (iii) shall create any third-party beneficiary rights in any Person.
(f)Effective as of the Closing, subject to Section 5.14(g) below, Buyer hereby assumes and will satisfy or perform in accordance with their terms or when otherwise due all liabilities, commitments and obligations of Sellers and their Affiliates with respect to the Continuing Employees, whether related to events, occurrences or actions occurring prior to, on, or following, the Closing Date, including any liability or obligation arising out of or relating to any employee grievance with respect to the Continuing Employees (collectively, the “Assumed Continuing Employee Liabilities”).
(g)Notwithstanding the forgoing, the Retained Continuing Employee Liabilities (as defined below) shall not be assumed by Buyer or any of its Affiliates, and all such

Retained Continuing Employee Liabilities, including those related to the Continuing Employees, shall be retained, satisfied and performed in accordance with their terms or when otherwise due by Sellers and their Affiliates. For purposes of this Agreement, the “Retained Continuing Employee Liabilities” means (i) the Pre-Closing Health and Welfare Liabilities, (ii) the Section 5.14(h) Payments, and (iii) except to the extent taken into account in connection with the final determination of the Final Closing Consideration pursuant to Section 2.5, any other liability or obligation of Sellers and their Affiliates with respect to the Continuing Employees under the Plans or relating to payroll, vacation, sick leave, unemployment benefits, profit sharing plans, health care plans or benefits or any other employee plans or benefits of any kind, for Sellers’ and their Affiliates’ employees or former employees or both, which accrued or otherwise relate to events or any time period occurring prior to the Effective Time.
(h)Following the Closing, the Sellers shall, or shall cause their applicable Affiliate to, without setoff or reduction (except for withholding of applicable Taxes), timely make each of the payments contemplated on Schedule 3.17(f) of the Disclosure Schedules and remit and pay the employer portion of any withholding Taxes with respect thereto (such payments and Taxes, the “Section 5.14(h) Payments”). For the avoidance of doubt, all Section 5.14(h) Payments shall be borne by the Sellers and/or their Affiliates (excluding the Acquired Companies).
(i)Sellers and their Affiliates (excluding the Acquired Companies) will be responsible for all claims to the extent incurred prior to the Effective Time by the Continuing Employees and their dependents under health and welfare Plans of Sellers and their Affiliates, whether or not such claims are submitted or reimbursed under such health and welfare Plans prior to or following the Effective Time (all such claims and liabilities, the “Pre-Closing Health and Welfare Liabilities”). In addition, Buyer and its Affiliates will be responsible for all claims to the extent incurred following the Effective Time by the Continuing Employees and their dependents under health and welfare plans of Buyer and its Affiliates (all such claims and liabilities, the “Post-Closing Health and Welfare Liabilities”).
Section 5.15    Record of Data Room. As promptly as practicable following the date of this Agreement, the Sellers shall cause the Data Room provider to provide Buyer’s counsel three (3) true and complete electronic records of the Data Room made available to Buyer as of 11:59 p.m. Eastern time one (1) Business Day prior to the date hereof. As promptly as practicable following the Closing, Sellers shall cause the Data Room provider to provide Buyer’s counsel three (3) true and complete electronic records of the Data Room made available to Buyer as of 11:59 p.m. Eastern time one (1) Business Day prior to the Closing Date.
Section 5.16    Financing Efforts.
(a)Buyer shall, and shall cause each of its Affiliates that are party to or directly obligated pursuant to any Financing Commitments to, use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to consummate the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to, on or prior to the Closing Date: (i) negotiate and enter into definitive agreements with respect to the

Debt Financing Commitment on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the Debt Financing Commitment (collectively, with the Debt Financing Commitment, the “Debt Financing Documents”); (ii) promptly satisfy, cause to be satisfied or, if deemed advisable by Buyer, obtain a waiver of, all conditions applicable to it and its Affiliates in the Financing Commitments that are under its control; (iii) pay, or cause to be paid, all commitment and other fees required to be paid pursuant to the Financing Commitments and the Fee Letter, as and when they become due and payable at or prior to the Closing, (iv) maintain in full force and effect the Financing Commitments for so long as the Transactions are required to be consummated pursuant to the terms of this Agreement; (v) enforce its rights under the Financing Commitments in the event of any breach or default thereof; and (vi) subject to the satisfaction or waiver of the conditions precedent thereto, cause the Financing Sources to fund the Financing at or prior to the time the Closing should occur pursuant to Section 2.3. Buyer acknowledges and affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Buyer obtain financing for or relating to any of the Transactions.
(b)In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitment (including any “flex” provisions set forth therein or in the Fee Letter), Buyer shall use its reasonable best efforts to obtain alternative debt financing on terms and conditions in the aggregate not less favorable, in any material respect, to Buyer than those contained in the Debt Financing Commitment (including any “flex” provisions applicable thereto) in effect on the date hereof, but in any event that does not impose any new or additional condition precedent, or otherwise amend, modify or expand any condition precedent, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) materially delay or prevent the Closing or (ii) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur than the Debt Financing contemplated by the Debt Financing Commitment as in effect on the date of this Agreement (“Alternative Debt Financing”) in an amount sufficient, when taken together with the Equity Financing, the available cash of Buyer and any available portion of the Debt Financing, to satisfy the Financing Purposes as promptly as practicable following the occurrence of such event, in all cases at or prior to the Closing. Buyer shall promptly provide the Sellers with correct and complete copies of all commitment letters, together with all exhibits, schedules and annexes thereto, fee letters, Contracts, agreements, side letters and other arrangements to which Buyer or any of its Affiliates is a party relating to the terms and conditions to the funding of any Alternative Debt Financing (which may be redacted in the manner described in Section 4.6 hereof).
(c)Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitment; provided, however, that any such amendment, replacement, supplement, modification or waiver (individually or in the aggregate with other amendments, supplements, modifications or waivers) shall not, without the prior written consent of the Sellers: (i) reduce the aggregate amount of the Debt Financing below an amount which, together with the Equity Financing and the available cash of Buyer, would be sufficient to satisfy the Financing Purposes; (ii) impose any new or additional condition, or otherwise adversely amend, modify or expand any condition to funding of the Debt Financing or any other terms to the Debt Financing that would reasonably be expected to prevent, or impede or delay, the timely consummation of the Debt Financing or the Closing; or (iii) adversely impact the ability of Buyer to enforce its rights against the Debt Financing Sources, relative to the ability of Buyer to enforce its rights against the Debt Financing Sources as of the date hereof (provided that, for the avoidance of doubt, Buyer may amend any Debt Financing Commitment to add lenders, agents or similar entities who had not executed such Debt Financing Commitment as of the date of this Agreement if the addition of such parties, individually or in the aggregate, does not add new or additional (or adversely amend, modify or expand any existing) conditions to the consummation of the Financing).
(d)To the extent Buyer obtains Alternative Debt Financing pursuant to Section 5.16(b), or amends, supplements, modifies or waives any of the Debt Financing pursuant to Section 5.16(c), references to the “Debt Financing,” the “Debt Financing Sources,” the “Financing,” the “Debt Financing Commitment” and the “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Debt Financing, or the Financing as so amended, supplemented, modified or waived.
(e)Upon the reasonable request of the Sellers, Buyer shall apprise the Sellers and their respective Representatives of developments relating to the Financing including providing the Sellers, upon request, with copies of all Financing Commitments and related Contracts, agreements, side letters and fee letters, which may be redacted in the manner set forth in Section 4.6(b), together with any amendments and supplements thereto and any modifications to any of the foregoing. Without limiting the generality of the foregoing, Buyer shall promptly notify the Sellers in writing of: (i) any actual or threatened material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or material default) by any party to the Financing Commitments of which Buyer has knowledge that would reasonably be expected to delay or prevent the Closing or reduce the aggregate amount of the Financing below an amount which, together with the available cash of Buyer, would be sufficient to satisfy the Financing Purposes; (ii) the receipt by Buyer of any written notice from any Financing Source with respect to (A) any actual or threatened breach, default, termination, or cancellation by any party related to the Financing, or (B) any material dispute or disagreement between or among any parties to the Financing Commitments (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing); and (iii) any expiration or termination of the Financing Commitment.
(f)Prior to Closing, the Sellers shall use reasonable best efforts, shall cause their Affiliates to use their respective reasonable best efforts, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation with the arrangement of the Financing as may be reasonably requested by Buyer and that is customary in connection with Buyer’s efforts to obtain the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers and their respective Affiliates), including:

(i)participation in a reasonable number of meetings, drafting sessions, due diligence sessions (including accounting due diligence sessions) on reasonable advance notice and at mutually agreeable times and places;
(ii)furnishing (or causing to be furnished) to Buyer and the Debt Financing Sources the information that is necessary to allow Buyer to prepare the information described in paragraph 7 of Exhibit C to the Debt Financing Commitment and other pertinent and customary financial information regarding the Acquired Entities and the Business as may be reasonably requested by Buyer or the Debt Financing Sources;
(iii)assisting Buyer and the Debt Financing Sources in the preparation of a customary bank information memorandum for any of the Financing to the extent specifically required thereby;
(iv)facilitating the Acquired Entities’ execution and delivery as of the Effective Time (but not prior to the Effective Time) of any customary guarantee documentation, pledge and security documents, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates, instruments or documents as may be reasonably requested by Buyer and otherwise using reasonable best efforts to facilitate the pledging of and perfection of security interests in collateral, effective as of the Effective Time (but not prior to the Effective Time) and taking organizational actions as may be reasonably required by Buyer in connection with the Debt Financing, in each case subject to the protective provisions in the proviso below;
(v)delivering to Buyer at least three (3) Business Days prior to the Closing Date all documentation and other information with respect to the Acquired Entities that the Debt Financing Sources have determined is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) and including, if any Acquired Entity qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate that has been reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date; and
(vi)providing Lien releases, terminations, drafts of any applicable Payoff Letters and notices as may be required pursuant to Section 2.4(a)(viii) and giving (by the date required under the agreements governing such Indebtedness) any necessary notices (including notices of prepayment and redemption to the extent such notices of prepayment and redemption are conditioned upon the consummation of the Transactions) to allow for the prepayment, redemption, payoff, satisfaction, discharge and termination in full at the Closing of all Indebtedness and related Liens required by this Agreement to be repaid or released, as applicable, on or prior to the Closing Date;
provided, that the Seller Group shall not be required to pay or take any action that would require the payment of any commitment or other similar fee or incur any other expense, obligation or liability in connection with the Financing, or have any obligation of the Seller Group under any agreement, certificate, document, or instrument with respect to the Financing that would not be reimbursed or indemnified under Section 5.16(g); provided, further, that the effectiveness of any documentation executed by the Acquired Entities with respect thereto shall be subject to the consummation of the Closing. Notwithstanding the foregoing: (A) Buyer shall ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Seller Group (it being understood and agreed that no Acquired Entity shall be required to take any action that unreasonably interferes with its ongoing business or operations); (B) the Seller Group (including any Acquired Entity) shall not be required to commit to take any action that (1) is not contingent upon the Closing, (2) would be effective prior to the Closing or (3) would encumber any assets of an Acquired Entity prior to the Closing; and (C) the Seller Group (including any Acquired Entity) and its Representatives shall not, in connection with the Financing, (1) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential liability, (2) be required to bear any cost or expense, (3) be required to pay or take any action that would require the payment of any commitment fees or other amounts or make any other payment or incur any other expense, obligation or liability or provide or agree to provide any indemnity prior to the Closing, (4) be required to take any action in the capacity as a pre-Closing member of the board of directors, board of managers or similar body to authorize or approve the Financing prior to the Closing, (5) have any liability or any obligation under any Debt Financing Document or any related document or other agreement or document related to the Financing, other than any such liability or obligation of Acquired Entities from and after the Closing, (6) be required to incur any other liability in connection with the Financing, other than any other liability incurred by the Acquired Entities from and after the Closing, (7) prepare pro forma financial statements or (8) be required to disclose or provide any information the disclosure of which, in the reasonable judgment of Sellers, is restricted by Contract, applicable Law, order, is subject to attorney-client or similar privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of Seller Group with respect to confidentiality.
(g)Buyer shall, promptly upon request by the Sellers: (i) reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by the Sellers, their respective Subsidiaries, or any of their respective Representatives in connection with its cooperation pursuant to Section 5.16(f); and (ii) indemnify and hold harmless the Sellers, their respective Subsidiaries, and their respective Representatives from and against any and all liabilities, damages, expenses, and other losses suffered or incurred by them in connection with any action taken or not taken by them pursuant to Section 5.16(f), and any information provided in connection therewith (other than historical financial information provided in writing by the Sellers or any of their respective Subsidiaries specifically in connection with its obligations pursuant to Section 5.16(f)), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, intentional breach of this Agreement, or fraud by the Sellers or any of their respective Subsidiaries or their respective Representatives.
(h)Notwithstanding anything to the contrary contained in this Agreement, (i) no Seller, no Acquired Entity and none of their respective Affiliates or Representatives (or any other Person claiming through any of the foregoing) shall have any rights or claims against any Debt Financing Sources or Debt Financing Sources Related Persons in any way relating to this Agreement or the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Financing Commitment or the performance thereof, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source or Debt Financing Source Related Persons shall have any liability (whether in contract, in tort or otherwise) to a Seller, an Acquired Entity or any of their respective Affiliates or Representatives (or any other Person claiming through any of the foregoing) for any obligations or liabilities of any Party under this Agreement or the Financing Commitments or for any claim arising out of or in any way in connection with the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Financing Commitment or the performance thereof, whether at law or equity, in contract, in tort or otherwise.
(i)All non-public or other confidential information provided by the Seller Group or any of its Representatives to Buyer or its Representatives pursuant to this Section 5.16 will be kept confidential in accordance with the Confidentiality Agreements, except that Buyer will be permitted to disclose such information to any Financing Source or prospective Financing Source and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons agree to be bound by the Confidentiality Agreements as if parties thereto.
(j)For the avoidance of doubt, the Buyer’s obligation to effect the Closing shall not be subject to the Buyer obtaining any financing, including any Financing, or to the performance of any party to any Financing Commitment of such party’s obligations thereunder.
Section 5.17    Forwarding of Collected Payment. From and after the Closing, (i) each Seller will, and shall cause each member of the Relevant Group to, promptly forward to the Acquired Entities any payments that such Person receives which are the property of the Acquired Entities as well as all material supporting documents including copies of checks documenting such payments and any documentation provided by customers for payment deductions taken by customers, and (ii) Buyer will, and shall cause its Affiliates (including the Acquired Entities) to, promptly forward to Sellers or their respective Affiliates any payments that such Person receives which are the property of Sellers or their respective Affiliates as well as all material supporting documents including copies of checks documenting such payments and any documentation provided by customers for payment deductions taken by customers.
Section 5.18    LLC Seller Guaranty of Real Property Lease. The parties acknowledge that LLC Seller is a guarantor of the obligations of the Acquired Entity that is a party to the lease set forth on Schedule 5.18 (the “Guaranteed Lease”). Buyer shall fully indemnify and promptly reimburse LLC Seller under the terms of ARTICLE VIII for any amounts, damages or losses which may be incurred by LLC Seller and its Affiliates arising out of or in connection with the

Guaranteed Lease relating to events, occurrences or actions occurring on, prior to, or following the Closing Date. After the Closing, the Guaranteed Lease shall not be extended unless LLC Seller is not a guarantor of any obligations under the Guaranteed Lease following such extension.
Section 5.19    Website Links. For a period of twelve (12) months following the Closing Date, Sellers shall maintain, or shall cause to be maintained, on the websites identified on Schedule 5.19 (collectively, the “Legacy Websites”), a link to a website or websites designated by Buyer for the purpose of redirecting website traffic from such Legacy Websites to the website for an Acquired Entity, Buyer or one of Buyer’s Affiliates.
Section 5.20    Earnout Prior Acquisition Agreement. Upon reasonable written request by LLC Seller, Buyer shall cause the Acquired Entities to, with reasonable promptness, calculate whether the performance measures that are a condition to the payment of the earnout obligations under the Earnout Prior Acquisition Agreement have been satisfied. Upon completing such calculation, Buyer shall cause the Acquired Entities to provide LLC Seller with confirmation of whether such performance condition(s) have been satisfied, together with reasonably detailed supporting documentation.
Section 5.21    Inventory. Within seven (7) days prior to the Closing Date (such period, the “Inventory Period”), Sellers shall conduct an inventory (the “Inventory”) of all material tangible personal property and material tangible assets held by the Acquired Entities (after giving effect to the Contribution) (collectively, the “Tangible Assets”), and shall prepare a true and correct list of the Tangible Assets (the “Tangible Personal Property List”) based on such Inventory. Buyer shall have the right to be present when the Inventory is conducted, and Sellers will respond to all reasonable inquiries and questions of Buyer in connection therewith. In addition, to the extent that the Tangible Personal Property List does not include all material tangible personal property and/or material tangible assets held by Sellers (as defined in the Contribution Agreement) primarily used in or primarily related to the Business as reasonably determined by Buyer (any such omitted material tangible personal property and material tangible assets, the “Omitted Material Tangible Assets”), and there is a dispute between Buyer and Sellers regarding whether any Omitted Material Tangible Asset constitutes a Contributed Asset or a Retained Asset, Buyer may bring a claim against Sellers following the Closing pursuant to the terms of this Agreement and/or the Contribution Agreement in connection therewith (including to recover damages or bring a specific performance claim in connection with the terms hereof and/or the Contribution Agreement).
Section 5.22    Schedules to Contribution Agreement. The parties may, between the date of this Agreement and the execution and delivery of the Contribution Agreement in accordance with the terms hereof, by mutual written agreement of Buyer and Sellers, update the schedules to the Contribution Agreement to reflect any facts, events, circumstances or occurrences that occur after the execution and delivery of this Agreement and prior to the Closing, or to otherwise make any revisions to such schedules that are mutually acceptable to Buyer and Sellers.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:
(a)HSR Clearance. The waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or otherwise been terminated (the “HSR Clearance”).
(b)No Legal Restraints. No Law and no order, whether preliminary, temporary or permanent, shall be in effect that would restrain, enjoin, prevent, prohibit or make illegal the consummation of the Transactions (any such Law or order, a “Legal Restraint”).
Section 6.2    Conditions to Obligations of Sellers. The obligation of Sellers to effect the Closing is further subject to the satisfaction or waiver (by Sellers) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except to the extent any such Buyer Fundamental Representation is expressly made as of an earlier date or time, in which case such Buyer Fundamental Representations shall be true and correct in all respects as of such earlier date or time), and (ii) the representations and warranties of Buyer contained in ARTICLE IV of this Agreement, other than the Buyer Fundamental Representations, shall be true and correct (without giving effect to any limitation as to materiality or Buyer Material Adverse Effect set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Buyer Material Adverse Effect set forth therein) would not reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)Performance of Covenants of Buyer. Buyer shall have complied with the covenants to be complied with by Buyer under this Agreement at or prior to the Closing in all material respects.
(c)Officer’s Certificate. Sellers shall have received a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (the “Buyer Officer’s Certificate”) certifying the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).
(d)Other Closing Deliveries. Buyer must have caused the documents required by Section 2.4(b) to be delivered (or tendered subject only to Closing) to Sellers.
Section 6.3    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is further subject to the satisfaction or waiver (by Buyer) at or prior to the Closing of the following conditions:

(a)Representations and Warranties. (i) The representations and warranties of Sellers in Section 3.1(a) (Organization), Section 3.1(d) (Capitalization), Section 3.1(e) (Capitalization) and Section 3.2 (Authorization; Enforceability) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (ii) except for the representations and warranties set forth in Section 3.1(a), Section 3.1(d), Section 3.1(e) and Section 3.2, the representations and warranties of Sellers contained in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Business Material Adverse Effect set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Business Material Adverse Effect set forth therein) would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect.
(b)Performance of Covenants of Sellers. Sellers shall have complied with the covenants to be complied with by Sellers under this Agreement at or prior to the Closing in all material respects.
(c)Absence of Business Material Adverse Effect. Since the Latest Balance Sheet Date, no Business Material Adverse Effect shall have occurred and be continuing.
(d)Contribution. The Contribution shall have been consummated in accordance with the terms of the Contribution Agreement.
(e)Officer’s Certificate. Buyer shall have received a certificate signed on behalf of Sellers by a duly authorized officer of Sellers (the “Sellers Officer’s Certificate”) certifying the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d).
(f)Other Closing Deliveries. Sellers must have caused the documents required by Section 2.4(a) to be delivered (or tendered subject only to Closing) to Buyer.
(g)Third-Party Consents. Sellers shall have delivered, or caused to be delivered, to Buyer, evidence of the receipt of third-party consents set forth on Schedule 6.3(g), each in form and substance reasonably acceptable to Buyer, duly executed by each of the parties listed on Schedule 6.3(g).
(h)Accelerated Vesting. The acceleration of vesting of all outstanding stock options, restricted stock, restricted stock units or any other equity incentive award of Seller Parent held by Continuing Employees shall have occurred.
ARTICLE VII
TERMINATION

Section 7.1    Termination Rights; Termination Procedure.
(a)Termination by Mutual Agreement. Sellers and Buyer shall have the right to terminate this Agreement at any time prior to the Closing by mutual written agreement.
(b)Termination by Either Sellers or Buyer. Each Party shall have the right to terminate this Agreement, at any time prior to the Closing, if:
(i)the Closing shall not have occurred by 5:00 p.m. central time on October 24, 2024 (the “End Date”); provided, however, that neither Sellers nor Buyer may terminate this Agreement pursuant to this Section 7.1(b)(i) if it is in breach of any of its covenants or agreements under this Agreement and such breach has proximately caused or proximately resulted in the failure of the Closing to have occurred on or prior to 5:00 p.m. central time on the End Date; or
(ii)the condition set forth in Section 6.1(b) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party if such Party is in breach of any of its covenants or agreements under this Agreement, and such breach has proximately caused or proximately resulted in the failure to satisfy such condition.
(c)Termination by Sellers. Sellers shall have the right to terminate this Agreement prior to the Closing if Buyer breaches or fails to perform any of its covenants in this Agreement, or if any of the representations or warranties of Buyer in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure to satisfy a condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, and (2) (A) is not reasonably capable of being cured by Buyer by the End Date or (B) if reasonably capable of being cured by Buyer by the End Date, Sellers have delivered to Buyer written notice of such breach and such breach is not cured by Buyer by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that Sellers shall not have the right to terminate this Agreement under this Section 7.1(c) if Sellers are then in breach of any covenant or agreement in this Agreement or any representation or warranty of Sellers in this Agreement then fails to be true and correct, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, could not then be satisfied.
(d)Termination by Buyer. Buyer shall have the right to terminate this Agreement prior to the Closing if Sellers breach or fail to perform any of their covenants in this Agreement, or if any of the representations or warranties of Sellers in this Agreement fails to be true and correct, which breach or failure (1) would give rise to the failure to satisfy a condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, and (2) (A) is not reasonably capable of being cured by Sellers by the End Date or (B) if reasonably capable of being cured by Sellers by the End Date, Buyer has delivered to Sellers written notice of such breach and such breach is not cured by Sellers by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 7.1(d) if Buyer is then in breach of any covenant or agreement in this Agreement or any representation or warranty of Buyer in this Agreement then fails to be true and correct, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, could not then be satisfied.
(e)Termination by Sellers. Sellers shall have the right to terminate this Agreement prior to the Closing if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or (to the extent permitted by Law, in the case of the conditions set forth in Section 6.1) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Sellers have subsequently irrevocably confirmed to Buyer in writing that Sellers are ready, willing and able, and will take all actions to consummate the Closing and that if Buyer performs its obligations hereunder and either the Debt Financing or Alternative Debt Financing is funded, then the Closing will occur, and (iii) Buyer has failed to complete the Closing within two (2) Business Days following the date of the notice described in clause (ii).
(f)Termination Procedure. This Agreement may be terminated only pursuant to Section 7.1(a)–(e). In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.2, specifying the provision of this Agreement pursuant to which such termination is effected.
Section 7.2    Effect of Termination
. In the event this Agreement is terminated as provided in Section 7.1, the obligations of the Parties shall terminate, without any liability or obligation on the part of Sellers or Buyer (and any Non-Recourse Party thereof) (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); except for Section 5.3(c), Section 5.5(a), Section 5.16(g), Section 5.16(i), this Section 7.2, Section 7.3 and ARTICLE IX (Miscellaneous) shall survive such termination in accordance with the terms thereof; provided, however, that nothing contained herein shall relieve any Party from liability or damages arising out of any actual (and not constructive) fraud by such Party prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available in law or equity. The parties acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect their right to specific performance under Section 9.12.
Section 7.3    Reverse Termination Fee.
(a)If (i) the Sellers validly terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(e), and (ii) at such time the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or (to the extent permitted by applicable Law, in the case of the conditions set forth in Section 6.1) waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) (such termination, a “Specified Termination”), then Buyer will pay the Sellers (or their designee) an aggregate amount equal to $25,000,000 (the “Reverse Termination Fee”) in immediately available funds within two (2) Business Days after the date of such termination. Buyer agrees that, in the event that this Agreement is validly terminated as a Specified

Termination, then, subject to Section 7.3(e) below and absent actual (and not constructive) fraud, (A) the sole and exclusive remedy (whether in law, in contract, in tort or otherwise) of each Seller, the Acquired Entities, and each of their respective Affiliates and Representatives or any other Person claiming by or through any of the foregoing persons arising out of, related to or in connection with this Agreement, the Ancillary Agreements, the Transactions and the Financing Commitments against Buyer, any Financing Source or any Debt Financing Source Related Person shall be to receive from Buyer the Reverse Termination Fee in accordance with and subject to the terms and conditions of this Section 7.3(a) along with if, applicable, any Reverse Termination Fee Collection Amounts pursuant to the last sentence of Section 7.3(b) (the Reverse Termination Fee, along with any such Reverse Termination Fee Collection Amounts, the “Reverse Termination Payment Amounts”), and (B) other than the obligation of Buyer to pay the Reverse Termination Payment Amounts as set forth above, Sellers shall not, shall cause their Affiliates not to, and shall cause their Representatives acting on behalf of Sellers not to, assert in any Action, and Sellers hereby irrevocably waive (on behalf of themselves, their Affiliates and their Representatives acting on behalf of Sellers), any assertion or claim, for damages against any of the Buyer Related Parties (other than Buyer Parent, in accordance with Section 9.18) or any Financing Source or Debt Financing Source Related Person arising out of, related to or in connection with this Agreement, the Ancillary Agreements, the Transactions and the Financing Commitments, if this Agreement is terminated as a Specified Termination.
(b)Each Seller and Buyer acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of this Agreement and the Transactions, and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Reverse Termination Payment Amounts pursuant to Section 7.3, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) for any and all liabilities or losses of any kind, character or description suffered or incurred by the Sellers, the Acquired Entities and their respective Affiliates and Representatives in connection with this Agreement, the Ancillary Agreements, the Transactions and the Financing Commitments. Notwithstanding anything to the contrary set forth herein, the Sellers may simultaneously pursue the remedies permitted pursuant to Section 9.12(b)/Section 9.12 Remedies (as defined below) along with the remedy of the payment of the Reverse Termination Fee (asserting solely in the alternative a claim for the Reverse Termination Fee following a Specified Termination in the event specific performance pursuant to Section 9.12(b) is not awarded). If the Reverse Termination Fee is due pursuant to this Section 7.3 and Buyer fails to pay such amount to the Sellers (or their designees) pursuant to the terms of this Section 7.3, then Buyer shall also be liable for (i) interest on the Reverse Termination Fee from the date such amount was originally required to be paid through the date of actual payment at the prime lending rate as published in the Wall Street Journal (Eastern Edition) in effect on the date of termination and (ii) any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers in connection with any Action to enforce the Sellers’ rights under this Section 7.3 that results in a Final Judgment against Buyer for such amount (or any portion thereof) (any such payments, collectively, the “Reverse Termination Fee Collection Amounts”).

(c)Notwithstanding anything to the contrary in this Agreement, unless and until the Closing occurs or this Agreement is terminated in accordance with Section 7.1 in a manner that is not a Specified Termination, if Buyer fails to effect the Closing when required pursuant to Section 2.3 or otherwise breaches this Agreement (including any intentional or willful breach), then the Sellers’, the Acquired Entities’ and each of their respective Affiliates’ and Representatives’ sole and exclusive remedy (regardless of Theory of Liability asserted) in respect of this Agreement, the Ancillary Agreements, the Transactions and the Financing Commitments shall, except as set forth in Section 7.3(e) and absent actual (and not constructive) fraud, be either (i) an order of specific performance of Buyer’s obligation to cause the Equity Financing to be funded and/or to consummate the Closing in accordance with, pursuant to, subject to and only to the extent expressly permitted by the terms and conditions of Section 9.12(b), and/or any other injunctive relief or specific performance available pursuant to Section 9.12 (such remedies pursuant to this clause (i) the “Section 9.12(b)/Section 9.12 Remedies”), or (ii) to terminate this Agreement in accordance with Section 7.1(c) or Section 7.1(e) and collect, if available pursuant to the terms of this Agreement, the Reverse Termination Payment Amounts from Buyer, and, upon payment of such Reverse Termination Payment Amounts by Buyer, (1) Buyer shall have no further liability or obligation of any kind relating to or arising out of (including as a result of any breach of any representation, warranty, covenant or agreement relating to or arising out of, or the termination of) this Agreement, the Ancillary Agreements, the Transactions or the Financing Commitments, (2) each Seller shall cause any Action pending in connection with this Agreement, the Ancillary Agreements, the Transactions or the Financing Commitments, to the extent maintained by a Seller or one of its Affiliates, or any Representatives of Sellers acting on behalf of Sellers, against Buyer, to be dismissed with prejudice promptly following the payment of all such Reverse Termination Payment Amounts, and (3) each Seller shall not, and shall cause its Affiliates, and Representatives acting on behalf of Sellers, not to, initiate any Action in connection with this Agreement, the Ancillary Agreements, the Transactions or the Financing Commitments. For purposes hereof, “Theory of Liability” shall mean any Actions (in each case, whether in contract or in tort, at Law or in equity, or pursuant to Law) that are based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement, the Ancillary Agreements, the Transactions or the Financing Commitments, or the negotiation, execution, performance, termination or breach (whether intentional, willful, negligent or otherwise) of this Agreement, the Ancillary Agreements or the Financing Commitments, including any representation or warranty made in, in connection with, or as an inducement to enter into, any of the foregoing and including theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise.
(d)The Parties acknowledge and agree that, subject to Section 7.3(e), in no event will (i) Buyer be required to pay (v) the Reverse Termination Payment Amounts on more than one occasion, (w) both damages under this Agreement and the Reverse Termination Payment Amounts, (x) any damages under this Agreement if the Reverse Termination Payment Amounts are paid, (y) prior to the Closing, damages in the event this Agreement is terminable as a Specified Termination, or (z) prior to any termination of this Agreement, and then solely with respect to the matters contemplated by Section 7.2, damages in the event this Agreement is terminable as a Specified Termination; (ii) both an award (x) of specific performance of Buyer’s obligation to cause the Equity Financing to be funded and/or to consummate the Closing pursuant to Section 9.12 and (y) that the Reverse Termination Fee be due from, awarded from or paid by Buyer; and (iii) any Buyer Related Party (other than Buyer Parent, in accordance with Section 9.18 of this Agreement) have any liability whatsoever with respect to, or responsibility for payment of, the Reverse Termination Payment Amounts or any damages of any kind under or pursuant to this Agreement; provided, however, that, if the Closing occurs, nothing in this clause (iii) will limit or impact the liability or obligations of any Buyer Related Party that is a named party to any Ancillary Agreement pursuant to the terms of any Ancillary Agreement.
(e)For the avoidance of doubt, nothing contained in this Section 7.3 shall limit (i) any remedies of Sellers for specific performance and injunctive relief pursuant to Section 9.12(b), (ii) any obligations of Buyer or its Affiliates under or remedies available with respect to the Confidentiality Agreements (whether in contract, or in tort or otherwise, or whether at law or in equity), and (iii) any remedies of Sellers in connection with any actual (and not constructive) fraud of Buyer pursuant to Section 7.2 of this Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall survive the Closing for the periods set forth in Section 8.3 hereof.
Section 8.2    Indemnification.
(a)Indemnification by Sellers. Subject to the provisions set forth in this ARTICLE VIII, from and after the Closing, each Seller shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including the Acquired Entities) (the “Buyer Indemnitees”) against any Losses which any Buyer Indemnitee incurs as a result of:
(i)any breach of or misrepresentation or inaccuracy in any representation or warranty set forth in (A) ARTICLE III of this Agreement, or (B) the Sellers Officer’s Certificate;
(ii)the breach by (A) Sellers of any covenant or agreement made by Sellers or any of their Affiliates (excluding any covenants or agreements arising after the Closing to be performed by one of the Acquired Entities) in this Agreement, or (B) any Seller Party (as defined in the Contribution Agreement) of any covenant or agreement made by a Seller Party in the Contribution Agreement;
(iii)to the extent not taken into account in connection with the final determination of the Final Closing Consideration pursuant to Section 2.5, any Pre-Closing Taxes;

(iv)to the extent not taken into account in connection with the final determination of the Final Closing Consideration pursuant to Section 2.5, any Acquired Entity Indebtedness or any Acquired Entity Transaction Expense;
(v)the matter set forth on Schedule 8.2(a)(v) (the “Section 8.2(a)(v) Indemnification Matter”);
(vi)the matter set forth on Schedule 8.2(a)(vi) (the “Section 8.2(a)(vi) Indemnification Matter”);
(vii)any Retained Continuing Employee Liabilities;
(viii)any Applicable Business Contribution Agreement Retained Liabilities; and
(ix)any Other Retained Liabilities.
(b)Buyer Indemnification. Subject to the provisions set forth in this ARTICLE VIII, from and after the Closing, Buyer shall, and shall cause the Acquired Entities to, jointly and severally indemnify Sellers and their respective Affiliates (the “Seller Indemnitees”) and hold Seller Indemnitees harmless against, any Losses which any Seller Indemnitee incurs as a result of:
(i)any breach of or misrepresentation or inaccuracy in any representation or warranty set forth in (A) ARTICLE IV of this Agreement, or (B) the Buyer Officer’s Certificate;
(ii)the breach by (A) Buyer or (with respect to any covenants or agreements arising after the Closing) any Acquired Entity of any covenant or agreement made by Buyer contained in this Agreement, or (B) any Acquired Entity (including LLC Holdco) or Buyer of any Applicable Acquired Entity Contribution Agreement Covenants;
(iii)any Assumed Liabilities;
(iv)any Assumed Continuing Employee Liabilities; and
(v)any Post-Closing Health and Welfare Liabilities.
Section 8.3    Survival Period. No indemnifying party will be liable with respect to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, unless written notice of a possible claim for indemnification is given by Buyer to Sellers, or any Seller to Buyer, as applicable, on or prior to (i) except for claims related to breaches of the Seller Fundamental Representations or Buyer Fundamental Representations, the date that is twelve (12) months after the Closing Date; and (ii) with respect to Seller Fundamental Representations, Buyer Fundamental Representations and Section 3.12 (Tax Matters), the date of the expiration of the statute of limitations for the matter giving rise to such claim for breach plus thirty (30) days. In addition, no Seller will be liable for indemnification unless written notice of a possible claim for indemnification with respect to claims pursuant to Section 8.2(a)(iii), is given by Buyer to Sellers on or prior to the date of the expiration of the statute of limitations for the matter giving rise to such claim, plus thirty (30) days. All covenants and agreements made in this Agreement that, by their terms, are to be performed or complied with at or prior to the Closing, and all claims with respect thereto, shall terminate at and as of the Closing. In addition, all covenants and agreements made in this Agreement that, by their terms, are to be performed or complied after the Closing, and all claims with respect thereto, shall survive the Closing in accordance with their express terms, or in the absence of such terms, until performed in accordance with their terms. Sellers will be not liable with respect to any claim pursuant to Section 8.2(a)(viii) unless written notice of a possible claim for indemnification is given by Buyer to Sellers on prior the date that is two (2) years and ninety (90) days after the Closing Date (such date, the “Assumed Liability Notice Date”). The Parties acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that the Parties intend for such time periods to be enforced as agreed by the Parties.

Section 8.4    Limitations on Indemnification.
(a)The Buyer Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(i) (other than in connection with any breach of the Seller Fundamental Representations or claims based upon Fraud by Sellers) unless the aggregate Losses for all such breaches exceed $1,037,250 (the “Deductible”) (following which the Buyer Indemnitees shall be entitled to indemnification for any Losses in excess of the Deductible, subject to Section 8.4(b) and the other terms and provisions of this ARTICLE VIII). The Seller Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(b)(i) (other than in connection with any breach of the Buyer Fundamental Representations or claims based upon Fraud by Buyer) unless the aggregate Losses for all such breaches exceed the Deductible (following which the Seller Indemnitees shall be entitled to recover indemnification for any Losses in excess of the Deductible, subject to Section 8.4(c) and the other terms and provisions of this ARTICLE VIII).
(b)The Buyer Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(i) (other than in connection with any breach of the Seller Fundamental Representations or claims based upon Fraud by Sellers) to the extent that such Losses exceed $1,037,250 (the “Seller Non-Fundamental Reps Cap”).
(c)The Seller Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(b)(i) (other than in connection with any breach of the Buyer Fundamental Representations or claims based upon Fraud by Buyer) to the extent that such Losses exceed $25,000,000.
(d)Notwithstanding anything contained herein to the contrary, indemnifiable Losses shall not include any Losses to the extent actually taken into account in connection with the determination of the Final Net Working Capital Amount and/or the Final Acquired Entity Indebtedness.

(e)All indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement.
(f)In no event shall the Sellers (as a group) have aggregate indemnification liability under Section 8.2(a) in excess of the aggregate amount of net proceeds actually received by Sellers in respect of the Purchase Price (the “Total Cap Amount”); provided, however, that the foregoing limitation will not apply in connection with any claims based upon Fraud committed by Sellers. In no event shall the Buyer have indemnification liability under Section 8.2(b) in excess of the Total Cap Amount; provided, however, that the foregoing limitation will not apply in connection with any claims based upon Fraud committed by Buyer.
(g)Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “Business Material Adverse Effect” or similar phrases contained in such representation or warranty the inclusion of which has the effect of making such representation or warranty less restrictive (as if such word, for such purposes, were deleted from such representation and warranty); provided, however, that the foregoing shall not apply with respect to (i) any materiality qualifier that is included in a defined term (e.g., Material Contracts and Material Permits), and (ii) the representation or warranty contained in clause (x) of Section 3.7.
(h)No Party shall have any right to offset in connection with any payment due pursuant to Section 5.8 or this ARTICLE VIII; provided, however, that a Party shall be entitled to exercise a right of offset pursuant to Section 5.8 or this ARTICLE VIII, as applicable: (i) as provided in any written agreement between Buyer and Sellers providing for such right of offset, or (ii) to the extent that a Party is owed an amount from such other Party pursuant to a Final Judgment.
(i)The Buyer Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(viii) of this Agreement, unless the aggregate Losses under Section 8.2(a)(viii) exceed $500,000 (the “Section 8.2(a)(viii) Deductible”) (following which the Buyer Indemnitees shall be entitled to indemnification under Section 8.2(a)(viii) for any Losses in excess of the Section 8.2(a)(viii) Deductible, subject to the other terms and provisions of this ARTICLE VIII, including the sentence below in this Section 8.4(i)). In addition, the Buyer Indemnitees shall not be entitled to recover indemnifiable Losses under Section 8.2(a)(viii) of this Agreement for any claim or series of related claims unless the aggregate amount of Losses for such claim or series of related claims under Section 8.2(a)(viii) exceed $25,000 (at which point the Buyer Indemnitees shall be entitled to indemnification against all such Losses under Section 8.2(a)(viii) with respect to such claim or series of related claims (but subject to the other terms and provisions of this ARTICLE VIII, including the sentence above in this Section 8.4(i))).
Section 8.5    Indemnification Procedures.
(a)Any indemnified party (an “Indemnitee”) making a claim for indemnification pursuant to Section 8.2 (other than in connection with a Third-Party Claim,

which will be governed by Section 8.5(b) below) must promptly give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim, which notice must describe such claim and the nature and amount of such Losses, to the extent that the nature and amount thereof are determinable at such time; provided that the failure to promptly provide such notice to an Indemnitor will not relieve the Indemnitor of its indemnification obligations pursuant to Section 8.2 except to the extent Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall have twenty (20) Business Days after its receipt of such notice of claim to respond in writing to such claim.
(b)The following procedures shall govern claims for indemnification in connection with any third-party claim made against the Indemnitee (each, a “Third-Party Claim”):
(i)In order for any Indemnitee to recover indemnification pursuant to the terms of this ARTICLE VIII in connection with any third-party claim made against the Indemnitee (a “Third-Party Claim”), such Indemnitee must notify the Indemnitor in writing of the Third-Party Claim promptly following receipt by such Indemnitee of notice of the Third-Party Claim, which notice must describe such claim and the nature and amount of such Losses, to the extent that the nature and amount thereof are determinable at such time; provided that the failure to timely provide such notice to an Indemnitor will not relieve the Indemnitor of its indemnification obligations pursuant to Section 8.2 except to the extent Indemnitor is actually and materially prejudiced thereby.
(ii)Except as otherwise provided in Section 8.5(b)(iii) below, if any Third-Party Claim is made against an Indemnitee pursuant to Section 8.5(b)(i) above, the Indemnitor shall have the right, exercisable by delivery of written notice to the Indemnitee irrevocably acknowledging the Indemnitor’s obligation to indemnify the Indemnitee for the full amount of any Losses arising from such Third-Party Claim (without regard to any limitation in Section 8.4), within twenty (20) days following the receipt of the applicable notice of claim, to control the defense, negotiation or settlement of a Third-Party Claim, and be represented by counsel of its choice (subject to the reasonable approval of the Indemnitee), in each case at its sole cost and expense with counsel selected by the Indemnitor; provided, that the Indemnitor shall not be entitled to assume or control the defense of a Third-Party Claim unless (A) it acknowledges its obligation to indemnify the Indemnitees for any Losses incurred by the Indemnitees in connection with the Third-Party Claim without regard to any limitation in Section 8.4, (B) the Third-Party Claim seeks only monetary damages and not an order, injunction or other equitable relief against the Indemnitee, (C) the Third-Party Claim does not involve any allegedly criminal activity or allegation or fraud, and (D) the Indemnitor demonstrates to the Indemnitee’s reasonable satisfaction that, as of such time, the Indemnitor has sufficient financial resources in order to indemnify for the full amount of any potential Losses in connection with such Third-Party Claim and the Losses that may result from the Third-Party Claim. If the Indemnitor so elects to assume the defense of a Third-Party Claim, (i) the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof and (ii) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor (if it so elects) shall control such defense.
(iii)Notwithstanding anything to the contrary, this Section 8.5(b)(iii) shall only apply with respect to Third-Party Claims (x) alleged by the Indemnitee to be indemnifiable under Section 8.2(a)(viii), in whole or in part, or (y) alleged by the Indemnitee to be indemnifiable under Section 8.2(a)(ix) but believed in good faith by Indemnitor to be indemnifiable under Section 8.2(a)(viii), in whole or in part; notwithstanding the foregoing, Indemnitor’s good faith belief referenced in clause (y) shall not be determinative as to whether Indemnitee’s indemnification obligation shall be under Section 8.2(a)(viii) or Section 8.2(a)(ix). If any Third-Party Claim is made against an Indemnitee pursuant to Section 8.5(b)(i) above, the Indemnitor shall have the right, exercisable by delivery of written notice to the Indemnitee irrevocably acknowledging the Indemnitor’s obligation to indemnify the Indemnitee for any Losses arising from such Third-Party Claim in accordance with and subject to the limitations set forth in ARTICLE VIII, within twenty (20) days following the receipt of the applicable notice of claim, to control the defense, negotiation or settlement of a Third-Party Claim, and be represented by counsel of its choice (subject to the reasonable approval of the Indemnitee), in each case at its sole cost and expense with counsel selected by the Indemnitor; provided, that the Indemnitor shall not be entitled to assume or control the defense of a Third-Party Claim unless (A) it acknowledges its obligation to indemnify the Indemnitees for any Losses incurred by the Indemnitees in connection with the Third-Party Claim (to the extent ultimately paid) in accordance with and subject to the limitations set forth in ARTICLE VIII, (B) the Third-Party Claim seeks only monetary damages and not an order, injunction or other equitable relief against the Indemnitee, (C) the Third-Party Claim does not involve any allegedly criminal activity or allegation or fraud, (D) the Indemnitor demonstrates to the Indemnitee’s reasonable satisfaction that, as of such time, the Indemnitor has sufficient financial resources in order to indemnify for the full amount of any potential Losses in connection with such Third-Party Claim and the Losses that may result from the Third-Party Claim, and (E) in the event that the Third-Party Claim were to be adversely decided, it is likely that the amount of Losses related to the Third-Party Claim which would be incurred or indemnifiable by the Indemnitor would be equal to or greater than the amount of payments related to the Third-Party Claim which would be incurred by the Indemnitee. If the Indemnitor so elects to assume the defense of a Third-Party Claim, (i) the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof and (ii) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor (if it so elects) shall control such defense.
(iv)If the Indemnitor chooses to defend or prosecute a Third-Party Claim, the Indemnitee shall cooperate in good faith in the defense or prosecution thereof.

If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent. If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or discharge of such Third-Party Claim if (x) pursuant to or as a result of such settlement, compromise or discharge, injunctive or other equitable relief will be imposed against the Indemnitee or (y) such settlement does not contain an unqualified release of the Indemnitee from all liabilities with respect to such Third-Party Claim (other than amounts subject to the Deductible hereunder). If the Indemnitor does not choose to defend or prosecute a Third-Party Claim, the Indemnitee shall not settle or compromise any Third-Party Claim that is subject to indemnification hereunder without the written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed).
(v)With respect to any Third-Party Claim subject to indemnification under this ARTICLE VIII: (i) both the Indemnitee and the Indemnitor, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnitee and Indemnitor agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
(c)Notwithstanding anything in Section 8.5(b) to the contrary, the Sellers shall control any defense of and all other matters related to (i) the Section 8.2(a)(v) Indemnification Matter, and/or (ii) the Section 8.2(a)(vi) Indemnification Matter; provided, however, that the Sellers shall obtain the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or discharge of the Section 8.2(a)(v) Indemnification Matter and/or the Section 8.2(a)(vi) Indemnification Matter. In addition, notwithstanding the foregoing, (A) the Sellers shall, unless otherwise consented to by Buyer in writing, cease to have the right to control the Section 8.2(a)(v) Indemnification Matter if any claim for non-monetary (e.g., injunctive) relief is made against Buyer or its Affiliates (including, following the Closing, the Acquired Entities) in connection with the Section 8.2(a)(v) Indemnification Matter, and (B) the Sellers shall, unless otherwise consented to by Buyer in writing, cease to have the right to control the Section 8.2(a)(vi) Indemnification Matter if any claim for non-monetary (e.g., injunctive) relief is made against Buyer or its Affiliates (including, following the Closing, the Acquired Entities) in connection with the Section 8.2(a)(vi) Indemnification Matter.
Section 8.6    Insurance. The amount of any indemnifiable Losses under this ARTICLE VIII shall be reduced by any amounts actually recovered by the Indemnitee under any insurance policies (which are limited to, in the case of Buyer, the R&W Insurance Policy and the Retained Seller Insurance Policies) with respect to such Losses (net, in any such case, of any reasonable out-of-pocket expenses incurred by the Indemnitee in connection with pursuing recovery under such insurance policies). In the event that any amounts are recovered by the Indemnitee under any insurance policies (which are limited to, in the case of Buyer, the R&W Insurance Policy and the Retained Seller Insurance Policies) after an indemnification claim is paid pursuant to this ARTICLE VIII, then the amount of such recovery shall be applied first, to refund any payments made by the Indemnitor which would not have been so paid had such recovery been obtained prior to such payment, which payment will be promptly made by the Indemnitee to the Indemnitor following such recovery, and, second, any excess to the Indemnitee. In addition, notwithstanding anything contained herein to the contrary, in the event of any potential indemnification claim under Section 8.2(a)(viii) of this Agreement (but excluding, for purposes of clarity, any breach of a Seller Fundamental Representation) in respect of which Buyer or its Affiliates may be reasonably entitled to recover under the R&W Insurance Policy up to the R&W Insurance Policy Limit Amount (any such claim, a “Section 8.2(a)(viii) RWI Claim”), Buyer (a) shall submit such Section 8.2(a)(viii) RWI Claim under the R&W Insurance Policy, and (b) shall promptly notify Sellers of the submission of such Section 8.2(a)(viii) RWI Claim, and (c) shall not be entitled to bring any indemnification claim pursuant to Section 8.2(a)(viii) of this Agreement with respect to such Section 8.2(a)(viii) RWI Claim (other than any claim brought solely for the purpose of maintaining the survival of such claim for purposes of the time limitations set forth in Section 8.3 hereunder) until such time that Buyer has either (x) recovered payments under the R&W Insurance Policy for loss incurred with respect to such submitted Section 8.2(a)(viii) RWI Claim, or (y) received a written denial of coverage issued by the R&W Insurance Policy Carrier with respect to such submitted Section 8.2(a)(viii) RWI Claim (any such event referenced in clauses (x) or (y) above, an “RWI Determination”); provided, however, that in the event that the RWI Determination has not occurred on or prior to the date that is 75 days following the date of the submission of such Section 8.2(a)(viii) RWI Claim by Buyer pursuant to clause (a) above (such date, the “RWI Reference Date”), then Buyer shall no longer be limited in its ability to bring an indemnification claim pursuant to Section 8.2(a)(viii) of this Agreement with respect to such Section 8.2(a)(viii) RWI Claim as provided in clause (c) above; provided, further, that in the event Buyer brings such an indemnification claim following the RWI Reference Date, Buyer shall use commercially reasonable efforts to collect any payments for loss incurred under the R&W Insurance Policy in connection with such submitted Section 8.2(a)(viii) RWI Claim following the RWI Reference Date. Notwithstanding the foregoing, for the avoidance of doubt, in no event will Buyer be required to initiate or otherwise pursue any Action against the R&W Insurance Policy Carrier in connection with any Section 8.2(a)(viii) RWI Claim. In addition, following the Closing Date, Buyer shall not (and shall cause its Affiliates not to) amend, modify or terminate the subrogation provisions of the R&W Insurance Policy (including Sections VIII.B(i) and XII.D of the R&W Insurance Policy), in a manner that would adversely affect in any material respect the Sellers or any Affiliate thereof or Non-Recourse Party associated with Sellers, without the written consent of Sellers.
Section 8.7    Mitigation. Notwithstanding anything contained herein to the contrary, no Party will be entitled to recover Losses hereunder to the extent that such Party has not mitigated any of its Losses to the extent required by applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 8.8    Adjustments. Amounts paid by any Party as indemnification payments shall be treated as adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted under applicable Law.
Section 8.9    Exclusive Remedy. The indemnification provided pursuant to this ARTICLE VIII shall be the sole and exclusive remedy for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement or related to the Transactions; provided, that the foregoing shall not affect the right of Buyer or Sellers, as applicable, (i) to seek specific performance or injunctive relief pursuant to Section 9.12 of this Agreement, (ii) to recover against any Party in connection with any claim in respect of which such Party has committed Fraud, (iii) to recover pursuant to the terms of Section 2.5 and Section 2.6 of this Agreement in accordance with the terms thereof, (iv) to recover under the terms of any Ancillary Agreement (other than the Buyer Officer’s Certificate and the Sellers Officer’s Certificate and provided that, except as otherwise expressly set forth in the Contribution Agreement, remedies under the Contribution Agreement are provided for in this ARTICLE VIII rather than under the Contribution Agreement) pursuant to the terms set forth therein, or (v) to bring a claim or recover against any Party in accordance with the terms of ARTICLE VII hereof following any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and Sellers. No course of dealing between or among Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver shall be valid only if set forth in an instrument in writing signed by (x) in the case of any waiver for the benefit of Sellers, Buyer, or (y) in the case of any waiver for the benefit of Buyer, Sellers. Notwithstanding the foregoing, this Section 9.1, Section 7.3, the first proviso set forth in Section 9.3, Section 9.7, Section 9.10, Section 9.13 and Section 9.16, as such provisions relate to the Debt Financing Sources or Debt Financing Source Related Persons in their capacity as such, shall not be amended or waived in a manner that is adverse in any material respect to any Debt Financing Source or Debt Financing Source Related Persons in their capacity as such without the prior written consent of the Debt Financing Sources party to the Debt Financing Commitment that have consent rights over amendments and/or waivers to this Agreement.
Section 9.2    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing (including by email) and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by email (if applicable) as follows:
Notices to Sellers or Seller Parent:
i3 Verticals, LLC
i3 Holdings Sub, Inc.
40 Burton Hills Boulevard, Suite 415
Nashville, Tennessee 37215
Attention:    Paul Maple
    Geoff Smith
E-Mail:    [*]
    [*]

with copies to (which shall not constitute notice to Sellers):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:    J. Page Davidson
    Kevin H. Douglas
    Tyler D. Huseman
Email:    pdavidson@bassberry.com
    kdouglas@bassberry.com
    tyler.huseman@bassberry.com

Notices to Buyer or Buyer Parent:
Payroc Buyer, LLC
7840 Graphics Drive
Tinley Park, Illinois 60477
Attention:    James Oberman
E-Mail:     [*]

with copies to (which shall not constitute notice to Buyer):

Troutman Pepper Hamilton Sanders LLP
600 Peachtree St. NE, Suite 3000
Atlanta, Georgia 30308
Attention:    Brad R. Resweber
    Mark T. Wilhelm
E-Mail:     brad.resweber@troutman.com
    mark.wilhelm@troutman.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 9.2. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt and (ii) in the case of email, on the date of transmission (if transmitted prior to 6:00 p.m. Central time) or the date after the date of transmission (if transmitted after 6:00 p.m. Central time) and, in either case, no automatic “bounceback” message regarding undeliverability is received.
Section 9.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto (x) without the prior written consent of Sellers, in the case of any assignment by Buyer, and (y) without the prior written consent of Buyer, in the case of any assignment by Sellers; provided, that without such prior written consent, Buyer may assign its rights hereunder for collateral security purposes to any Debt Financing Source providing Debt Financing to Buyer or to any other financing source, which collateral assignment shall not be effective prior to the Effective Time; provided, further that any assignment or delegation pursuant to this Agreement will not relieve the assigning Party from any of its obligations hereunder.
Section 9.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 9.5    Construction. Each Party agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both” not “either A or B but not both”) unless used in conjunction with “either”. Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “delivered”, “provided” or “made available” to Buyer means, with respect to any document or information, that the same has been made available to Buyer at least one (1) day prior to the date of this Agreement by means of the Data Room; provided, however, that no document or other materials shall be deemed to have been “delivered”, “provided” or “made available” unless a copy thereof has been posted in the Data Room in a folder within the Data Room in which a reasonable person would reasonably anticipate such document or information to be located; provided, further, that no amendment or modification to any Contract shall be deemed to have been “delivered,” “provided” or “made available” unless a copy of such amendment or modification is posted in the Data Room, notwithstanding that the original Contract or any amendments or modifications have been posted in the Data Room. The phrase “after giving effect to the Contribution” when used in this Agreement shall mean, unless the context otherwise requires, “after giving effect to the Contribution, as if it had occurred immediately prior to the execution of this Agreement.”
Section 9.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
Section 9.7    No Third-Party Beneficiaries. Except as otherwise expressly set forth in Section 5.9, Section 9.15 and Section 9.16 of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. The Debt Financing Sources and the Debt Financing Source Related Persons in their capacity as such are intended third party beneficiaries of and may rely upon and enforce Section 5.16(h), Section 7.3, Section 9.1, the first proviso set forth in Section 9.3, Section 9.10, Section 9.13, Section 9.16 and this Section 9.7 (and no amendment or modification to such provisions may be made in a manner that is adverse in any material respect to the Debt Financing Sources or the Debt Financing Source Related Persons in their capacity as such without the prior written consent of the Debt Financing Sources party to the Debt Financing Commitment that have consent rights over amendments to this Agreement).
Section 9.8    Complete Agreement
. This Agreement and the documents referred to herein (including the Ancillary Agreements) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral; provided, however, that the effectiveness of the Confidentiality Agreements will continue, subject to Section 5.5 of this Agreement.
Section 9.9    Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, electronic signature, digital imaging device (i.e., pdf format) or similar electronic format, all of which taken together shall constitute one and the same instrument.

Section 9.10    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, the Parties agree that any Action of any kind or nature (whether at law or in equity or whether based upon contract, tort or otherwise) against any Debt Financing Source that is in any way related to this Agreement or the Transactions, including any dispute arising out of or related in any way to any Debt Financing in connection with the Transactions or any transactions contemplated by the documents relating to such Debt Financing shall be governed by, construed and enforced in accordance with, the laws of the State of New York.
Section 9.11    Expenses. Except as otherwise provided herein, each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants), whether or not the Transactions are consummated.
Section 9.12    Specific Performance.
(a)Each of the Parties acknowledges and agrees that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by the other Party(ies) of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to (in addition to any other remedy that may be available to it in Law and equity, including monetary damages) (i) an injunction restraining such breach or threatened breach and (ii) an order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligations of the Parties to consummate the Transactions), without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy in law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.12. In the event that a Party institutes an Action seeking equitable relief under this Section 9.12, the End Date shall automatically be extended until such Action is finally resolved. The costs and expenses, including reasonable attorneys’ fees, of any Party prevailing in any Action brought to compel specific performance under this Section 9.12 shall be paid by the non-prevailing Party.
(b)Notwithstanding the foregoing or anything herein to the contrary, prior to the valid termination of this Agreement in accordance with Section 7.1, but without limiting the right of the Sellers to seek payment of the Reverse Termination Fee pursuant to Section 7.3

(subject to the limitations set forth in Section 9.12(c)), the Sellers shall be entitled to obtain an order of specific performance against Buyer to cause the Equity Financing to be funded (or to cause directly such Equity Financing to be funded under the Equity Financing Commitment) and/or to require Buyer to consummate the Transactions in accordance with Section 2.3 if and only if each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or (to the extent permitted by Law, in the case of the conditions set forth in Section 6.1) waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) either the Debt Financing or Alternative Debt Financing has been funded or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iii) Buyer has failed to complete the Closing at the time required by Section 2.3, and (iv) the Sellers have subsequently irrevocably confirmed to Buyer in writing that Sellers are ready, willing and able, and will take all actions to consummate the Closing and that if Buyer performs its obligations hereunder and either the Debt Financing or Alternative Debt Financing is funded, then the Closing will occur.
(c)For the avoidance of doubt, while the Sellers may pursue both (i) a grant of specific performance as and only to the extent permitted by this Section 9.12 and (ii) the payment of the Reverse Termination Fee as provided by Section 7.3, under no circumstances shall the Sellers be permitted or entitled to receive both (x) a grant of specific performance of Buyer’s obligation to cause the Equity Financing to be funded and/or to consummate the Closing and (y) payment of the Reverse Termination Fee.
(d)In no event shall the Sellers or any of their Affiliates or Representatives be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source or any Debt Financing Source Related Person, solely in their respective capacities or arrangers in connection with the Debt Financing; provided, however, that nothing in this Section 9.12(d) shall limit (i) the liability or obligations of any Debt Financing Source under the Debt Financing Commitments or Debt Financing Documents, or (ii) the liabilities or obligations of Buyer set forth in this Agreement and Buyer Parent set forth in Section 9.18 of this Agreement.
Section 9.13    Dispute Resolution.
(a)Each of the Parties hereby irrevocably and unconditionally (i) submits and consents in any suit, proceeding or Action arising out of or related to this Agreement or any Ancillary Agreement to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in the State of Delaware) (including any such suit, proceeding or Action seeking equitable relief pursuant to Section 9.12 of this Agreement), (ii) agrees that all claims in respect of any such suit, proceeding or Action must be heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Agreement in any other jurisdiction, and (v) waives any defense of inconvenient forum to the maintenance of any Action so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.13(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method. Each of the Parties agrees that a final judgment in any Action in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b)Notwithstanding Section 9.13(a), each of the Parties hereby agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source or any Debt Financing Source Related Person relating, in any such case, to (i) this Agreement, (ii) any financing in connection with the Transactions, or (iii) any of the transactions contemplated hereby or thereby, including any Action arising out of or relating in any way to any such financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof) or any New York State court sitting in the Borough of Manhattan in the City of New York, and that the provisions of Section 9.13(c) relating to the waiver of jury trial shall apply to any such Action.
(c)TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. THE PARTIES HEREBY AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE EACH SUCH PARTY’S RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 9.14    Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 9.15    Waiver of Conflicts. Recognizing that Bass, Berry & Sims PLC (“BBS”) and Frost Brown Todd LLP (“FBT”) have acted as legal counsel to the Acquired Entities prior to the Closing, and that BBS and FBT may act as legal counsel to Seller Parent, Sellers, or their respective Affiliates (which will no longer include the Acquired Entities as of the Closing) after the Closing, each of Buyer and the Acquired Entities (the “Post-Closing Buyer Group”) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with BBS or FBT representing Seller Parent, Sellers and/or their respective Affiliates after the Closing as such representation may relate to Buyer, the Acquired Entities or the Transactions or any dispute hereunder. In addition, all communications prior to the Closing involving attorney-client confidences or communications between Seller Parent, Sellers, the Acquired Entities or their respective Affiliates (the “Pre-Closing Company Group”) and their legal counsel, including BBS and FBT (collectively, the “Seller Legal Providers”), in the course of the negotiation, documentation and consummation of the Transactions or otherwise related to any dispute or Action arising under or in connection with this Agreement and the Transactions (the “Attorney Communications”) shall be deemed to be attorney-client confidences and communications that belong solely to the Pre-Closing Company Group (but not the Acquired Entities). Accordingly, following the Closing, the Post-Closing Buyer Group shall not, without Seller Parent’s consent, access any Attorney Communications, or the files of any Seller Legal Providers relating to its engagement that constitute Attorney Communications, whether or not such communications or files are in the possession of an Acquired Entity. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable portion of the Pre-Closing Company Group (but not the Acquired Entities) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Acquired Entities shall not be a holder thereof, (b) to the extent that files of the Seller Legal Providers in respect of such engagement constitute property of the client, only the applicable portion of the Pre-Closing Company Group (and not the Acquired Entities) shall hold such property rights and (c) the Seller Legal Providers shall have no duty whatsoever to reveal or disclose any such Attorney Communications or files to the Post-Closing Buyer Group by reason of any attorney-client relationship between BBS or FBT and the Acquired Entities or otherwise.
Section 9.16    Non-Recourse.
(a)This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties to this Agreement and any Ancillary Agreement, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to such Party. To the extent a named Party to this Agreement and any Ancillary Agreement (and then only with respect to the specific obligations set forth herein or therein with respect to such Party), no past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (any such person, a “Non-Recourse Party”), shall have any liability or obligations to any Party hereto under this Agreement or for any claim based on, in respect of or by reason of the Transactions.
(b)Notwithstanding anything to the contrary herein, each Seller, on behalf of itself, Seller Parent and the controlled Affiliates of Sellers and Seller Parent (the “Section 9.16 Seller Persons”), hereby (i) acknowledges that none of the Debt Financing Sources and/or any Debt Financing Source Related Person shall have any liability to the Section 9.16 Seller Persons under this Agreement or for any claim made by the Section 9.16 Seller Persons based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Financing Commitments or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Section 9.16 Seller Persons may have against any

Debt Financing Source and/or any Debt Financing Source Related Person, solely to the extent relating to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby and (iii) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source and/or any Debt Financing Source Related Person, solely to the extent brought pursuant to this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to any Section 9.16 Seller Persons.
Section 9.17    Disclosure Generally. The disclosure schedules attached to this Agreement (the “Disclosure Schedules”) have been arranged, for purposes of convenience only, as separately titled Disclosure Schedules corresponding to specified Sections of this Agreement. Any information set forth in any Disclosure Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Disclosure Schedule or Section of this Agreement and shall be deemed to modify the representations and warranties in such other Section to the extent that it is reasonably apparent from the face of the disclosure that the disclosure in one Section is applicable to other Sections. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are within or outside of the ordinary course of business. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 9.18    Buyer Parent Guarantee. As a material inducement to the Sellers to enter into this Agreement, and in return for the substantial direct and indirect benefits that Buyer Parent will realize from the Transactions, Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees to the Sellers, as primary obligor and not merely as a surety, the due and timely payment, performance and discharge of all obligations of Buyer and its successors and permitted assigns, under this Agreement, including any monetary payments to be made by Buyer in accordance with Section 7.2, and Section 7.3 (including the Reverse Termination Payment Amounts) (in any case, as applicable, the “Buyer Parent Guaranteed Obligations”). The guarantee contained in this Section 9.18 is a continuing guaranty of the full and punctual discharge and performance of the Buyer Parent Guaranteed Obligations, not of collection. Buyer Parent expressly waives promptness, diligence, notice of acceptance, presentment, demand or payment, and all other notices of any kind, and any requirement that any Person exhaust any right, remedy or power or proceed against Buyer (or any of its successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, the Buyer Parent Guaranteed Obligations. If Buyer or any of its successors or permitted assigns default in the timely discharge or performance of the Buyer Parent Guaranteed Obligations, in whole or in part, Buyer Parent shall fully and punctually discharge and perform such Buyer Parent Guaranteed Obligations. This guarantee shall remain in full force and effect until all of the Buyer

Parent Guaranteed Obligations shall have been paid and performed in full, and will be binding upon Buyer Parent, its successors and permitted assigns.
Section 9.19    Seller Parent Guarantee. As a material inducement to Buyer to enter into this Agreement, and in return for the substantial direct and indirect benefits that Seller Parent will realize from the Transactions, Seller Parent hereby absolutely, unconditionally and irrevocably guarantees to Buyer, as primary obligor and not merely as a surety, the due and timely payment, performance and discharge of all obligations of Sellers and their respective successors and permitted assigns, under this Agreement (in any case, as applicable, the “Seller Parent Guaranteed Obligations”). The guarantee contained in this Section 9.19 is a continuing guaranty of the full and punctual discharge and performance of the Seller Parent Guaranteed Obligations, not of collection. Seller Parent expressly waives promptness, diligence, notice of acceptance, presentment, demand or payment, and all other notices of any kind, and any requirement that any Person exhaust any right, remedy or power or proceed against Sellers (or any of its successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, the Seller Parent Guaranteed Obligations. If Sellers or any of their respective successors or permitted assigns default in the timely discharge or performance of the Seller Parent Guaranteed Obligations, in whole or in part, Seller Parent shall fully and punctually discharge and perform such Seller Parent Guaranteed Obligations. This guarantee shall remain in full force and effect until all of the Seller Parent Guaranteed Obligations shall have been paid and performed in full, and will be binding upon Seller Parent, its successors and permitted assigns.
* * * * *

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

PAYROC BUYER, LLC

By:	/s/ James Oberman
Name:	James Oberman
Title:	Chief Executive Officer

BUYER PARENT (solely for purposes of the applicable Guarantee Terms):

PAYROC WORLDACCESS, LLC

By:	/s/ James Oberman
Name:	James Oberman
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

LLC SELLER:

i3 VERTICALS, LLC

By:	/s/ Rick Stanford
Name:	Rick Stanford
Title:	President

CORPORATION SELLER:

i3 HOLDINGS SUB, INC.

By:	/s/ Rick Stanford
Name:	Rick Stanford
Title:	President

SELLER PARENT (solely for purposes of the applicable Guarantee Terms):

i3 VERTICALS, INC.

By:	/s/ Rick Stanford
Name:	Rick Stanford
Title:	President

[Signature Page to Securities Purchase Agreement]

ANNEX I
Applicable Accounting Practices
REDACTED

ANNEX II
Sample Net Working Capital Calculation
REDACTED

ANNEX III
Purchase Price Allocation
REDACTED

ANNEX IV
LLC Entity Purchase Price Allocation Methodology
REDACTED

EXHIBIT A
Form of Contribution Agreement
REDACTED

EXHIBIT B
Form of Restrictive Covenant Agreement
REDACTED

EXHIBIT C-1
Form of Stock/Unit Power
REDACTED

EXHIBIT C-2
Form of Equity Interest Assignment
REDACTED

EXHIBIT D
Form of Transition Services Agreement
REDACTED

EXHIBIT E
Form of Processing Services Agreement
REDACTED

EXHIBIT F-1
Form of Seller Release
REDACTED

EXHIBIT F-2
Form of Buyer Release
REDACTED